Filed Pursuant to Rule 424(B)(5)
Registration statement No. 333-141723

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 12, 2007)

5,500,000 Shares

Common Stock

This is an offering of 5,500,000 shares of common stock of Comtech Group, Inc. We are offering 4,400,000 shares of our common stock and the selling stockholders named in this prospectus supplement, including entities affiliated with our chief executive officer, are offering 1,100,000 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Our common stock is listed on the Nasdaq Global Market under the symbol “COGO.” On April 23, 2007, the last reported sale price of our common stock on the Nasdaq Global Market was $18.29 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$17.50	$96,250,000
Underwriting discounts and commissions	$0.8312	$4,571,600
Proceeds to us (before expenses)	$16.6688	$73,342,720
Proceeds to the selling stockholders (before expenses)	$16.6688	$18,335,680

We and the selling stockholders have granted the underwriters an option exerciseable for 30 days after the date of this prospectus supplement to purchase up to an additional 660,000 shares of common stock from us and an additional 165,000 shares of common stock from the selling stockholders on the same terms and conditions as set forth above if the underwriters sell more than 5,500,000 shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about April 27, 2007.

LEHMAN BROTHERS	JEFFERIES & COMPANY

BEAR, STEARNS & CO. INC.

NEEDHAM & COMPANY, LLC	C.E. UNTERBERG, TOWBIN

April 23, 2007

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus filed with the Securities and Exchange Commission, or SEC. We and the selling stockholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus supplement, the accompanying prospectus and each document incorporated by reference is accurate only as of the date of such document, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. You should read this prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our common stock, which we discuss under “Risk Factors” beginning on page S-8 of this prospectus supplement, the financial data and the related notes, and the reports included elsewhere in this prospectus supplement, before making an investment decision.

Unless the context requires otherwise, the words “Comtech,” “we,” “us,” “our” and “our company” refer to Comtech Group, Inc. and its subsidiaries, including its PRC operating companies.

Overview

We provide customized module design solutions for a diverse set of applications and end markets, serving as a gateway for our technology component suppliers to access leading electronics manufacturers in China. Our customized module design solutions allow our customers to take advantage of technology components from reputable suppliers in an efficient and cost-effective manner, thus reducing their time-to-market and lowering their overall costs. Our close collaboration with our customers’ product development teams provides us with a unique understanding of their needs, enabling us to customize our suppliers’ technology components with module designs that meet our customers’ needs. In addition, in 2006, we began offering technology and engineering services, network system integration and related training and maintenance services to telecom equipment vendors in China and in Southeast Asia.

We are focused on the mobile handset, telecom equipment and digital media end-markets in China. In the mobile handset end-market, we provide module solutions for functionalities such as LCD, camera, power supply and Bluetooth; in the telecom equipment end-market, we provide solutions for public switched telephone network, or PSTN, switches, optical transmitters, electrical signal processors and optical signal amplifiers; and in the digital media end-market, we provide solutions for digital set-top boxes and GPS applications. Over the course of our operating history, we have worked with over 200 customers, including many of the most established manufacturers in the mobile handset, telecom equipment and digital media end-markets in China such as Zhongxing Telecommunication Equipment (ZTE), Huawei and Lenovo. In addition to these original equipment manufacturers, or OEMs, our other customers include industry participants that support these OEMs, such as subsystem designers and contract manufacturers. In developing customized module design solutions for use in our customers’ products, we collaborate closely with over 30 suppliers of technology components, including many large multinational companies such as Broadcom, JDS Uniphase and Matsushita. In addition, in October 2006, we became one of the first China-based companies to license software technology and have access to selected source codes relating to digital media applications directly from Microsoft.

Based on a customer’s specific requirements, we will propose a customized module reference design, which usually incorporates technology components from our suppliers. If the customer accepts our module reference design, it will generally agree to purchase specific components contained in our proposed design from us. However, our customers and their third-party contract manufacturers are responsible for the manufacture and assembly of the customized module based on our designs. Our business model is based on generating recurring revenue by reselling specific components required in our module reference designs. The difference between the purchase price we pay our suppliers for these components and our sales price to our customers for these components compensates us for our design, technical support and distribution services.

To further broaden and deepen the relationship with our existing customers, we began offering technology and engineering services in January 2006 to help facilitate the deployment of their products both in China as well as abroad. In addition, we continue to explore and identify new end-markets where we can leverage both our design and engineering expertise. For example, in 2006, we commenced the development of location-based search applications, particularly GPS module solutions for handsets and other mobile applications.

From 2004 to 2006, our net sales grew from RMB625.7 million to RMB1,323.6 million ($169.6 million), representing a compound annual growth rate, or CAGR, of 45.4%, and our net income grew from RMB62.2 million to RMB123.3 million ($15.8 million) during the same period, representing a CAGR of 40.8%.

Industry Background

We believe that China has emerged as a major participant in the global electronics market as outsourcing and domestic demand for electronic products, including mobile handsets, telecom equipment and digital media products, continue to grow. We also believe that China is increasingly establishing itself as one of the world’s most attractive electronics manufacturing centers, where both domestic and foreign OEMs and contract manufacturers undertake extensive design and manufacturing. We believe that several industry trends will continue to drive the growth of our target end-markets:

•	Growth of the electronics end markets in China;

•	Increasing technological complexity of electronics products;

•	Globalization of Chinese electronics manufacturers;

•	Growth of China’s role as a design and manufacturing base for global technology providers; and

•	Growing outsourcing trends.

Our Competitive Strengths

We believe that our customized module design solutions allow our customers to more effectively utilize our suppliers’ enabling technology components, which in turn allows them to better compete in their targeted end-markets. We believe our competitive strengths include:

•

Broad and diversified customer base and deep customer relationships. Our broad and diversified customer base includes many major domestic mobile handset, telecom equipment and digital consumer electronics manufacturers in China and many of their supporting subsystem suppliers.

•

Differentiated business model. We facilitate our customers’ use of technology components in their end-products, thus reducing both their time-to-market and overall costs. We do not directly charge a design fee for our customized module solutions but instead are compensated by a markup on the components recommended in our design solutions.

•

Accumulated design solutions expertise. Over the years, we have developed an extensive portfolio of design solutions we can leverage to accommodate the needs of new clients or existing clients with changed needs. As such, we are able to achieve significant design cost efficiencies by reducing the need to invest the time or resources associated with designing a new solution.

•

Strong relationships with technology components suppliers. We work closely with more than 30 technology components suppliers in the design of our customized module design solutions. Our suppliers often rely on us as a means of penetrating China-based electronics manufacturers via our existing domestic relationships.

Our Strategy

We intend to strengthen our position as a technology solution provider for customers in China’s mobile handset, telecom equipment and digital media end-markets.

•

Leverage our strong customer relationships into new opportunities. We intend to drive future revenue growth and profitability by continuing to leverage our strong customer relationships and expanding the solutions we offer to them.

•

Strengthen our design and development capabilities. To meet the changing demands facing our customers, which include increasingly shorter product life cycles, we intend to continue to improve and strengthen our in-depth and diversified solution development and design capabilities.

•

Enhance our competitiveness in new product areas through strategic alliances. We intend to broaden our product offerings by leveraging our existing design and engineering expertise as well as selectively entering into strategic alliances with third parties to complement our existing capabilities.

•

Make strategic investments and acquisitions. We intend to grow and expand our business by making strategic investments in and acquiring businesses complementary to ours that will enable us to expand the solutions we offer to our existing target customer base, and that will provide opportunities to expand into new markets.

Risk Factors

An investment in our common stock involves a high degree of risk that includes risks related to our company, the industries in which we operate, China, the ownership of our common stock and this offering, including the following specific risks:

•	We must continually develop new customized module design solutions to meet customer demands.

•

We do not have any long term purchase commitments with our customers and if they do not accept our module reference designs, we will not capitalize on the invested resources, time and effort that we expended on a project.

•

Our business greatly relies on the continued services of our principal stockholder and chief executive officer, Jeffrey Kang, who has been responsible for developing and maintaining many relationships with our key suppliers and customers.

•	We depend on a limited number of key customers and key suppliers, the loss of any of which could materially impact our business.

•	We face risks associated with any future investments, acquisitions or strategic alliances we may undertake after this offering.

•	Pressure from current or future competitors could cause our solutions to lose market acceptance or require us to significantly reduce the price of our solutions to remain competitive.

See “Risk Factors” beginning on page S-8 for a more detailed description of these and other risks related to an investment in our common stock.

Our Corporate Information

Our principal executive offices are located at Suite 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, PRC, and our telephone number is 011-86-755-2674-3210. We maintain an Internet website at www.comtech.com.cn. Information contained on our website does not constitute a part of this prospectus.

The Offering

Common stock we are offering	4,400,000 shares

Common stock being offered by selling stockholders	1,100,000 shares

Common stock to be outstanding immediately after this offering	37,572,478 shares

Underwriters’ option

We and the selling stockholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase up to an additional 660,000 shares of common stock from us and an additional 165,000 shares of common stock from the selling stockholders at the public offering price less underwriting discounts and commissions, if the underwriters sell more than 5,500,000 shares of common stock in this offering.

Use of proceeds after expenses

We expect to use the net proceeds from this offering for general corporate purposes, including possible acquisitions of complementary assets or businesses. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. All of the shares being offered by the selling stockholders are being offered by Comtech Global Investment Ltd. and Ren Investment International Ltd. Our Chairman, Chief Executive Officer and President, Jeffrey Kang, controls Comtech Global Investment Ltd., and his brother, Yi Kang, is the sole director of Ren Investment International Ltd. See “Principal and Selling Stockholders.”

Lock Up Agreements

We, our selling stockholders, and our directors and executive officers have agreed, subject to certain exceptions, not to sell or transfer certain shares of the company’s common stock for a period of 90 days from the date of this prospectus supplement. See “Underwriting.”

Nasdaq Global Market symbol	COGO

The number of shares of our common stock outstanding immediately after the closing of this offering is based on 33,172,478 shares of our common stock outstanding as of April 5, 2007. The number of shares of our common stock outstanding immediately after this offering excludes:

•	1,455,444 shares of common stock issuable upon the exercise of outstanding options and warrants to purchase our common stock, with a weighted average exercise price of $3.91 per share;

•	4,800,666 additional shares of common stock reserved for issuance under our stock option plans; and

•	660,000 shares of common stock that will be issued if the underwriters exercise their over-allotment option in full.

Summary Consolidated Financial Data

The following summary consolidated statement of operations data for the five years ended December 31, 2006 and consolidated balance sheet data as of December 31, 2006, 2005, 2004, 2003 and 2002, presented below are derived from our audited consolidated financial statements and related notes thereto, which for the three years ended December 31, 2006 have been included elsewhere in this prospectus supplement. These audited consolidated financial statements and the related notes have been prepared in accordance with U.S. GAAP, and have been audited by KPMG, an independent registered public accounting firm, for the year ended December 31, 2006, and by Deloitte Touche Tohmatsu, an independent registered public accounting firm, for the years ended December 31, 2005, 2004, 2003 and 2002.

The consolidated financial statements are reported in Renminbi because all of our material operating entities are based in and operated entirely within China. Renminbi and U.S. dollar amounts are presented in thousands, except share and per share data. This data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement.

The consolidated financial statements included elsewhere in this prospectus supplement are expressed in Renminbi (“RMB”), the national currency of China. Solely for the convenience of the reader, the December 31, 2006 audited consolidated financial statements have been translated into United States dollars (“US$” or “$”) at the closing rate in New York City on December 31, 2006 for cable transfers in RMB as certified for customer purposes by the Federal Reserve Bank of New York of US$ 1.00 = RMB7.8041. No representation is made that the RMB could have been, or could be, converted into US$ at that rate or at any other certain rate on December 31, 2006, or at any other certain date.

Consolidated Statement of Operations Data

	Year Ended December 31,
	2006 $(1)	2006 RMB(1)	2005 RMB	2004 RMB	2003 RMB	2002 RMB
	(In thousands, except share and per share amounts)
Net sales
Product revenue	162,629	1,269,176	866,332	625,656	357,805	207,607
Services revenue	6,969	54,387	—	—	—	—

	169,598	1,323,563	866,332	625,656	357,805	207,607
Cost of sales
Cost of goods sold	(133,642)	(1,042,951)	(714,881)	(530,800)	(306,939)	(190,265)
Cost of services	(4,347)	(33,928)	—	—	—	—

	(137,989)	(1,076,879)	(714,881)	(530,800)	(306,939)	(190,265)
Gross profit	31,609	246,684	151,451	94,856	50,866	17,342
Selling, general and administrative expenses (2)	(11,544)	(90,097)	(38,970)	(21,092)	(20,341)	(7,461)
Research and development expenses (2)	(3,585)	(27,977)	(15,837)	(6,121)	—	—
Other operating income	24	185	180	1,110	—	—

Income from operations	16,504	128,795	96,824	68,753	30,525	9,881
Gain on disposal of a subsidiary	855	6,673	—	—	—	—
Interest expense	(371)	(2,896)	(1,762)	(2,156)	(801)	—
Interest income	942	7,352	2,493	38	54	157

Income before income taxes and minority interests	17,930	139,924	97,555	66,635	29,778	10,038
Income taxes	(1,423)	(11,104)	(6,736)	(2,300)	(1,295)	(820)

Income before minority interests	16,507	128,820	90,819	64,335	28,483	9,218

Minority interests in income of consolidated subsidiaries	(711)	(5,545)	(3,977)	(2,133)	—	—

Net income	15,796	123,275	86,842	62,202	28,483	9,218

Earnings per share
Basic	0.49	3.83	3.08	2.87	1.41	0.46

Diluted	0.47	3.64	2.94	2.84	1.41	0.46

Dividends declared per share	—	—	—	—	2.04	—

Weighted average number of common shares outstanding
Basic	32,200,044	32,200,044	28,168,274	21,690,560	20,251,075	20,251,075

Diluted	33,829,519	33,829,519	29,507,939	21,885,053	20,251,075	20,251,075

Consolidated Balance Sheet Data

	As of December 31,
	2006 $(3)	2006 RMB(3)	2005 RMB	2004 RMB	2003 RMB	2002 RMB
Cash	48,071	375,147	177,098	41,444	30,683	12,194
Accounts receivable, net of allowance for doubtful amounts	35,698	278,589	267,543	168,989	92,259	67,597
Property and equipment, net	1,588	12,395	6,904	3,317	2,961	2,371
Total assets	116,233	907,098	668,935	309,167	160,200	97,072
Total current liabilities	30,950	241,534	153,777	118,955	142,546	66,514
Total liabilities and minority interests	31,160	243,180	162,376	123,159	142,546	66,514
Total stockholders’ equity	85,073	663,918	506,559	186,008	17,654	30,558

(1)

We adopted Financial Accounting Standards No. 123R, Share Based Payments (“SFAS No. 123R”) on January 1, 2006. Prior to 2006, we applied the intrinsic value method as allowed under SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”). The adoption of SFAS No. 123R effective January 1, 2006, resulted in recognition of incremental stock-based compensation expense of RMB20.0 million ($2.6 million) for the year ended December 31, 2006.

(2)

Selling, general and administrative expenses and research and development expenses include stock-based compensation expense of RMB0.1 million, RMB0.2 million and RMB20.0 million ($2.6 million), in 2004, 2005 and 2006, respectively.

(3)	Acquisitions during 2006 did not significantly increase total assets.

RISK FACTORS

You should carefully consider the risks described below, in conjunction with other information and our consolidated financial statements and related notes included elsewhere in this prospectus supplement, before making an investment decision. You should pay particular attention to the fact that we conduct substantially all of our operations in China and are governed by a legal and regulatory environment that in some respects differ significantly from the environment that may prevail in other countries that you may be familiar with. Our business, financial condition or operating results could be affected materially and adversely by any or all of these risks. The trading price of our common stock could decline due to any or all of these risks, and you may lose all or part of your investment. An investment in our common stock consequently involves a high degree of risk that you should be aware of.

Risks Related to Our Business

Our operating results are substantially dependent on the development of new customized module design solutions.

We must continually develop new customized module design solutions that help our customers respond to competitive pressures, achieve shorter time-to-market or broaden and improve their product offerings. We may be unable to develop these new customized module design solutions in a timely or cost-efficient manner, and these new solutions may fail to meet the requirements of our customers’ end-markets. If we fail to develop new solutions that help our customers, we will lose business and our results of operations will be materially and adversely affected.

We do not have any long term purchase commitments with our customers and, accordingly, if our customers do not accept our proposed customized module design solutions or do not purchase from us the specified components contained in the proposed module reference design, our net sales will be adversely affected.

While many of our proposed customized module design solutions are accepted by our customers, there is no obligation for customers to accept our proposed solutions. We dedicate personnel, management and financial resources to research and development and technical support in developing new customized module design solutions for our customers. The time frames for most research and development projects typically range from two to 18 months. Because we do not charge a design fee for our services, but rather generate revenue through the resale of specified components contained in our proposed reference designs, if our customers do not accept our proposed designs, we will fail to capitalize on the invested resources, time and effort that we expended on a project.

Furthermore, our customers typically make purchases on a purchase order basis. Prior to submission of a purchase order, our customers are not obligated to purchase from us any quantity of specific components that we intend to sell in our proposed module reference design. Our customers may cancel or defer their purchase orders on short notice without significant penalty. Even if a customer accepts our proposed module reference design, the customer could bypass us and contract with our competitors or possibly our suppliers directly for the purchase of the specific components we otherwise had proposed to sell. The failure to accept our proposed module reference design, the loss of ongoing business from our customers or the transition away from us in favor of direct purchases from our competitors or suppliers could each result in our failure to realize potentially significant net sales.

Loss of key customers may adversely impact our net sales.

We generate the majority of our net sales from a small number of key customers, and we anticipate that a relatively small number of key customers will continue to account for a significant portion of our net sales in the foreseeable future, particularly in the telecom equipment market. In 2006, our sales to T&W Electronics, ZTE and Huawei accounted for approximately 15.9%, 8.6%, and 6.9%, respectively, of our net sales. Sales to our top 10 customers represented approximately 60.4% of our net sales in 2006. Should we lose, receive reduced orders from, or experience any adverse change in our relationship with any of our key customers, or should they decide to use solutions provided by other companies, we will suffer a substantial loss in net sales.

Reliance on our suppliers, with whom we often do not have long-term supply agreements, makes us vulnerable to the loss of one or more key suppliers or the delivery capabilities of our suppliers.

We typically rely on a limited number of key suppliers, and many customized module design solutions that we develop are designed around technology components provided by our suppliers. In 2006, Broadcom, JDS Uniphase and Matsushita, accounted for approximately 34.9%, 16.5% and 15.7%, respectively, of our cost of sales. Furthermore, although we deal with approximately ten different divisions within Matsushita, purchases of relays and connectors from Matsushita accounted for a substantial portion of our cost of sales attributable to Matsushita. We typically do not have long-term supply agreements or other forms of exclusive arrangements with our suppliers. If we lose a key supplier or a supplier reduces the quantity of products it sells to us, does not maintain a sufficient inventory level of products required by us or is otherwise unable to meet our demand for its components, we may have to expend significant time, effort and other resources to locate a suitable alternative supplier and secure replacement components. For example, on one prior occasion, one of our key suppliers experienced an interruption in its production capacity due to a relocation of its production facilities, which resulted in its inability to meet our quarterly supply requirements. If suitable replacement components are unavailable, we may be forced to redevelop certain of our solutions, which ultimately may not be accepted by our customers.

Furthermore, if our suppliers fail to introduce new products that keep up with new technologies, they may be surpassed by other suppliers entering the market with whom we may not have existing relationships. The costs and delays related to finding new suppliers or redeveloping solutions could significantly harm our business.

Our operating results fluctuate from quarter to quarter.

Our quarterly revenue, income and other operating results have fluctuated in the past and may fluctuate significantly in the future due to a number of factors, including the following:

•	the ability of our suppliers to meet our supply requirements;

•	the cancellation of large orders;

•	competitive pressures;

•	the time required for research and development;

•	changing design requirements resulting from rapid technology shifts; and

•	industry trends impacting the overall market for our customers’ end-products.

As a result of these and other factors, our results of operations may vary on a quarterly basis and net sales may be adversely affected from period to period. Our results of operations for a particular quarter may not be indicative of our future performance. If our operating results in a quarter fall below our expectations or the expectations of market analysts or investors, the price of our common stock is likely to decrease.

If we fail to attract and retain key personnel, particularly our chief executive officer, our business will be materially impaired and our financial condition and results of operations will suffer.

Our business greatly relies on the continued services of Jeffrey Kang, our principal stockholder and chief executive officer. Many relationships with our key suppliers and key customers have been developed by and continue to be maintained by Mr. Kang. Our future success will depend to a significant degree upon the performance and contribution of Mr. Kang and other members of our senior management team in areas including sales, research and development, information technology and finance. Therefore, our business and results of operations may be materially and adversely affected if Mr. Kang or other members of our senior management team leave us, which they may do at any time. In addition, we will incur additional expenses to recruit and develop senior management if one or more of our key employees are unwilling or unable to continue his or her employment with us. We do not maintain key man life insurance covering our senior management or any of our key employees.

Our future success also depends on our ability to identify, attract, hire, train, retain and motivate highly-skilled personnel. If we cannot attract and retain the personnel we require at a reasonable cost, our costs will increase and the profitability of our business could be adversely affected. Our business is especially dependent on sales, marketing, research and development, and services personnel. Competition in China for executive-level and skilled technical and sales and marketing personnel is strong, and recruiting, training, and retaining qualified key personnel are important factors affecting our ability to meet our growth objectives. Should key employees leave our company, we may lose both an important internal asset and net sales from projects in which those employees were involved.

The end-markets in which we operate are highly competitive and fragmented. Competition may intensify in the future, and if we fail to compete effectively, our business will be harmed.

Pressures from current or future competitors could cause our solutions to lose market acceptance or require us to significantly reduce our sales prices to keep and attract customers. Our competitors often have longer operating histories, stronger customer and supplier relationships, larger technical and sales teams, and/or greater financial, technical and marketing resources than we do. Although we believe that there are no direct competitors of any meaningful size who operate using the same business model as ours, we face indirect competition from:

•

Other technology component suppliers. For each project, we work with one enabling technology component supplier to compete against other enabling technology component suppliers. Consequently, we indirectly compete against our suppliers’ competitors. For example, by working with JDS Uniphase, we compete against companies such as Avanex Corp. and Bookham Inc. in supplying optical transmission module design solutions.

•

Component manufacturers and distributors. We compete indirectly with component manufacturers such as Epcos AG, and component distributors such as Arrow Electronics, Inc., Avnet Inc. and Memec Inc., which may seek to expand their product and service offerings to include customized module design solutions.

We may also face indirect competition from customers and suppliers. Currently many of our customers and suppliers do not focus on customized module design. If our customers or suppliers decide to devote more time and resources to in-house module design, the demand for our solutions may decline. In addition, our customers may change their procurement strategy or decide to rely on us primarily for component delivery and not for integration or design work. Similarly, component suppliers may also seek to offer their component products or modules incorporating key components from our solutions directly to our customers. The loss of customers for our customized module design solutions as a result of these competitive factors would have a material adverse effect on our business, financial condition and results of operations.

As we expand our business, we intend to develop new customized module design solutions and technological capabilities in end-markets where we do not currently have extensive experience or technological capability. Failure to develop or execute this growth strategy will have a material adverse effect on our net sales.

Prior to 2005, we derived substantially all of our net sales from our customized module design solutions provided to customers in the mobile handset and telecom equipment end-markets. In 2005, we began targeting the digital media end-market and in 2006, we began our engineering services businesses, which to date has related primarily to engineering services provided to Huawei. Our success in the digital media end-market will depend, in significant part, on our ability to continue to develop the necessary technological capability and to leverage our existing customer base that has expanded into this end-market. If we are unable to quickly develop technological expertise, increase our research and development capabilities and leverage our customer base as anticipated, our return on our investment with respect to these efforts may be lower than anticipated and our operating results may suffer. Finally, our customer base may not respond to our efforts to expand our proprietary capabilities and may be unwilling to utilize these enhanced capabilities.

We may be unable to manage rapid growth and a changing operating environment, which could adversely affect our ability to serve our customers and harm our business.

We have experienced rapid growth over the last five years, with our net sales increasing from RMB207.6 million in 2002 to RMB1,323.6 million ($169.6 million) in 2006. Our number of employees has increased from approximately 30 in 2001 to approximately 700 as at December 31, 2006. We have limited operational, administrative and financial resources, which may be inadequate to sustain our current growth rate. If we are unable to manage our growth effectively, the quality of our solutions could deteriorate and our business may suffer. As our customer base increases and we enter new end-markets, we will need to:

•	increase our investments in personnel, research and development capabilities, facilities and other operational areas;

•	continue training, motivating and retaining our existing employees, and attract and integrate new qualified employees;

•	develop and improve our operational, financial, accounting and other internal systems and controls; and

•	take enhanced measures to protect any proprietary technology or technological capability we develop.

Any failure to manage our growth successfully could distract management’s attention and result in our failure to serve our customers and harm our business.

We face risks associated with future investments or acquisitions.

An important component of our growth strategy is to invest in or acquire businesses complementary to ours that will enable us to expand the solutions we offer to our existing target customer base, and that will provide opportunities to expand into new markets. We may be unable to identify suitable investment or acquisition candidates or to make these investments or acquisitions on a commercially reasonable basis, if at all. If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction.

Integrating an acquired company or technology is complex, distracting and time consuming, as well as a potentially expensive process. The successful integration of an acquisition would require us to:

•	integrate and retain key management, sales, research and development, and other personnel;

•	incorporate the acquired products or capabilities into our offerings both from an engineering and sales and marketing perspective;

•	coordinate research and development efforts;

•	integrate and support pre-existing supplier, distribution and customer relationships; and

•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

The geographic distance between the companies, the complexity of the technologies and operations being integrated and the disparate corporate cultures being combined may increase the difficulties of combining an acquired company or technology. Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. Management’s focus on integrating operations may distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts.

Our acquisition strategy also depends on our ability to obtain necessary government approvals that may be required, as described under “—Risks Related to Doing Business in China—Our acquisition strategy may be subject to SDRC approval under legislation enacted in 2004.”

Our competitive position could decline if we are unable to obtain additional financing to acquire businesses or technologies that are strategic for our success, or otherwise execute our business strategy.

We believe that our current cash will be sufficient to fund our working capital and capital expenditure requirements for at least the next twelve months. However, we may need to raise additional funds to support more rapid expansion, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We cannot assure you that additional funding will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited.

The unauthorized use of our module design solutions could have a material adverse impact on our net sales.

Our in-house design engineering teams develop our customized module design solutions. We typically do not have patent or other intellectual property protection for our solutions, nor do we typically have non-disclosure or confidentiality agreements with most of our suppliers or customers to keep our design specifications confidential. Suppliers or other competitors may attempt to circumvent us by selling products or providing module design solutions directly to our customers. The unauthorized use by our suppliers or other competitors of our module design solution specifications or other intellectual property in the future would result in a substantial decrease in our net sales. The validity, enforceability and scope of protection of intellectual property in China is uncertain and still evolving, and PRC laws may not protect intellectual property rights to the same extent as the laws of some other jurisdictions, such as the United States. Moreover, litigation may be necessary in the future to enforce any intellectual property rights we may establish or acquire in the future, which could result in substantial costs and diversion of our resources, and have a material adverse effect on our business, financial condition and results of operations.

We became a public company through a share exchange with a non-operating public shell company, where we were the accounting acquirer and assumed all known and unknown potential liabilities of our predecessor entity.

Our July 2004 share exchange with Trident was accounted for as a reverse merger in which Comtech Cayman was deemed the accounting acquirer and Trident, which was originally incorporated in 1917, was the legal acquirer. We have retained all the known and unknown liabilities of Trident. In addition to the threatened litigation discussed in “Business—Legal Proceedings”, we cannot guarantee that other potential liability will not come to our knowledge in the future.

We depend solely upon contractual agreements with the two stockholders of Shenzhen Comtech in conducting our business through Shenzhen Comtech and Shanghai E&T and receiving payments, which may not be as effective in providing operational control as direct ownership and may be difficult to enforce. Further, if the PRC government finds these contractual agreements violate or conflict with PRC governmental regulations, our business would be materially adversely affected.

At the time of its incorporation, foreign shareholding in a commercial trading business such as Shenzhen Comtech could not exceed 65%. With subsequent PRC deregulation, foreign ownership of such a commercial trading business can now reach 100%, and approval of foreign ownership of companies in the PRC engaged in commercial trading businesses — which includes agency trade, wholesale, retail and franchise operations is now delegated to local government agencies of the PRC Ministry of Commerce. In order to exercise control over Shenzhen Comtech (a PRC operating company legally permitted to engage in a commercial trading business), without direct shareholding by us (a U.S.-listed company and therefore a foreign-invested entity), Honghui Li, our vice president, and Huimo Chen, the mother of our principal stockholder and chief executive officer, Jeffrey Kang, hold 99% and 1%, respectively, of the equity interests of Shenzhen Comtech. Honghui Li, Huimo Chen and Comtech China (BVI), our 100% directly owned subsidiary, entered into deeds on December 12, 2006 and July 14, 2005, respectively, and Honghui Li, Huimo Chen, Comtech China (BVI) and Shenzhen Comtech entered into a further agreement on April 12, 2007 (collectively, the contractual agreements). Through these contractual agreements with us, Honghui Li and Huimo Chen hold such equity interests exclusively for the benefit of Comtech China (BVI). Shenzhen Comtech, in turn owns a 60% equity interest in another of our PRC operating companies, Shanghai E&T, with the other 40% being held by Comtech China (BVI) through contractual agreements. Honghui Li, Shenzhen Comtech and Comtech China entered into deeds on 12 December 2006, and Honghui Li, Shenzhen Comtech, Comtech China and Shanghai E&T entered into a further agreement on 12 April 2007 (collectively, the contractual agreements). Under these contractual agreements, Shenzhen Comtech owns a 35% equity interest in Shanghai E&T for the benefit of Comtech China (BVI) and Honghui Li owns a 5% equity interest in Shanghai E&T for the benefit of Comtech China (BVI). While we do not have any equity interest in Shenzhen Comtech and Shanghai E&T, through these contractual agreements, we enjoy voting control and are entitled to the rights and interests associated with their equity interest in Shenzhen Comtech and Shanghai E&T. In addition, Comtech China (BVI) or its designee enjoys an option under the contractual agreements to purchase the equity interest in Shenzhen Comtech and Shanghai E&T to the extent permitted by PRC law. To secure the performance of their respective obligations under these respective contractual agreements, each shareholder of Shenzhen Comtech and Shanghai E&T has agreed to pledge their equity interest in these two companies to Comtech China (BVI). These contractual agreements may not be as effective in providing us with substantial control over Shenzhen Comtech and Shanghai E&T as direct ownership because we rely solely on the performance of Honghui Li, Huimo Chen, Shenzhen Comtech and Shanghai E&T under the contractual agreements. If they fail to perform their respective obligations under the contractual agreements, we may have to incur substantial costs and resources to enforce such agreements and may not be able to do so in any case. Further, the profits of Shenzhen Comtech and Shanghai E&T may not be able to be remitted outside China due to foreign exchange controls. Also, we must rely on legal remedies under applicable laws, which may not be as effective as those in the United States. Because we rely on Shenzhen Comtech and Shanghai E&T in conducting our business operations in China, the realization of any of these risks relating to our corporate structure could result in a material disruption of our business, diversion of our resources and the incurrence of substantial costs, any of which could materially and adversely affect our operating results and financial condition.

In the opinion of our PRC counsel, Horizon Law Firm, the ownership structure of Shenzhen Comtech and the contractual agreements among Comtech China, Honghui Li, Huimo Chen and Shenzhen Comtech and that of Shanghai E&T and the contractual agreements among Comtech China, Comtech Shenzhen, Honghui Li and Shanghai E&T do not violate existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including but not limited to the laws and regulations governing the validity and enforcement of these contractual agreements. Accordingly, we cannot assure you that PRC regulatory authorities will not determine that these contractual agreements violate or conflict with PRC laws or regulations.

If we or our PRC operating companies, Shenzhen Comtech and Shanghai E&T, are found to violate any existing or future PRC laws or regulations, the relevant regulatory authorities will have broad discretion in dealing with such violation, which would cause significant disruptions to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Industry

Our inability to respond quickly and effectively to rapid technological advances and market demands would adversely impact our competitive position and our results of operations.

Historically, we have focused on the mobile handset, telecom equipment and digital media end-markets in China. The mobile handset, telecom equipment and digital media end-markets are characterized by rapid technological advances, intense competition, frequent introduction of new products and services and consumer demand for greater functionality, lower costs, smaller products and better performance. We must constantly seek out new products and develop new solutions to maintain in our portfolio. We have experienced and will continue to experience some solution design obsolescence. We expect our customers’ demands for improvements in product performance to increase, which means that we must continue to improve our design solutions and develop new solutions to remain competitive and grow our business. Our failure to compete successfully for customers will result in price reductions, reduced margins or loss of market share, any of which would harm our business, results of operations and financial condition.

A large portion of our net sales currently comes from sales to manufacturers in the cyclical mobile handset, telecom equipment and digital media end-markets and cyclical downturns could harm our operating results.

The mobile handset and telecom equipment end-markets in particular are highly cyclical and have experienced severe and prolonged downturns, often in connection with maturing product cycles and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. The impact of slowing end-customer demand may be compounded by higher than normal levels of equipment and inventories among our customers and our customers’ adjustments in their order levels, resulting in increased pricing pressure. The digital media industry may also experience cyclical fluctuations, as well as fluctuations relating to how quickly certain new digital media products and technologies are adopted by the market.

In addition, our recent and significant growth in net sales resulted, in large part, from the high growth in sales of products manufactured by domestic mobile handset, telecom equipment and digital consumer electronics manufacturers in China. These domestic manufacturers may not continue to grow their sales at historical levels, if at all. The stagnation or reduction in overall demand for mobile handset, telecom equipment and digital media products would materially affect our results of operations and financial condition.

The mobile handset end-market is characterized by a short product lifecycle, making time-to-market and sensitivity to customer needs critical to our success and our failure to respond will harm our business.

Mobile handsets typically have a lifecycle of approximately six to 12 months before the handset becomes obsolete. Time-to-market, both with respect to our customers’ ability to supply consumers with timely and marketable products and our ability to provide our customers with a wide array of latest generation customized module design solutions, is critical to our success. As design cycles in the industry shorten, we face logistical challenges in providing our solutions in an increasingly shorter timeframe. If we are unable to respond to the shortened lifecycles and time-to-market, our business will suffer.

Risks Related to Doing Business in China

There are substantial risks associated with doing business in China, including those set forth in the following risk factors.

Our operations may be adversely affected by China’s economic, political and social conditions.

Substantially all of our operations and assets are located in China and substantially all of our net sales are derived from our operations in China. Accordingly, our results of operations and future prospects are subject to economic, political and social developments in China. In particular, our results of operations may be adversely affected by:

•	changes in China’s political, economic and social conditions;

•	changes in policies of the government or changes in laws and regulations, or the interpretation of laws and regulations;

•	changes in foreign exchange regulations;

•	measures that may be introduced to control inflation, such as interest rate increases; and

•	changes in the rate or method of taxation.

The PRC economy has historically been a planned economy. The majority of productive assets in China are still owned by various levels of the PRC government. In recent years the government has implemented economic reform measures emphasizing decentralization, utilization of market forces in the development of the economy and a high level of management autonomy. Such economic reform measures may be inconsistent or ineffectual, and we may not benefit from all such reforms. Furthermore, these measures may be adjusted or modified, possibly resulting in such economic liberalization measures being applied inconsistently from industry to industry, or across different regions of the country.

In the past twenty years, China has been one of the world’s fastest growing economies in terms of gross domestic product, or GDP. This growth may not be sustainable. Moreover, a slowdown in the economies of the United States, the European Union and certain Asian countries may adversely affect economic growth in China which depends on exports to those countries. Our financial condition and results of operations, as well as our future prospects, would be materially and adversely affected by an economic downturn in China.

The discontinuation of the preferential tax treatments currently available to some of our PRC operating companies could materially adversely affect our results of operations.

Our results of operations may be adversely affected by changes to or expiration of preferential tax treatments currently enjoyed by some of our PRC operating companies. The statutory tax rate generally applicable to Chinese companies is 33% through 2007, and 25% from January 1, 2008 under the new tax law described below. However, as a result of certain pre-existing preferential tax incentives, our operations have been subject to relatively low tax liabilities. Tax that would otherwise have been payable without preferential tax treatment amounted to approximately RMB34.4 million ($4.4 million) in 2006. For additional details regarding these tax incentives, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation.”

On March 16, 2007, the National People’s Congress of China passed the PRC Enterprise Income Tax Law, which will take effect as of January 1, 2008. In accordance with the new law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises. Enterprises established prior to March 16, 2007 eligible for preferential tax treatment in accordance with currently prevailing tax laws and administrative regulations shall, under the regulations of the State Council, gradually become subject to the new tax rate over a five-year transition period starting from January 1, 2008, the effective date of the new law. We expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, details regarding implementation of this new law are expected to be provided in the form of one or more implementing regulations to be promulgated by the PRC government and the timing of the issuance of such implementing regulations is currently unclear.

The telecommunications industry is extensively regulated in China.

The telecom equipment end-market accounted for 34.4% of our net sales in 2006. China’s telecommunications industry is heavily regulated. The Ministry of Information Industry, which is the primary telecommunications industry regulator in China, is responsible for formulating policies and regulations for the telecommunications industry including on matters such as tariffs and service quality, granting telecommunications licenses, allocating frequency spectrum and numbers, formulating interconnection and settlement arrangements between telecommunications operators, and enforcing industry regulations. Telecommunications operators are subject to various regulatory requirements and failure to comply with such requirements may subject them to mandatory penalties or other punitive measures, any of which could have a material adverse effect on their operations and financial condition. Changes in regulations affecting the business of telecommunication operators could adversely affect the telecom equipment end-market for our solutions, which would materially harm our business.

PRC government control of currency conversion may affect our ability to meet foreign currency obligations.

Because the majority of our net sales are denominated in Renminbi, any restrictions on currency exchange may limit our ability to use revenue generated in Renminbi to meet our foreign currency obligations, such as settling the purchase of materials which may be denominated in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, once certain procedural requirements are met, Renminbi is convertible for current account transactions, including trade and service-related foreign exchange transactions and dividend payments, but not for capital account transactions, including direct investment, loans or investments in securities outside China, without prior approval of the PRC State Administration of Foreign Exchange, or SAFE, or its local counter-parts. Since a significant amount of our future revenues will continue to be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in China to fund our business activities outside of China, if any, or expenditures denominated in foreign currencies, or our ability to meet our foreign currency obligations, which could have a material adverse effect on our business, financial condition and results of operations. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of Renminbi with respect to foreign exchange transactions.

Recent PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activities, and the failure by our stockholders who are deemed as PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, promulgated regulations that require PRC residents and PRC corporate entities to register with and obtain approvals from relevant PRC government authorities in connection with their direct or indirect offshore investment activities. These regulations apply to our stockholders who are deemed as PRC residents in connection with our prior and any future offshore acquisitions.

The SAFE regulation required retroactive registration by March 31, 2006 of direct or indirect investments previously made by PRC residents in offshore companies prior to the implementation of the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies on November 1, 2005. If a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profits to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries, and may be prohibited from receiving capital contributions, shareholder loans or other payments from our offshore parent company, and may be further prohibited from making payments to or receiving payments from other overseas entities. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

Our PRC resident stockholders have not completed their registrations with SAFE under the SAFE regulation, in part, due to prior confusion over the application of the SAFE regulation to our company. For example, in 2005, some of our PRC resident stockholders attempted to register with SAFE in Shenzhen under predecessor regulations to the SAFE regulation, but were informed by Shenzhen SAFE that the SAFE regulation did not apply to them. These PRC resident stockholders did not realize they were required to register under the new SAFE regulations. Further, even if our PRC resident stockholders do apply for SAFE registration, they may not be able to obtain such registration at the discretion of SAFE due to various reasons including their failure to comply with the retroactive SAFE registration requirement prior to March 31, 2006, the statutorily prescribed deadline for compliance. The failure or inability of our PRC resident stockholders to obtain any required approvals or make any required registrations may subject us to fines and legal sanctions, prevent us from being able to make distributions or pay dividends, or to receive capital contributions or shareholder loans or other payments, or to utilize all or a portion of the proceeds from this offering within China, as a result of which our business operations and our ability to distribute profits to you or capitalize our operations in China could be materially and adversely affected.

Our acquisition strategy may be subject to SDRC approval under legislation enacted in 2004.

The State Development and Reform Commission, or SDRC, promulgated a regulation in 2004 that requires SDRC approval in connection with direct or indirect offshore investment activities by individuals who are deemed as PRC residents and PRC corporate entities. This regulation may apply to our future offshore or cross-border acquisitions, as well as to the equity interests in offshore companies held by our PRC stockholders who are deemed as PRC residents. We intend to make all required application and filings, and will require the stockholders of the offshore entities in our corporate group who are deemed as PRC residents to make the application and filings, as required under the regulation and under any implementing rules or approval practices that may be established under this regulation. However, because this regulation lacks implementing rules, approval precedents or reconciliation with other approval requirements, it remains uncertain how this regulation, and any future legislation concerning offshore or cross-border transactions, will be interpreted and implemented by the relevant governmental authorities. The approval criteria by SDRC agencies for outbound investment by PRC residents are not provided under this regulation or other SDRC regulations. Accordingly, we cannot provide any assurances that we will be able to comply with, qualify under or obtain any approval as required by this regulation or other related legislations. Our failure or the failure of our PRC resident stockholders to obtain SDRC approvals may restrict our ability to acquire a company outside of China or use our entities outside of China to acquire or establish companies inside of China, which could negatively affect our business and future prospects.

PRC laws and our corporate structure may restrict our ability to receive dividends and payments from, and transfer funds to, our PRC operating companies, which may negatively affect our results of operations and restrict our ability to act in response to changing market conditions.

Substantially all of our operations are conducted through our PRC operating companies. The ability of our PRC operating companies to make dividends and other payments to us may be restricted by factors such as changes in applicable foreign exchange and other laws and regulations. For example, under the SAFE regulations discussed above, the foreign exchange activities of our present or prospective PRC subsidiaries are conditioned upon compliance with the SAFE registration requirements by the stockholders of our offshore entities who are deemed as PRC residents. Failure to comply with these SAFE registration requirements may substantially restrict or prohibit the foreign exchange inflow to and outflow from our PRC subsidiaries, namely Comtech Communications, Comtech Software, Viewtran Technology (Shenzhen) Co., Limited (Viewtran PRC), Shenzhen Huameng Software Company Limited (Huameng PRC) and Comloca Technology (Shenzhen) Company Limited

(Comloca PRC), including, remittance of dividends and foreign-currency denominated borrowings by these PRC subsidiaries. In addition, our PRC operating companies are required, where applicable, to allocate a portion of their net profit to certain funds before distributing dividends, including at least 10% of their net profit to certain reserve funds until the balance of such fund has reached 50% of their registered capital. These reserves can only be used for specific purposes, including making-up cumulative losses of previous years, conversion to equity capital, and application to business expansion, and are not distributable as dividends. The net profit available for distribution from our PRC operating companies is determined in accordance with generally accepted accounting principles in China, which may materially differ from a determination performed in accordance with U.S. GAAP. As a result, we may not receive sufficient distributions or other payments from these entities to enable us to make dividend distributions to our stockholders in the future, even if our U.S. GAAP financial statements indicate that our operations have been profitable.

We do not directly own the equity interest in Shenzhen Comtech, which accounted for approximately 7.1% of our net sales in 2006, or Shanghai E&T, which is 60% owned by Shenzhen Comtech and 40% by Comtech China through contractual agreements with Shenzhen Comtech and Honghui Li respectively, and which accounted for approximately 6.5% of our net sales in 2006. Honghui Li and Huimo Chen, the shareholders of Shenzhen Comtech, have contractually agreed, among others things, to apply all dividends or other payments they receive from Shenzhen Comtech to payments to our 100% directly owned subsidiary, Comtech China, or its designated entities, for valid and valuable consideration and to the extent permitted by applicable PRC law, including PRC foreign exchange law. PRC law and regulatory requirements would currently restrict the ability of the shareholders of Shenzhen Comtech, based solely upon the contractual agreement, to directly apply the dividends, the profits, the proceeds or other payments they receive from Shenzhen Comtech in U.S. dollars to payments to Comtech China or in Renminbi to Comtech China’s designated entities in China. For example, the PRC foreign exchange authorities would have discretion to review the adequacy of the consideration given in exchange for the application of any dividends, the profits, proceeds or payments from Shenzhen Comtech to Comtech China. If Honghui Li and Huimo Chen fail to apply such dividends or other payments received from Shenzhen Comtech, which might include profit distributions from Shanghai E&T to Shenzhen Comtech, to payments to Comtech China or its designated entities, our financial condition would be negatively affected. Apart from the dividend distribution from our PRC subsidiaries to us, the transfer of funds from our company to our PRC operating companies, either as a shareholder loan or as an increase in registered capital or otherwise, is subject to registration or approval with or by PRC governmental authorities, including the relevant administration of foreign exchange and/or other relevant examining and approval authorities. These limitations on the free flow of funds between us and our PRC operating companies may restrict our ability to act in response to changing market conditions.

Fluctuations in exchange rates could adversely affect our business.

Because a majority of our earnings and cash assets are denominated in Renminbi, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value any dividend we may issue after this offering that will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future. In addition, a depreciation of the Renminbi relative to the U.S. dollar would have the effect of reducing our U.S. dollar-translated net sales and increasing the debt servicing requirements for our U.S. dollar-denominated debt. On the other hand, the appreciation of the Renminbi would make our customers’ products more expensive to purchase outside of China because many of our customers are involved in the export of goods, which could adversely affect their sales, thereby eroding our customer base and adversely affecting our results of operations.

Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although currently the Renminbi exchange rate versus the U.S. dollar is restricted to a rise or fall of no more than 0.3% per day and the

People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited and we may not he able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

The legal system in China has inherent uncertainties that may limit the legal protections available to you as an investor or to us in the event of any claims or disputes with third parties.

The legal system in China is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. As China’s foreign investment laws and regulations are relatively new and the legal system is still evolving, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit the remedies available to you as an investor and to us in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

The approval of the Chinese Securities Regulatory Commission may be required in connection with this offering under a recently adopted PRC regulation, and if required, we cannot currently predict whether we will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, requires offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. We believe, based on the advice of our PRC counsel, Horizon Law Firm, that this regulation does not apply to us or this offering and that CSRC approval is not required because such acquisition was completed long before September 8, 2006 when the new regulation became effective. On September 21, 2006, the CSRC published a notice specifying the documents and materials that are required to be submitted for obtaining the CSRC approval. In the opinion of our PRC counsel, Horizon Law Firm, the new notice does not contradict its interpretation of the new regulation, nor does it add greater clarity to the applicability of the new regulation to us. Based on the advice we have received from our PRC counsel, Horizon Law Firm, we do not intend to seek the CSRC approval in connection with this offering.

Since the new regulation has only recently been adopted, there may be some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or other PRC regulatory agencies subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit payment or remittance of dividends by Comtech China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable to us, to halt this offering before settlement and delivery of the shares being offered by us.

You may experience difficulties in effecting service of legal process and enforcing judgments against us and our management.

Substantially all of our operations and assets are located in China. In addition, most of our directors, executive officers and some of the experts named in this document reside within China, and many of the assets of these persons are also located within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these directors or executive officers or some of the experts named in this document, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC legal counsel, Horizon Law Firm, has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of court judgments. As a result, recognition and enforcement in China of judgments of a court of the United States or any other jurisdictions, including judgments against us or our directors, executive officers, or the named experts, may be difficult or impossible.

We face risks related to health epidemics and outbreaks of contagious diseases, including avian influenza and Severe Acute Respiratory Syndrome, or SARS.

Our business could be adversely affected by the effects of avian influenza, SARS or other epidemics or outbreaks of contagious diseases. There were recent reports of outbreaks of a highly pathogenic avian influenza, or avian flu, caused by the H5N1 virus in certain regions of Asia and Europe. In 2005 and 2006, there were reports on the occurrences of avian flu in various parts of China, including some confirmed human cases. A major outbreak of avian flu in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, particularly in Asia. Additionally, a recurrence of SARS, a highly contagious form of atypical pneumonia, similar to the occurrence in 2003 which affected China, Hong Kong, Taiwan, Singapore, Vietnam and certain other countries, would also have similar adverse effects. Since all of our operations and substantially all of our customers and suppliers are based in Asia, an outbreak of avian flu, SARS or other contagious diseases in China, other places in Asia or elsewhere, or the perception that such outbreaks could occur, and the measures taken by the governments of countries affected, would adversely affect our business, financial condition or results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreaks of avian flu, SARS or any other epidemics.

Risks Related to Our Common Stock

Our principal shareholder and chief executive officer beneficially owns a significant portion of our common stock. As a result, the trading price for our shares may be depressed due to market perception that our principal shareholder and chief executive officer will be able to take actions that may be adverse to your interests.

Jeffrey Kang, our principal stockholder and chief executive officer, directly and through entities he controls, currently beneficially owns approximately 32.8% of our issued and outstanding common stock. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with only one or very few controlling stockholders. Furthermore, Mr. Kang has the ability to significantly influence the outcome of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change of control would benefit you.

Failure to comply with recently enacted changes in securities laws and regulations could adversely affect our stock price.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, public companies are required to include a report of management on the company’s internal controls over financial reporting in their annual reports on

Form 10-K and the public accounting firm auditing a company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. If we are unable in the future to conclude that we have effective internal controls over financial reporting, or if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of future year ends, as required by Section 404 of the Sarbanes-Oxley Act, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with SEC reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect our stock price.

Risks Relating to this Offering

The trading prices of our shares have been and are likely to continue to be volatile, which could result in substantial losses to you.

The trading prices of our shares have been and are likely to continue to be volatile. Since January 1, 2005, the trading price of our shares on the Nasdaq Global Market has ranged from $4.63 to $19.89 per share, and the last reported sale price on April 23, 2007 was $18.29 per share. The trading prices of our shares could fluctuate widely in response to factors beyond our control. In particular, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our shares. In recent years, a number of PRC companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards PRC companies listed in the United States and consequently may impact the trading performance of our shares. In addition, in late February 2007, the securities markets in the United States, China and other countries experienced the largest decline in share prices since September 2001. These broad market and industry factors may significantly affect the market price and volatility of our shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for specific business reasons. In particular, factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions or sales of large blocks of our shares, could cause the market price for our shares to change substantially. Any of these factors may result in large and sudden changes in the volume and trading price of our shares. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our financial condition and results of operations.

Future sales of shares could have an adverse effect on the market price of our common stock.

A significant portion of our shares are held by a small number of stockholders. Historically, trading volume of our shares has been relatively low. Sales by our current stockholders of a substantial number of shares could significantly reduce the market price of our common stock. These sales could also impede our ability to raise future capital.

As of April 5, 2007, we had 33,172,478 shares of common stock outstanding, most of which shares may be sold in the public market subject to, with respect to shares of common stock held by affiliates and shares issued between 12 and 24 months ago, the volume restrictions and/or manner of sale requirements of Rule 144 under the Securities Act. These shares are freely tradable without restriction or further registration, subject to the related prospectus delivery requirements.

As of April 5, 2007, we had stock options outstanding to purchase an aggregate of 1,428,519 shares of common stock and warrants outstanding to purchase 25,925 shares of our common stock. To the extent that the options and warrants are exercised, they may be exercised at prices below the price of our shares of common stock on the public market, resulting in a significant number of shares entering the public market and the dilution of our common stock. In addition, in the event that any future financing should be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

We have broad discretion over the use of the net proceeds received by us from this offering.

We have broad discretion over the use of net proceeds received by us from this offering. Although we expect to use the net proceeds we will receive for general corporate purposes, including acquisitions of complementary assets or businesses, we have not identified any specific uses. Accordingly, you will be relying on the judgment of our board of directors and management regarding the application of these net proceeds.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “anticipate,” “believe,” “expect,” “can,” “continue,” “could,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “should” or “will” or the negative of these terms or other comparable terminology but the absence of these words does not necessarily mean that a statement is not forward-looking. These statements are only predictions. Uncertainties and other factors, including the risks outlined in the section entitled “Risk Factors” in this prospectus supplement, may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

•	the availability and cost of products from our suppliers incorporated into our customized module design solutions;

•	changes in end-user demand for the products manufactured and sold by our customers;

•	general and cyclical economic and business conditions, domestic or foreign, and, in particular, those in China’s mobile handset, telecom equipment and digital media industries;

•	the rate of introduction of new products by our customers;

•	the rate of introduction of enabling technologies by our suppliers;

•	changes in our pricing policies or the pricing policies of our competitors or suppliers;

•	the success of our new engineering services business;

•	our ability to compete effectively with our current and future competitors;

•	our ability to manage our growth effectively, including possible growth through strategic alliances and acquisitions;

•	our ability to enter into and renew key corporate and strategic relationships with our customers and suppliers;

•	our implementation of stock-based compensation plans;

•

changes in the favorable tax incentives enjoyed by our PRC operating companies as well as how recent changes in PRC enterprise income tax laws generally will be interpreted and enforced by the PRC tax authorities;

•	foreign currency exchange rates fluctuations;

•	adverse changes in the securities markets; and

•	legislative or regulatory changes in China.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included elsewhere in this prospectus supplement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our expectations are as of the date of this prospectus supplement, and we do not intend to update any of the forward-looking statements after the filing date to conform these statements to actual results, unless required by law. Your should, however, review the factors and risks we describe in this prospectus supplement and the accompanying prospectus and the reports we file from time to time with the SEC, after the date of this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 4,400,000 shares of common stock that we are offering will be approximately $72.3 million, after deducting underwriting discounts and commissions and offering expenses payable by us. We intend to use the net proceeds of the offering for general corporate purposes, including possible acquisitions of complementary assets or businesses. Pending application of the proceeds for these purposes, we intend to invest the net proceeds in interest-bearing, investment grade securities, certificates of deposit, direct or guaranteed obligations of the U.S. government or other short-term money market instruments.

If the underwriters exercise their over-allotment option, any additional proceeds we receive will be used for the purposes referred to above. We will not receive any of the proceeds from the sale of 1,100,000 shares of our common stock by the selling stockholders. All of these shares are being offered by Comtech Global Investment Ltd. and Ren Investment International Ltd. Our Chairman, Chief Executive Officer and President, Jeffrey Kang, controls Comtech Global Investment Ltd. and his brother, Yi Kang, is the sole director of Ren Investment International Ltd. See “Principal and Selling Stockholders.”

DIVIDEND POLICY

During the last two fiscal years we have not declared any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, current and anticipated cash needs, restrictions contained in current or future financing instruments, plans for expansion and such other factors as our board of directors deems relevant.

Our PRC operating companies are required, where applicable, to allocate a portion of their net profit to certain funds before distributing dividends, including at least 10% of their net profit to certain reserve funds until the balance of such fund has reached 50% of their registered capital. These reserves can only be used for specific purposes, including making up cumulative losses of previous years, conversion to our equity capital, and application to business expansion, and are not distributable as dividends. For risks associated with the uncertainty in our receipt of the equivalent economic interest in connection with the equity interest in Shenzhen Comtech, see “Risk factors—PRC laws and our corporate structure may restrict our ability to receive dividends and payments from, and transfer funds to, our PRC operating companies, which may negatively affect our results of operations and restrict our ability to act in response to changing market conditions.”

A majority of our net revenue is denominated in Renminbi. A portion of our net revenue must be converted into other currencies to meet our foreign currency obligations, which primarily include purchases of imported components. Once certain procedural requirements are met Renminbi is convertible for current account transactions, including trade and service-related foreign exchange transactions and dividend payments, but not for capital account transactions, including direct investment, loans or investments in securities outside of China, without prior approval of the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE or its local counterparts. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of Renminbi with respect to foreign exchange transactions and dividend payments. For a description of the risks associated with PRC government control of currency conversion, see “Risk Factors—Government control of currency conversion may affect the value of your investment.” In addition, the failure or inability of our PRC resident stockholders to obtain any required approvals or make any required registrations with relevant governmental authorities, including SAFE, may subject us to fines and legal sanctions, prevent us from being able to make distributions or pay dividends or to receive capital contribution, proceeds or shareholder loans, as a result of which our business operations and our ability to distribute profits to you or capitalize our operation in China could be materially and adversely affected. See “Risk Factors—Recent PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity, and a failure by our stockholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident stockholders to liability under PRC law.”

EXCHANGE RATE INFORMATION

Substantially all of our operations are conducted in China and a majority of our net revenue is denominated in Renminbi. Unless otherwise noted, the conversion of Renminbi into U.S. dollars in this prospectus supplement is solely for the convenience of the reader and was made at a rate of RMB7.8041 to $1.00, the closing rate in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York in effect as of December 31, 2006. The prevailing noon-buying rate as of April 23, 2007, was RMB7.7280 to $1.00. We make no representation that any Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and in part through restrictions on foreign trade.

The following table sets forth the month-end noon buying rates between Renminbi and U.S. dollars for the months indicated:

	Noon Buying Rate RMB per $
	High	Low
2006
July	8.0018	7.9690
August	8.0000	7.9538
September	7.9545	7.8965
October	7.9168	7.8728
November	7.8750	7.8303
December	7.8350	7.8041
2007
January	7.8127	7.7705
February	7.7632	7.7410
March	7.7454	7.7232
April 1 - April 23	7.7345	7.7125

The following table sets forth the high and low period-end noon buying rates between Renminbi and U.S. dollars for each of 2002, 2003, 2004, 2005 and 2006 (calculated by averaging the noon buying rates on the last day of each month of the periods shown):

	Noon Buying Rate
	RMB per $ High	RMB per $ Low
2002	8.2800	8.2700
2003	8.2800	8.2765
2004	8.2774	8.2764
2005	8.2765	8.0702
2006	8.0702	7.8041

CAPITALIZATION

The following table sets forth our short-term bank borrowings and capitalization as of December 31, 2006 presented on:

•	an actual basis; and

•

on an as adjusted basis to reflect the sale by us of 4,400,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by.

	As of December 31, 2006
	Actual			As Adjusted
	(in thousands, except share and per share data)
Short-term bank borrowings	$3,879	RMB	30,272	RMB 30,272

Stockholders’ equity:
Common stock, $0.01 par value per share (200,000,000 shares authorized, actual and pro forma; 32,971,901 shares issued and outstanding, actual; 37,371,901 shares issued and outstanding, pro forma)	349		2,725	3,068
Additional paid-in capital	51,604		402,721	966,761
Retained earnings	35,352		275,890	275,890
Accumulated other comprehensive loss	(2,232)		(17,418)	(17,418)

Total stockholders’ equity	85,073		663,918	1,228,301

Total short-term bank borrowings and capitalization	$88,952	RMB	694,190	RMB1,258,573

The table above should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus supplement. This table is based on 32,971,901 shares of our common stock outstanding as of December 31, 2006 and excludes, as of that date:

•	1,599,547 shares of common stock issuable upon the exercise of outstanding options and warrants to purchase our common stock with a weighted average exercise price of $3.79 per share; and

•	4,800,668 additional shares of common stock reserved for issuance under our stock option plans.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “COGO.” The following table sets forth the reported high and low sale prices for our common stock for the periods indicated. These prices represent prices between dealers, without adjustment for retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

	2007				2006		2005
Period	High		Low		High	Low	High	Low
Quarter:
First	$19.64		$14.10		$11.59	$5.80	$8.50	$5.45
Second	$19.76	(1)	$16.80	(1)	16.70	10.08	6.69	4.63
Third					15.28	9.03	6.83	4.91
Fourth					19.89	13.45	6.66	5.41

(1)	To April 23, 2007.

The closing price of our common stock on April 23, 2007 as reported by the Nasdaq Global Market was $18.29.

As of April 5, 2007, there were 33,172,478 shares of our common stock outstanding, and we had approximately 795 stockholders of record. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data for the five-years ended December 31, 2006 and consolidated balance sheet data as of December 31, 2006, 2005, 2004, 2003 and 2002, presented below are derived from our audited consolidated financial statements and related notes thereto, which for the three years ended December 31, 2006 have been included elsewhere in this prospectus supplement. These audited consolidated financial statements and the related notes have been prepared in accordance with U.S. GAAP, and have been audited by KPMG, an independent registered public accounting firm, for the year ended December 31, 2006, and by Deloitte Touche Tohmatsu, an independent registered public accounting firm, for the years ended December 31, 2005, 2004, 2003 and 2002.

The consolidated financial statements are reported in Renminbi because all of our material operating entities are based in and operated entirely within China. Renminbi and U.S. dollar amounts are presented in thousands, except share and per share data. This data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

The consolidated financial statements included elsewhere in this prospectus supplement are expressed in Renminbi (“RMB”), the national currency of China. Solely for the convenience of the reader, the December 31, 2006 audited consolidated financial statements have been translated into United States dollars (“US$” or “$”) at the closing rate in New York City on December 31, 2006 for cable transfers in RMB as certified for customers purposes by the Federal Reserve Bank of New York of US$ 1.00 = RMB 7.8041. No representation is made that the RMB could have been, or could be, converted into US$ at that rate or at any other certain rate on December 31, 2006, or at any other certain date.

Consolidated Statement of Operations Data

	Year Ended December 31,
	2006 $(1)	2006 RMB(1)	2005 RMB	2004 RMB	2003 RMB	2002 RMB
	(In thousands, except share and per share amounts)
Net sales
Product revenue	162,629	1,269,176	866,332	625,656	357,805	207,607
Services revenue	6,969	54,387	—	—	—	—

	169,598	1,323,563	866,332	625,656	357,805	207,607
Cost of sales
Cost of goods sold	(133,642)	(1,042,951)	(714,881)	(530,800)	(306,939)	(190,265)
Cost of services	(4,347)	(33,928)	—	—	—	—

	(137,989)	(1,076,879)	(714,881)	(530,800)	(306,939)	(190,265)
Gross profit	31,609	246,684	151,451	94,856	50,866	17,342
Selling, general and administrative expenses(2)	(11,544)	(90,097)	(38,970)	(21,092)	(20,341)	(7,461)
Research and development expenses(2)	(3,585)	(27,977)	(15,837)	(6,121)
Other operating income	24	185	180	1,110	—	—

Income from operations	16,504	128,795	96,824	68,753	30,525	9,881
Gain on disposal of a subsidiary	855	6,673	—	—	—	—
Interest expense	(371)	(2,896)	(1,762)	(2,156)	(801)	—
Interest income	942	7,352	2,493	38	54	157

Income before income taxes and minority interests	17,930	139,924	97,555	66,635	29,778	10,038
Income taxes	(1,423)	(11,104)	(6,736)	(2,300)	(1,295)	(820)

Income before minority interests	16,507	128,820	90,819	64,335	28,483	9,218

Minority interests in income of consolidated subsidiaries	(711)	(5,545)	(3,977)	(2,133)	—	—

Net income	15,796	123,275	86,842	62,202	28,483	9,218

Earnings per share
Basic	0.49	3.83	3.08	2.87	1.41	0.46

Diluted	0.47	3.64	2.94	2.84	1.41	0.46

Dividends declared per share	—	—	—	—	2.04	—

Weighted average number of common shares outstanding
Basic	32,200,044	32,200,044	28,168,274	21,690,560	20,251,075	20,251,075

Diluted	33,829,519	33,829,519	29,507,939	21,885,053	20,251,075	20,251,075

Consolidated Balance Sheet Data

	As of December 31,
	2006 $(3)	2006 RMB(3)	2005 RMB	2004 RMB	2003 RMB	2002 RMB
Cash	48,071	375,147	177,098	41,444	30,683	12,194
Accounts receivable, net of allowance for doubtful amounts	35,698	278,589	267,543	168,989	92,259	67,597
Property and equipment, net	1,588	12,395	6,904	3,317	2,961	2,371
Total assets	116,233	907,098	668,935	309,167	160,200	97,072
Total current liabilities	30,950	241,534	153,777	118,955	142,546	66,514
Total liabilities and minority interests	31,160	243,180	162,376	123,159	142,546	66,514
Total stockholders’ equity	85,073	663,918	506,559	186,008	17,654	30,558

(1)

We adopted Financial Accounting Standards No. 123R, Share Based Payments (“SFAS No. 123R”) on January 1, 2006. Prior to 2006, we applied the intrinsic value method as allowed under SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”). The adoption of SFAS No. 123R effective January 1, 2006, resulted in recognition of incremental stock-based compensation expense of RMB20.0 million ($2.6 million) for the year ended December 31, 2006.

(2)

Selling, general and administrative expenses and research and development expenses include stock-based compensation expense of RMB0.1 million, RMB0.2 million and RMB20.0 million ($2.6 million), in 2004, 2005 and 2006, respectively.

(3)	Acquisitions during 2006 did not significantly increase total assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with our consolidated financial statements and their related notes included elsewhere in this prospectus supplement. This discussion contains forward-looking statements that involve risks and uncertainties. We caution you that our business and financial performance are subject to substantial risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. In evaluating our business, you should carefully consider the information provided under the caption “Risk Factors” in this prospectus supplement.

Overview

We provide customized module design solutions for a diverse set of applications and end markets, serving as a gateway for our technology component suppliers to access leading electronics manufacturers in China. Our customized module design solutions allow our customers to take advantage of technology components from reputable suppliers in an efficient and cost-effective manner, thus reducing their time-to-market and lowering their overall costs. Our close collaboration with our customers’ product development teams provides us with a unique understanding of their needs, enabling us to customize our suppliers’ technology components with module designs that meet our customers’ needs. In addition, in 2006, we began offering technology and engineering services, network system integration and related training and maintenance services to telecom equipment vendors in China and in Southeast Asia.

We are focused on the mobile handset, telecom equipment and digital media end-markets in China. In the mobile handset end-market, we provide module solutions for functionalities such as LCD, camera, power supply and Bluetooth; in the telecom equipment end-market, we provide solutions for PSTN switches, optical transmitters, electrical signal processors and optical signal amplifiers; and in the digital media end-market, we provide solutions for digital set-top boxes and GPS applications. Over the course of our operating history, we have worked with over 200 customers, including a majority of the most established manufacturers in the mobile handset, telecom equipment and digital media end-markets in China such as ZTE, Huawei and Lenovo. In addition to these original equipment manufacturers, or OEMs, our other customers include industry participants that support these OEMs, such as subsystem designers and contract manufacturers. In developing customized module design solutions for use in our customers’ products, we collaborate closely with over 30 suppliers of technology components, including many large multinational companies such as Broadcom, JDS Uniphase and Matsushita. In addition, in October 2006, we became one of the first China-based companies to license software technology and have access to selected source codes relating to digital media applications directly from Microsoft.

For the year ended December 31, 2006, we had two reportable operating segments: product revenue, consisting of revenues generated by providing customized module design solutions, and services revenue, generated by providing technology and engineering services, network system integration and related training and maintenance services. Prior to 2006, our only operating segment was product revenue.

Principal Factors Affecting Our Results of Operations

The major factors affecting our results of operations and financial condition include:

Revenue mix. Our net sales and gross profit are affected by our product mix. Over the last year, digital media related sales, which have generally higher profit margins than our mobile handset module related sales and our telecom equipment module related sales, have constituted a significantly greater portion of our total net sales as compared to previous years.

Growth in end-market industries. The rapid growth of the domestic mobile handset, telecom equipment and digital media end-markets have been important growth drivers for China’s electronics manufacturing industries. Specific markets that we expect to experience continued growth are the data communications market, consisting of asymmetric digital subscriber line (ADSL) modems and Voice over Internet Protocol (VoIP) equipment; the routers and network security equipment markets; the optical transmission systems market; the fixed line telecom network market, as well as the digital media market particularly relating to digital TV and GPS applications. Increased domestic consumer spending power has contributed to rapid growth in these markets. This growth in domestic consumer spending power in turn has driven, and we believe will continue to drive, growth in the electronics manufacturing businesses supporting hardware OEMs, including those engaged in the customized design of module solutions such as ourselves. However, these industries and the respective domestic manufacturers that operate in these industries may not continue to grow their sales at historical levels, if at all. The stagnation or reduction in overall demand for mobile handset, telecom equipment and digital media products could materially affect our results of operations.

Increase in exports. We believe that the development of a highly-skilled, low-cost manufacturing base has also enabled China’s domestic mobile handset, telecom equipment and digital consumer electronics manufacturers to be competitive in the global marketplace. As an example, Huawei has become a major supplier of telecom equipment to international customers, while ZTE, a major manufacturer of mobile handset and telecom equipment in China, as well as other telecom equipment and mobile handset manufacturers, have also begun to expand overseas. We believe that growth in the export market will likely have a positive effect on our results of operations and financial condition, as it should increase the demand for our solutions, particularly among our mobile handset and digital media customers.

Growth by entering new end-markets, strengthening in-house capabilities and leveraging our customer base. In 2005, we began targeting the digital media end-market and, over time, we intend to develop integrated circuit and application software design capabilities and provide solutions based on our own proprietary technology. In the first quarter of 2005, we began generating sales from customized module design solutions for digital home entertainment products, primarily for digital set-top boxes, through sales to our existing end-customers, Haier, Konka, Lenovo and TCL. We have since then grown our revenues generated from this market from 10.8% of our 2005 revenue to 21.8% of our 2006 revenue. We anticipate that sales related to the digital media end-markets will generally have higher profit margins than our mobile handset and telecom equipment modules related sales, though such higher margins may decline over time as this industry matures. We will also look for opportunities to expand into new end markets that we believe represent significant growth opportunities.

Our success in new end-markets will depend, in significant part, on our ability to leverage our existing customer base. We expect to continue to incur additional research and development expenses, through hiring additional engineering personnel to develop new solutions and expanding our intellectual property and technological capabilities, to meet the needs of our customers that have expanded into or are expected to expand into the new markets.

Net Sales

Product Revenue

We do not charge our customers an independent design fee for our solutions. Instead, our business model is to generate revenue by reselling specific components required in our module reference designs. The difference between the purchase price we pay our suppliers for these components and our sales price to the customer for these components compensates us for our design, technical support and distribution services. Our net sales includes a 17% value-added tax, or VAT. In 2006, we received a VAT refund of RMB2.0 million.

Our broad and diversified customer base includes many of the major domestic mobile handset, telecom equipment and digital consumer electronics manufacturers in China. In addition, our customers include industry participants supporting these OEMs, such as subsystem designers and contract manufacturers in China, as well as international manufacturers who have begun to manufacture end-products in China for the domestic and international market. Our largest customer in terms of 2006 net sales was T&W Electronics Co., Ltd., or T&W Electronics, a major telecom equipment and digital consumer electronics contract manufacturer in China. Our largest customer in the mobile handset market in 2006 was ZTE, both a large domestic mobile handset manufacturer and one of the largest telecommunications equipment manufacturers in China. Our two largest customers from the telecommunications equipment industry in 2006 were Huawei and ZTE, both of which are major telecom equipment manufacturers in China. Our largest customers in the digital media end-market in 2006 were T&W Electronics and Sichuan Jiuzhou Electronics. During 2006, T&W Electronics, ZTE and Huawei, accounted for 15.9%, 8.6% and 6.9% of our net sales, respectively.

Our net sales are subject to seasonal fluctuation and periods of increased demand. All product sales are typically highest in the fourth quarter of the year due to the desire by OEMs to spend remaining budgets allocated for a given period, usually on an annual basis. Net sales have historically been lowest in the first quarter of the year due to the Chinese New Year holiday and the general reduction in sales following the holiday season. The digital media industry also experiences cyclical fluctuations, as well as fluctuations in how quickly certain new digital media products and technologies are adopted by the market. These sales patterns may not be indicative of future sales performance.

Services Revenue

We provide technology and engineering services, and related training and maintenance services to our customers. We generate revenue when our services are rendered and acknowledged by our customers. Since beginning this service in early 2006, Huawei has accounted for a majority of our services revenue.

Cost of Sales

Our cost of sales comprises cost of goods sold and cost of services.

Cost of Goods Sold

Cost of goods sold primarily consists of the purchase of components from suppliers. We develop our customized module design solutions based on specific technology components purchased from suppliers in our target end-markets. Our list of over 30 key suppliers includes Broadcom (chipsets including DTV and Bluetooth), JDS Uniphase (optoelectronic components), M-Systems (flash memory, DiskOnChip), Matsushita (switches), and Sambu (speakers). We typically issue purchase orders to our suppliers only after we receive customer orders, enabling us to maintain low inventory levels and, in turn, minimize risks typically associated with holding inventory. During 2006, based on cost of sales, we purchased approximately 34.9%, 16.5% and 15.7% of the components sold to our customers from Broadcom, JDS Uniphase and Matsushita, respectively. If we lose a key supplier, or a supplier reduces the quantity of products it sells to us, does not maintain a sufficient inventory level of products required by us or is otherwise unable to meet our demands for its components, we may have to expend significant time, effort and other resources to locate a suitable alternative supplier and secure replacement components. Even if we are able to find a replacement supplier, we may be required to redevelop the customized module design solution to effectively incorporate the replacement components.

Cost of Services

Cost of services consists of direct staff costs and other direct related costs for providing engineering and technology services including training and materials.

Operating Expenses

Selling, General and Administrative Expenses

Our selling expenses include expenditures to promote our new module solutions and gain a larger customer base, personnel expenses and travel and entertainment costs related to sales and marketing activities, and freight charges. We expense all these expenditures as they are incurred. Selling expenses are expected to continue to grow in the future as we diversify by developing and acquiring new design capabilities and expanding into new end-markets.

General and administrative expenses include compensation and benefits for our general and administrative staff, professional fees, and general travel and entertainment costs. We expense all general and administrative expenses as they are incurred. We expect that general and administrative expenses will continue to increase for the foreseeable future as a result of our expected continued growth and the continuing costs of complying with U.S. rules and regulations necessary to maintain our listing in the United States.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related costs of the employees engaged in research, design and development activities; the costs for design and testing; the cost of parts for prototypes; equipment depreciation; and third party development expenses. We expense research and development expenses as they are incurred. As of December 31, 2006, we had approximately 350 engineers and 200 other technical employees engaged in research and development related activities to develop new customized module design solutions targeted at the mobile handset, telecom equipment and digital media industries. As a result of additional costs incurred in developing new customized module design solutions, and an increasing headcount in our research and development department, research and development expenses were significantly higher in 2006 than they were in 2005, and we expect that our research and development expenses, including those relating to the planned hiring of additional research and development personnel, will increase in the future as we seek to expand our business by developing new customized module design solutions, penetrating new end-markets, and as we seek to grow our engineering services business.

Minority Interests

Minority interests consist of 45% of the outstanding equity interest in Comtech Broadband, 40% of the outstanding equity interest in Comtech Wireless, 48.9% of the outstanding equity interest in Huameng BVI and 1.4% of the outstanding equity interest in OAM, a non-operating Italian subsidiary, held by minority stockholders of these entities. For the year ended December 31, 2006, approximately 22.1% of our total net sales was generated through these subsidiaries.

Taxation

We are a holding company incorporated in the State of Maryland and conduct substantially all our operations through our PRC operating companies. Although we are subject to United States taxation, we do not anticipate incurring significant United States income tax liability for the foreseeable future because:

•	we do not conduct any material business in the United States,

•	the earnings generated from our non-U.S. operating companies are generally eligible for a deferral from United States taxation until such earnings are repatriated to the United States, and

•

we believe that we will not generate any significant amount of income inclusions under the income imputation rules applicable to a United States company that owns “controlled foreign corporations” for United States federal income tax purposes.

Our subsidiaries that are incorporated in Cayman Islands and the British Virgin Islands are not subject to income taxes in those jurisdictions.

Our subsidiaries incorporated in Hong Kong, Comtech Hong Kong and Comtech Broadband, were subject to taxes on their profits in Hong Kong at 17.5% for 2006, 2005 and 2004.

On March 16, 2007, the National People’s Congress of China passed the PRC Enterprise Income Tax Law, which will take effect as of January 1, 2008. In accordance with the new law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises. Effective from January 1, 2008, this 25% unified tax rate will replace the 33% tax rate currently in effect through 2007. In addition, enterprises established prior to March 16, 2007 eligible for certain preferential tax treatment in accordance with currently prevailing tax laws and administrative regulations shall, under the regulations of the State Council, gradually become subject to the new 25% tax rate over a five-year transition period starting from January 1, 2008, the effective date of the new law. We expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future.

Three of our PRC operating companies, Shenzhen Comtech, Comtech Communication and Comtech Software, are established in the Shenzhen Special Economic Zone and by meeting certain requirements such as agreeing to operate for a minimum of 10 years in China and to have more than 50% of their revenues derived from manufacturing operations are entitled to preferential income tax treatment under PRC law as follows:

•

Shenzhen Comtech was subject to a three-year preferential tax rate of 7.5% in 2002, 2003 and 2004, a tax rate of 15% in 2005, 2006 and 2007, which thereafter will increase over the five-year period from January 1, 2008 to December 31, 2012 until Shenzhen Comtech’s tax rate reaches 25% beginning from January 1, 2013;

•

Comtech Communication operated under a zero-tax exemption in 2003 and 2004, and will be subject to a three-year preferential tax rate of 7.5% in 2005, 2006 and 2007, which thereafter will increase over the five-year period from January 1, 2008 to December 31, 2012 until Comtech Communication’s tax rate reaches 25% beginning from January 1, 2013; and

•

Comtech Software has been operating under a zero-tax exemption in 2005 and 2006, and will be subject to a three-year preferential tax rate of 7.5% in 2007, 2008 and 2009, which thereafter will increase from January 1, 2010 to December 31, 2012 until Comtech Software’s tax rate reaches 25% beginning from January 1, 2013.

Our acquired PRC operating companies, Viewtran PRC, Huameng PRC and Comloca PRC, which are also located in the Shenzhen Special Economic Zone, had no assessable profit in 2006 and will apply for preferential tax treatment which will allow them to operate under a zero-tax exemption in 2007 and 2008, a three-year preferential tax rate of 7.5% in 2009, 2010 and 2011 and a tax rate of 15% in 2012 until their tax rate reaches 25% beginning from January 1, 2013. In addition, Shanghai E&T, our PRC operating company located in the Shanghai Qingpu Zone, has elected to be taxed on a deemed basis at 0.5% of its net sales in accordance with guidelines issued by the local tax authority in the Shanghai Qingpu Zone since 2004. As a result of the incentives above, our operations have historically been subject to relatively low tax liabilities, but will increase over the five-year period from January 1, 2008 to December 31, 2012, as described above. See “Risk Factors—The discontinuation of the preferential tax treatments currently available to some of our PRC operating companies could materially adversely affect our results of operations.” Our effective tax rate was 3.5%, 6.9% and 7.9% in 2004, 2005 and 2006, respectively. The increase in our effective tax rate over this three-year period was mostly due to our subsidiaries with higher tax rates representing a greater percentage of our revenues. The ending of the preferential income tax period for Shenzhen Comtech and Comtech Communication also contributed to the increase in the effective tax rate. Tax that would otherwise have been payable without preferential tax treatment amounted to approximately RMB19.9 million, RMB29.6 million and RMB34.4 million ($4.4 million) in 2004, 2005 and 2006, respectively.

Basis of Presentation

Our financial statements reflect the historical consolidated operations of Comtech Cayman. In the July 2004 share exchange with Trident, the stockholders of Comtech Cayman received in exchange for our business approximately 91.2% of the then-outstanding common stock of Trident. This share exchange transaction was accounted for as a reverse acquisition in which Comtech Cayman was deemed the accounting acquirer and Trident was deemed the legal acquirer. In connection with the share exchange, we changed our name to Comtech Group, Inc. from Trident.

As a result of the share exchange transaction:

•	the historical financial statements of Trident for periods prior to the date of the share exchange transaction are no longer presented;

•	the historical financial statements for periods prior to the date of the transaction are those of Comtech Cayman, as the accounting acquirer;

•	all references to the financial statements apply to the historical financial statements of Comtech Cayman prior to the transaction; and

•	the number of our shares of common stock has been restated retroactively to reflect the share exchange ratio as at the date of the share exchange transaction.

In order to exercise control over Shenzhen Comtech (a PRC operating company legally permitted to engage in a commercial trading business), without direct shareholding by us (a U.S.-listed company and therefore a foreign-invested entity), Honghui Li, our vice president, and Huimo Chen, the mother of our principal shareholder and chief executive officer, Jeffrey Kang, hold 99% and 1%, respectively, of the equity interests of Shenzhen Comtech, and through contractual agreements with us hold such equity interests exclusively for the benefit of our 100% directly owned subsidiary, Comtech China (BVI). Shenzhen Comtech, in turn owns a 60% equity interest in another of our PRC operating companies, Shanghai E&T, with the other 40% being held by Comtech China (BVI) through trust agreements. Under the contractual agreements, Shenzhen Comtech owns a 35% equity interest in Shanghai E&T for the benefit of Comtech China (BVI) and Honghui Li owns a 5% equity interest in Shanghai E&T for the benefit of Comtech China (BVI). While we do not have any equity interest in Shenzhen Comtech, through these contractual agreements, we enjoy voting control and are entitled to the rights and interests associated with their equity interest in Shenzhen Comtech and Shanghai E&T. In addition, Comtech China (BVI) or its designee enjoys an option under the contractual agreements to purchase the equity interest in Shenzhen Comtech and Shanghai E&T to the extent permitted by PRC law. To secure the performance of their respective obligations under these respective contractual agreements, each shareholder of Shenzhen Comtech and Shanghai E&T has agreed to pledge their equity interest in these two companies to Comtech China (BVI). See “Risk Factor—We depend solely upon contractual agreements with the two stockholders of Shenzhen Comtech in conducting our business through Shenzhen Comtech and Shanghai E&T and receiving payments, which may not be as effective in providing operational control as direct ownership and may be difficult to enforce. Further, if the PRC government finds these contractual agreements violate or conflict with PRC governmental regulations, our business would be materially adversely affected.”

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenue and expenses. These estimates are based on our historical experience and on various other assumptions that we believe to be reasonable. Estimates are evaluated on an ongoing basis, but actual results may differ from these estimates.

Critical accounting policies are those that, in management’s view, are most important in the portrayal of our financial condition and results of operations. Those that require significant judgments and estimates include:

Acquisition. As of December 31, 2006, our intangible assets primarily consisted of proprietary technology and customer relationships that were acquired in connection with our acquisition of the remaining 40% equity interest in Shanghai E&T that were not already owned by the company, and the acquisition of the 100% equity interest in Viewtran. Both acquisitions were made during 2006. We allocate the cost of an acquired entity to the assets acquired and the liabilities assumed based on their estimated fair value on the date of acquisition. This process is commonly referred to as the purchase price allocation. As part of the purchase price allocation, we are required to determine the fair value of any identifiable intangible assets acquired. The determination of the fair value of the intangible assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future. A change in the amount allocated to identifiable intangible assets would have an offsetting effect on the amount of goodwill recognized from the acquisition and would change the amount of amortization expense recognized related to those identifiable intangible assets.

The fair values of our identifiable intangible assets were determined by independent appraisers using mainly the income approach. Future cash flows are predominately based on the historical pricing and expense levels, taking into consideration the relevant market size and growth factors and expected industry. The resulting cash flows are then discounted at a rate approximating our weighted average cost of capital.

Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts primarily based upon the age of receivables and factors surrounding the credit risk of specific customers. We generally do not require collateral or other security from our customers. As of December 31, 2006, our accounts receivable balance was RMB278.6 million ($35.7 million), net of an RMB15.4 million ($2.0 million) allowance for doubtful accounts. As our business grows, we expect our accounts receivable balance to increase, as could our allowance for doubtful accounts. If the financial condition of our customers deteriorates, our uncollectible account receivables could exceed our current or future allowances.

Stock-based Compensation. Prior to 2006, we applied the intrinsic value method as allowed in SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”), and related interpretations, in accounting for stock options. Under the intrinsic value method, compensation cost for stock options is measured as the excess, if any, of the listed market price of our common stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost is recognized on a straight line basis over the requisite service period, which is generally the same as the vesting period.

Effective January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”). SFAS No. 123R replaces SFAS No. 123. SFAS No. 123R requires that all stock-based compensation be recognized as an expense in the consolidated financial statements and that such cost be measured at the fair value of the award and requires compensation cost to reflect estimated forfeitures. SFAS No. 123R was adopted using the modified prospective method of application. Under this method, we recorded stock-based compensation expense for awards granted prior to, but not yet vested as of January 1, 2006 and for stock-based awards granted after January 1, 2006. Compensation cost is recognized on a straight line basis over the requisite service period, which is generally the same as the vesting period.

We currently use authorized and unissued shares to satisfy share award exercises.

The adoption of SFAS No. 123R effective January 1, 2006, resulted in recognition of an incremental stock-based compensation expense of RMB20.0 million ($2.6 million) for the year ended December 31, 2006.

Allowance for Obsolete Inventories. We established inventory allowance for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future demand and market conditions. Management records a write-down against inventory based on several factors, including expected sales price of the item and the length of time the item has been in inventory. If actual demand and market conditions are less favorable than those projected by management, additional inventory allowance could be required. In that event, our gross margin would be reduced.

Results of Operations

Year ended December 31, 2006 compared to year ended December 31, 2005

Net Sales. Total net sales increased RMB457.2 million ($58.6 million), or 52.8% in 2006 when compared to 2005. The increase was mainly due to an increase in product revenue by approximately RMB402.8 million ($51.6 million) and services revenue by RMB54.4 million ($7.0 million).

Product Revenue

Details of product revenue by end-market for the years ended December 31, 2006 and 2005 were as follows:

	Years ended December 31,
	2006			2006	2005	2005	% change
	Amount			% of Net Sales	Amount	% of Net Sales
	(in millions, except for percentages)
Mobile handset	$67.3	RMB	525.4	39.7%	RMB446.4	51.5%	17.7%
Telecommunications equipment	58.3		455.2	34.4	326.7	37.7	39.3
Digital media and Other (1)	37.0		288.6	21.8	93.2	10.8	209.7

Total product revenue	$162.6	RMB	1,269.2	95.9%	RMB866.3	100%	46.5%

(1)	Other includes, among other things, sales of lightning protection devices for wireless base stations and storage technology solutions.

Product revenue for the year ended 2006 was RMB1,269.2 million ($162.6 million), or RMB402.9 million or 46.5% higher than the year ended 2005. Mobile handset related sales increased by RMB79.0 million ($10.1 million), or 17.7%, telecom equipment related sales increased by RMB128.5 million ($16.5 million), or 39.3%, and digital media and other sales increased by RMB195.4 million ($25.0 million), or 209.7%. The increase in product revenue was mainly attributable to stable growth in sales volume, which resulted from an increase in our customer base and an increase in our product types for all markets. The wider variety of product solutions and newly introduced business lines in digital media markets, such as home entertainment products also contributed to the increase. The contribution to total net sales by digital media and other sales in 2006 significantly increased to RMB288.6 million ($37.0 million), or 21.8% of total net sales, from RMB93.2 million, or 10.8% of total net sales, in 2005. Though we had an increase in revenue amounts for both mobile handset and telecom equipment related sales, their contribution to total net sales decreased from 51.5% and 37.7% in 2005 to 39.7% and 34.4% in 2006, respectively, due to the significant growth in our digital media business.

Services Revenue. Services revenue for the years ended December 31, 2006 and 2005 were as follows:

	Years ended December 31,
	2006			2006	2005	2005
	Amount			% of Net Sales	Amount	% of Net Sales
	(in millions)				(in millions)
Services revenue	$7.0	RMB	54.4	4.1%	—	—

Services revenue was derived from the provision of technology and engineering services, network system integration and related training and maintenance services commencing from January 2006. To date, Huawei has accounted for a majority of our services revenue.

Gross Profit. Gross profit was RMB246.7 million ($31.6 million) in 2006, an increase of RMB95.2 million ($12.2 million), or 62.8% when compared to RMB151.5 million in 2005. Gross profit for product-related sales was RMB226.2 million ($29.0 million) representing an increase of 49.3% and a margin of 17.8% of product revenue. Gross profit for services-related sales was RMB20.5 million ($2.6 million) representing a margin of 37.6% of service revenue. The increase in both gross profit and percentage is primarily attributable to a change in product mix. Digital media module related sales have generally higher margins than mobile handset and telecom equipment sales. The higher margin for services revenue also contributed to the increase.

In 2006 and 2005, we recorded a provision for inventory write-off of RMB7.4 million ($0.9 million) and RMB3.9 million, respectively.

Selling, General and Administrative Expenses. Selling, general and administrative and R&D expenses were RMB118.1 million ($15.1 million) in the year ended 2006, or 115.5% higher than those of the same period the prior year. The expenses for the years ended December 31, 2006 and 2005 were as follows:

	Years ended December 31,
	2006			2006	2005		2005
	Amount	Amount		% of Net Sales	Amount		% of Net Sales
	(in millions, except for percentages)
Selling expenses	$5.3	RMB	41.3	3.1%	RMB	15.8	1.8%
General and administrative expenses	6.2		48.8	3.7		23.2	2.7
R&D expenses	3.6		28.0	2.1		15.8	1.8

Total	$15.1	RMB	118.1	8.9%	RMB	54.8	6.3%

The increase in selling expenses in 2006 of RMB25.5 million ($3.3 million), or 161.4%, was mainly attributable to an increase in our bad debt provision of RMB7.9 million ($1.0 million) in 2006, and increases in our marketing and shipping expenses. In addition, business trip and salesperson expenses increased by RMB9.3 million, in line with increased sales volumes. An increase in sales staff costs also contributed to the increase of RMB4.7 million. Other indirect selling expenses such as freight charges and additional costs in opening new sales representative offices contributed to the balance of the increase.

The increase in general and administrative expenses in 2006 of RMB25.6 million ($3.3 million), or 110.3% was primarily attributable to corporate compliance expenses related to being a public company in the U.S., as well as additional salaries and other costs associated with our new employees of RMB3.3 million. The balance of the increase was contributed by increase in office related and other general administrative expense.

R&D Expenses. R&D expenses increased in 2006 by RMB12.2 million ($1.6 million), or 77.2%, as compared to 2005. The increase was primarily attributable to the significant increase in R&D personnel and engineers, in which the related staff cost was increased by approximately RMB4.7 million. The remaining increase resulted from additional research expenditures spent for potential new markets, such as digital media solutions.

Gain on Disposal of a Subsidiary. In August 2006, we disposed of our wholly-owned subsidiary, United Information Technology Company Limited and its wholly-owned subsidiary United Information Technology (Shenzhen) Company Limited, or UIT, to an independent third party for consideration of RMB29.9 million ($3.8 million). The disposal resulted in a gain of RMB6.7 million ($0.9 million).

Interest Expense. Interest expense increased in 2006 by RMB1.1 million ($0.1 million) or 61.1%, as compared to 2005. The increase was due to more bills receivable discounted to banks in 2006 than in 2005. The discounts in respect of the bills receivable sold of RMB0.8 million ($0.1 million) were included in interest expense. In addition, an increase in the average interest rate also contributed to the increase in the expense. The average interest rate during the year ended December 31, 2006 was 6.4% per annum as compared to 4.9% during 2005.

Interest Income. Interest income in 2006 amounted to RMB7.4 million ($0.9 million), compared to RMB2.5 million in 2005. The increase was principally attributable to higher average deposit balances.

Income Tax. The effective tax rate for 2006 was 7.9% compared to 6.9% for 2005. The increase in the effective tax rate was primarily due to subsidiaries with higher tax rates representing a greater percentage of our profits in 2006.

Net Income; Earnings Per Share. As a result of the above items, net income for 2006 was RMB123.3 million ($15.8 million), compared to net income of RMB86.8 million in 2005. We reported basic per share earnings of RMB3.83 ($0.49) for 2006, based on 32,200,044 outstanding weighted average shares, and a diluted per share earnings of RMB3.64 ($0.47), based on 33,829,519 outstanding weighted average shares, compared to basic per share earnings of RMB3.08 for 2005, based on 28,168,274 outstanding weighted average shares, and a diluted per share earnings of RMB2.94, based on 29,507,939 outstanding weighted average shares.

Year ended December 31, 2005 compared to year ended December 31, 2004

Net Sales. Details of net sales for the years ended December 31, 2005 and 2004 are as follows:

	Years ended December 31,
	2005		2005	2004		2004	% change
	Amount		% of Net Sales	Amount		% of Net Sales
	(in millions, except for percentages)
Mobile handset	RMB	446.4	51.5%	RMB	368.1	58.8%	21.3%
Telecom equipment		326.7	37.7		249.3	39.9	31.0
Digital media and other (1)		93.2	10.8		8.3	1.3	1,022.9

Total net sales	RMB	866.3	100%	RMB	625.7	100%	38.5%

(1)	Other includes, among other things, sales of lightning protection devices for wireless base stations and storage technology solutions.

Net sales for the year ended December 31, 2005 was RMB866.3 million, or RMB240.6 million or 38.5% higher than for the year ended December 31, 2004. Mobile handset related sales increased by RMB78.3 million, or 21.3%, telecom equipment related sales increased by RMB77.4 million, or 31.0%, and digital media and other sales increased by RMB84.9 million, or 1,022.9%. The increase was mainly attributed to growth in sales volume of the domestic mobile handset, telecom equipment and digital consumer electronic products. More variety of product solutions and newly introduced business lines, such as Broadcom and digital TV products also contributed to the increase. The contribution to total net sales by digital media and other sales in 2005 significantly increased to RMB93.2 million, or 10.8% of total net sales, from RMB8.3 million, or 1.3% of total net sales, in 2004. Though we had an increase in revenue amounts for both mobile handset and telecom equipment related sales, their contribution to total net sales decreased from 58.8% and 39.9% in 2004 to 51.5% and 37.7% in 2005 respectively.

Gross Profit. Gross profit increased from RMB94.9 million or 15.2% in the year ended 2004 to RMB151.5 million or 17.5% in 2005. The increase was principally due to an increase in consumer electronic module sales which have a higher margin than mobile handset or telecom equipment modules. In addition, decrease in marginal cost of goods sold, which resulted from bulk purchases, also contributed to the improvement in gross margin.

Selling, General and Administrative and R&D Expenses. Selling, general and administrative and R&D expenses were RMB54.8 million in the year ended December 31, 2005, or 101.5% higher than those of the same period the prior year. The expenses for the years ended December 31, 2005 and 2004 were as follows:

	Years ended December 31,
	2005		2005	2004		2004
	Amount		% of Net Sales	Amount		% of Net Sales
	(in millions, except for percentages)
Selling expenses	RMB	15.8	1.8%	RMB	7.6	1.2%
General and administrative expenses		23.2	2.7		13.5	2.2
R&D expenses		15.8	1.8		6.1	1.0

Total	RMB	54.8	6.3%	RMB	27.2	4.4%

The increase in selling expenses in 2005 as compared to 2004 of RMB8.2 million, or 107.9%, was mainly attributable to an additional bad debt provision of RMB3.7 million made for 2005. In addition, an increase in sales staff costs and an increase in cost of product logistics contributed to the increase of RMB1.4 million and RMB1.8 million respectively. Other indirect selling expenses such as freight charges and salesperson expenses and additional costs in opening new sales representative offices contributed to the balance of the increase.

The increase in general and administrative expenses of RMB9.7 million, or 71.9% was primarily attributable to corporate expenses related to being a public company in the U.S. following our share exchange in July 2004, as well as costs associated with our additional employees.

R&D expenses increased in 2005 by RMB9.7 million, or 159.0%, as compared to 2004. The increase was primarily attributable to the significant increase in R&D personnel and engineers, in which the related staff cost was increased by RMB7.2 million. The remaining RMB2.5 million was resulted from additional research expenditure for potential new consumer electronics markets, such as digital TV, IPTV and storage technology solutions.

Interest Expense. Interest expense in 2005 amounted to RMB1.8 million, compared to RMB2.2 million in 2004. The average interest rate during the year ended December 31, 2005 was 4.9% per annum as compared to 4.0% during 2004. The increase resulted from the gradual increase in the bank borrowing interest rate.

Interest Income. Interest income in 2005 amounted to RMB2.5 million, compared to RMB0.04 million in 2004. The increase was principally attributed to the proceeds of approximately $30 million received in the public offering on July 20, 2005. Higher net cash inflows generated from revenue resulting from higher average deposit balances also contributed to the increase.

Income Tax. The effective tax rate for 2005 was 6.9% compared to 3.5% for 2004. The increase in the effective tax rate was primarily due to the expiration of the preferential tax period for two of our PRC subsidiaries, Shenzhen Comtech and Comtech Communication.

Net Income; Earnings Per Share. As a result of the above items, net income for 2005 was RMB86.8 million, compared to net income of RMB62.2 million in 2004. We reported basic per share earnings of RMB3.08 for 2005, based on 28,168,274 outstanding weighted average shares, and a diluted per share earnings of RMB2.94, based on 29,507,939 outstanding weighted average shares, compared to basic per share earnings of RMB2.87 for 2004, based on 21,690,560 outstanding weighted average shares, and a diluted per share earnings of RMB2.84, based on 21,885,053 outstanding weighted average shares.

Quarterly Results of Operations

The following table presents our supplemental selected unaudited quarterly results of operations for the eight quarters prior to and including the quarter ended on December 31, 2006. You should read the following table in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus supplement. In our management’s opinion, we have prepared our unaudited quarterly results of operations on substantially the same basis as our audited consolidated financial statements. Due to the evolving nature of our business and other factors affecting our business as described in “Risk Factors,” our results of operations for any quarter are not necessarily indicative of results that may be expected for any future periods.

	For the three months ended,
	Dec 31, 2006	Sept. 30, 2006	June. 30, 2006	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005
	(in millions of RMB, except per share data)
Net sales	378.2	341.2	332.5	271.7	271.3	215.2	207.8	172.0
Gross profit	69.2	64.0	61.5	52.0	50.3	38.2	36.7	26.3
Net income	35.7	32.6	28.8	26.2	28.3	21.5	21.2	15.8
Earnings per share
Basic	1.09	1.01	0.90	0.83	0.90	0.71	0.83	0.62
Diluted	1.04	0.97	0.85	0.79	0.86	0.69	0.79	0.59

Our quarterly net sales over the past two years have experienced continued sequential growth.

The overall increase in our net sales over the past two years has been driven by growing demand for our customized module design solutions in China’s domestic market as China’s telecom operators continued to expand and upgrade their infrastructure, and additional contribution from services revenue.

We believe that the general increase in gross profit from quarter to quarter was primarily attributable to a change in our product mix. Specifically, services revenues, and digital media related sales, which have higher profit margins than our mobile handset and telecom equipment related sales, have increasingly constituted a greater portion of our total net sales over the past two years.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment.” This statement is a revision to SFAS No. 123 and supersedes APB Opinion No. 25. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. Entities will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions. That cost will be recognized over the period during which an employee is required to provide service, the requisite service period (usually the vesting period), in exchange for the award. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models. If an equity award is modified after the grant date, the incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. This statement is effective as of the beginning of the annual reporting period that begins after June 15, 2005. We adopted this statement with effect from January 1, 2006 under the modified prospective method of application. Under that method, we recognize compensation costs for new grants of share-based awards, awards modified after the effect date, and the remaining portion of the fair value of the unvested awards at the adoption date.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces Accounting Principles Board Opinions No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not anticipate the adoption of this statement will have a material effect on our financial position or results of operations.

In September 2005, the FASB Emerging Issues Task Force (“EITF”) issued EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF 04-13 provides guidance as to when purchases and sales of inventory with the same counterparty should be accounted for as a single exchange transaction. EITF 04-13 also provides guidance as to when a non-monetary exchange of inventory should be accounted for at fair value. EITF 04-13 will be applied to new arrangements entered into, and modification or renewals of existing arrangements occurring after January 1, 2007. We do not expect the adoption of EITF 04-13 will have a significant effect on our consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for the fiscal years beginning after December 15, 2006. We do not expect that the adoption of FIN 48 will have a significant effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by us in fiscal year 2008. Although we will continue to evaluate the application of SFAS No. 157, we do not currently believe the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS No 159). SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. We are required to adopt SFAS No 159 beginning on January 1, 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of initial adoption. Although we will continue to evaluate the provisions of SFAS No. 159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

Liquidity and Capital Resources

Cash Flows and Working Capital

Our accounts payable cycle typically averages approximately one month, whereas our receivables cycle typically averages approximately three months. Accordingly, working capital, being current assets less current liabilities, is needed to fund this time difference.

As at December 31, 2006, we had no material commitments for capital expenditures.

As of December 31, 2006, we had approximately RMB375.1 million ($48.1 million) in cash. We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand; cash provided by operations, available borrowings under bank lines of credit and factoring facilities and possible future public or private equity offerings. At times, we may evaluate possible acquisitions of, or investments in, businesses that are complementary to ours, which may require the use of cash. We believe that our cash, increased operating cash flows, credit arrangements, and access to equity and debt capital markets, taken together, provide adequate resources to fund our ongoing operating expenditures for the next 12 months. In the event that they do not, we may require additional funds in the future to support our working capital requirements or for other purposes and may seek to raise such additional funds through the sale of public or private equity, as well as from other sources.

As of December 31, 2006, we had working capital of RMB585.6 million ($75.0 million), including RMB375.1 million ($48.1 million) in cash, as compared with working capital of RMB507.3 million at December 31, 2005, including RMB177.1 million in cash.

Operating activities generated cash of RMB202.8 million ($26.0 million) for the year ended December 31, 2006 compared to cash used of RMB35.1 million in the year ended December 2005. The increase in cash generated from operating activities as compared to the prior year was primarily due to the collection of accounts receivables on a more timely basis, which was primarily due to the sale of receivables and the increase in trade payables. The incremental amount discounted as of 2006 was RMB46 million compared to 2005. The decrease in inventories of RMB26.9 million as at December 31, 2006 resulting from better inventory control also contributed to the increased generation of operating cash.

Operating activities used cash of RMB35.1 million for the year ended December 31, 2005 compared to cash used of RMB60.3 million in the year ended December 2004. The decrease in cash used in operating activities as compared to the prior year was primarily due to the collection of accounts receivables on a more timely basis, discounting of receivables and the increase in trade payables. The increase in payables was partly off-set by an increase in inventories of RMB94.9 million. The increase in inventories as at December 31, 2005 resulted from an increase in demand for our products, and a change in product mix.

Investing activities used RMB9.0 million ($1.1 million) during 2006, mainly for new bank deposits of RMB16.1 million ($2.1 million) to pledge additional credit facilities of RMB46.8 million ($6.0 million) with banks. The remaining investing activities were the purchases of fixed assets of RMB7.5 million and acquisition of subsidiaries, net of cash acquired, of RMB12.7 million. The use of cash for investing activities was partly compensated by the sale of subsidiary, net of cash, disposed of RMB 27.7 million. Investing activities used RMB46.2 million during 2005, mainly for bank deposits of RMB40.7 million to pledge credit facilities of RMB113.0 million with two banks. The remaining investing activities were the purchases of fixed assets.

Financing activities provided net cash of RMB11.9 million ($1.5 million) during 2006. Cash was provided by net proceeds from exercise of stock options and warrants, net of the repurchase of treasury stock, of RMB24.0 million ($3.1 million). The cash inflow was reduced by repayment of bank borrowings of RMB6.3 million ($0.8 million) and a dividend paid to minority stockholders of RMB9.1 million ($1.2 million).

Financing activities used net cash of RMB217.3 million during 2005. Cash was provided by the net proceeds of RMB234.7 million from the public offering of 5,912,160 shares of our common stock on July 20, 2005. The cash inflow was compensated by repayment of certain bank borrowings of RMB17.4 million.

Distributions by our PRC operating companies to us may be subject to governmental approval and taxation. Any transfer of funds from us to our PRC operating companies, either as a shareholder loan or as an increase in registered capital, is subject to registration or approval with or by PRC governmental authorities, including the relevant administration of foreign exchange and/or other relevant examining and approval authorities. These limitations on the free flow of funds between us and our PRC operating companies may restrict our ability to act in response to changing market conditions. To date, none of our PRC operating companies, including Shenzhen Comtech and Shanghai E&T, have declared or paid dividends to us, and historically, we have not relied on such distributions for our liquidity needs. In addition, we have not declared dividends since the share exchange transaction. Our holding companies have no business operations and therefore the related expenses are relatively low, consisting mainly of legal, accounting and other fees and expenses associated with being a holding company or, in the case of Comtech Group, Inc., a public company. Three of our operating companies, Comtech Hong Kong and Comtech Broadband, both Hong Kong incorporated companies, and Comtech Communication and Comtech Software, both wholly owned foreign enterprises, are legally permitted to declare and pay dividends, enabling them to provide any funds necessary to meet the holding companies’ limited operating expenses, although in the case of a wholly owned foreign enterprise, such dividends would be subject to the conditions described in “Risk Factors—PRC laws and our corporate structure may restrict our ability to receive dividend payments from, and transfer funds to, our PRC operating companies, which may negatively affect our results of operations and restrict our ability to act in response to changing market conditions.” We do not expect restrictions between us and our PRC operating companies to affect our liquidity and capital resources in the near future. For risks associated with the uncertainty in our receipt of the equivalent economic interest in connection with the equity interest in Shenzhen Comtech, see “Risk Factors—PRC laws and our corporate structure may restrict our ability to receive dividends and payments from, and transfer funds to, our PRC operating companies, which may negatively affect our results of operations and restrict our ability to act in response to changing market conditions.”

Our PRC operating companies are required, where applicable, to allocate a portion of their net profit to certain funds before distributing dividends, including at least 10% of their net profit to certain reserve funds until the balance of such fund has reached 50% of their registered capital. These reserves can only be used for specific purposes, including making-up cumulative losses of previous years, conversion to equity capital, and application to business expansion, and are not distributable as dividends. For risks associated with the uncertainty in our receipt of the equivalent economic interest in connection with the equity interest in Shenzhen Comtech or Shanghai E&T, see “Risk factors—PRC laws and our corporate structure may restrict our ability to receive dividends and payments from, and transfer funds to, our PRC operating companies, which may negatively affect our results of operations and restrict our ability to act in response to changing market conditions.”

Indebtedness

On October 7, 2005, Comtech Hong Kong entered into a RMB40.4 million U.S. dollar denominated credit facility with Standard Chartered Bank (Hong Kong) Limited, or SCB, and a RMB72.6 million U.S. dollar denominated facility with Bank of China, or BOC. In 2006, BOC increased the amount available under the facility to RMB117.1 million ($15 million). Both of the SCB and BOC facilities are guaranteed by Comtech Group, Inc. Apart from income from operations, these revolving credit facilities serve as our principal source of liquidity to fund our working capital needs.

As of December 31, 2006, there was no outstanding loan balance under the SCB facility. This facility is secured by funds on deposit of an amount not less than $2 million, and bears interest from 1.5% per annum over HIBOR or LIBOR or H.K. dollar prime or U.S. dollar prime, depending on the types of borrowings made. The SCB facility is repayable on demand and SCB may immediately terminate the facility without our consent or that of any third party.

As of December 31, 2006, the outstanding loan balance under the BOC facility was RMB30.3 million ($3.9 million), at an interest rate of approximately 7.3% per annum, leaving RMB86.8 million ($11.1 million) available. This facility is secured by funds on deposit of an amount not less than $5 million, and bears interest from LIBOR plus 1.75% to 2% per annum, depending on the types of borrowings made and is used to settle foreign exchange obligations to the extent needed. The facility is repayable on demand and BOC may increase, reduce and/or cancel the facility by notice to us. Based on a variable return on interest, the bank borrowings amounted to fair value.

Some of our customers enter into arrangements with their respective banks for purposes of settling their bills. Under such arrangements, we are entitled to collect the amounts owed directly from the customers’ banks when the invoice becomes due. In certain circumstances, we have arranged to transfer with recourse certain of our bills receivable to the bank. Under this discounting arrangement, the bank pays a discounted amount to us and collects the amounts owed from the customers’ banks. The discount typically ranges from 0.69% to 0.8% of the balance transferred, which is recorded as interest expense. For the year ended December 31, 2006, we had received proceeds from the sales of the bills receivable amounting to RMB106.9 million ($13.7 million), compared with RMB60.7 million for the previous year.

Contractual Obligations and Commercial Commitments

The following table sets forth our contractual payment obligations for operating leases and purchase obligations as of December 31, 2006:

	Payments due by Period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	More Than 5 Years
	(in millions of RMB)
Operating lease obligations	11.3	6.0	4.7	0.6	—
Purchase obligations	202.9	202.9	—	—	—
Bank borrowings	30.3	30.3	—	—	—

Total	244.5	239.2	4.7	0.6	—

Operating lease obligations consist primarily of operating lease agreements for our office facilities, including our head office and research center in Shenzhen. Our leases have remaining terms ranging from one to 40 months.

Purchase obligations consist of outstanding purchase orders for components from our suppliers. We do not have any minimum purchase obligations with these suppliers.

Off-Balance Sheet Arrangements

Apart from the discounting of receivables discussed under “—Indebtedness” and operating lease obligations discussed under “Contractual Obligations,” we have no outstanding off-balance sheet arrangements, derivative financial instruments, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

Our reporting currency is the Renminbi. Transactions in other currencies are recorded in Renminbi at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are remeasured into Renminbi at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in our statements of operations as a component of current period earnings.

The PRC State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of Renminbi into foreign currencies. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, once various procedural requirements are met, Renminbi is convertible for current account transactions, including trade and service-related foreign exchange transactions and dividend payments, but not for capital account transactions, including direct investment, loans or investments in securities outside China, without prior approval of the State Administration of Foreign Exchange of the People’s Republic of China, or its local counterparts.

Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although currently the Renminbi exchange rate versus the U.S. dollar is restricted to a rise or fall of no more than 0.3% per day and the

People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market. As of December 31, 2006, the exchange rate of RMB to $1.00 was RMB7.8041.

We conduct substantially all of our operations through our PRC operating companies, and their financial performance and position are measured in terms of Renminbi. Our solutions are primarily procured, sold and delivered in the PRC for Renminbi. The majority of our net sales are denominated in Renminbi.

Any devaluation of the Renminbi against the U.S. dollar would consequently have an adverse effect on our financial performance and asset values when measured in terms of U.S. dollars. On the other hand, the appreciation of the Renminbi could make our customers’ products more expensive to purchase because many of our customers are involved in the export of goods, which may have an adverse impact on their sales. A decrease in sales by our customers could have an adverse effect on our operating results. In addition, from time to time we may have U.S. dollar denominated borrowings, and therefore a decoupling of the Renminbi many affect our financial performance in the future.

We recognized a foreign currency translation adjustment of approximately RMB10.0 million ($1.3 million) for the year ended December 31, 2006. We do not currently engage in hedging activities, as such, we may in the future experience economic loss as a result of any foreign currency exchange rate fluctuations.

Interest Rate Risk

We are exposed to interest rate risk arising from short-term variable rate borrowings from time to time. Our future interest expense will fluctuate in line with any change in our borrowing rates. We do not have any derivative financial instruments and believe our exposure to interest rate risk and other relevant market risks is not material. Our bank borrowings amounted to RMB30.3 million ($3.9 million) as of December 31, 2006. Based on the variable nature of the underlying interest rate, the bank borrowings approximated fair value at that date.

If there was a hypothetical 1% change in interest rates, the net impact to earnings and cash flows would be approximately RMB0.3 million ($0.04 million). The potential change in cash flows and earnings is calculated based on the change in the net interest expense over a one year period due to an immediate 1% change in rates.

Inflation

In recent years, China has not experienced significant inflation, and thus inflation has not had a material impact on our results of operations. According to the National Bureau of Statistics of China, the change in Consumer Price Index in China was 3.9%, 1.8% and 1.5% in 2004, 2005 and 2006, respectively.

BUSINESS

Company Overview

We provide customized module design solutions for a diverse set of applications and end markets, serving as a gateway for our technology component suppliers to access leading electronics manufacturers in China. Our customized module design solutions allow our customers to take advantage of technology components from reputable suppliers in an efficient and cost-effective manner, thus reducing their time-to-market and lowering their overall costs. Our close collaboration with our customers’ product development teams provides us with a unique understanding of their needs, enabling us to customize our suppliers’ technology components with module designs that meet our customers’ needs. In addition, in 2006, we began offering technology and engineering services, network system integration and related training and maintenance services to telecom equipment vendors in China and in Southeast Asia.

We are focused on the mobile handset, telecom equipment and digital media end-markets in China. In the mobile handset end-market, we provide module solutions for functionalities such as LCD, camera, power supply and Bluetooth; in the telecom equipment end-market, we provide solutions for PSTN switches, optical transmitters, electrical signal processors and optical signal amplifiers; and in the digital media end-market, we provide solutions for digital set-top boxes and GPS applications. Over the course of our operating history, we have worked with over 200 customers, including many of the most established manufacturers in the mobile handset, telecom equipment and digital media end-markets in China such as ZTE, Huawei and Lenovo. In addition to these original equipment manufacturers, or OEMs, our other customers include industry participants that support these OEMs, such as subsystem designers and contract manufacturers. In developing customized module design solutions for use in our customers’ products, we collaborate closely with over 30 suppliers of technology components, including many large multinational companies such as Broadcom, JDS Uniphase and Matsushita. In addition, in October 2006, we became one of the first China-based companies to license software technology and have access to selected source codes relating to digital media applications directly from Microsoft.

Based on a customer’s specific requirements, we will propose a customized module reference design, which usually incorporates technology components from our suppliers. If the customer accepts our module reference design, it will generally agree to purchase specific components contained in our proposed design from us. However, our customers and their third-party contract manufacturers are responsible for the manufacture and assembly of the customized module based on our designs. Our business model is based on generating recurring revenue by reselling specific components required in our module reference designs. The difference between the purchase price we pay our suppliers for these components and our sales price to our customers for these components compensates us for our design, technical support and distribution services.

To further broaden and deepen the relationship with our existing customers, we began offering technology and engineering services in January 2006 to help facilitate the deployment of their products both in China as well as abroad. In addition, we continue to explore and identify new end-markets where we can leverage both our design and engineering expertise. For example, in 2006, we commenced the development of location-based search applications, particularly GPS module solutions for handsets and others mobile applications.

From 2004 to 2006, our net sales grew from RMB625.7 million to RMB1,323.6 million ($169.6 million), representing a compound annual growth rate, or CAGR, of 45.4%, and our net income grew from RMB62.2 million to RMB123.3 million ($15.8 million) during the same period, representing a CAGR of 40.8%.

Industry Background

We believe that China has emerged as a major participant in the global electronics market as outsourcing and domestic demand for electronic products, including mobile handsets, telecom equipment and digital media products, continue to grow. We also believe that China is increasingly establishing itself as one of the world’s most attractive electronics manufacturing centers, where both domestic and foreign OEMs and contract manufacturers undertake extensive design and manufacturing.

Current Industry Trends in China

Growth of electronics end markets. The rapid growth of China’s mobile handset, telecom equipment and digital media end-markets have been important drivers for the domestic electronics manufacturing industry. Increasing mobile handset penetration alongside growing handset replacement rates are expected to drive growth in handset shipments. According to Informa Telecoms and Media, an independent research firm, domestic handset sales is forecasted to reach 149.0 million units in 2010 from 110.9 million units in 2006, representing a five-year CAGR of 7.7%. Additionally, with continued build-out and upgrade of the current telecommunication infrastructure, China continues to see strong investments across the broader telecom equipment industry. Specific segments that we expect will continue to grow include the data communications segment, consisting of asymmetric digital subscriber line (ADSL) broadband equipment, Voice over Internet Protocol (VoIP) equipment and network security equipment; the optical transmission systems segment; and the fixed line telecom network segment. In addition, we expect China’s wireless network operators to commence commercial deployment of 3G networks based on the TD-SCDMA standard as early as this year. The Chinese government has already initiated and subsidized several rounds of testing of the TD-SCDMA network. The growth in these segments has driven, and, we believe, will continue to drive growth in the overall electronics manufacturing businesses supporting hardware OEMs, including those engaged in the customized design of module solutions.

In addition to positive trends in both the mobile handset and telecom equipment end markets, we also expect the digital media market to experience significant growth. High economic growth in China has resulted in increased per capita disposable income, which has stimulated strong demand for digital media products. For example, according to IDC, shipment of digital pay TV set-top boxes is forecasted to grow from 3.3 million units in 2005 to 26.9 million units in 2010, representing a CAGR of 51.8% during the period. We anticipate the Beijing Olympics in 2008 to accelerate the adoption of digital TV in China.

Increasing technological complexity of electronics products. Due to evolving standards and increasing consumer demands, electronic products such as mobile handsets and portable media players are increasingly sophisticated in structure and design. For example, we believe the increasing complexity of mobile handsets, due to evolving consumer tastes and upgrading of telecom networks in China, is driving the need for greater customization of components and modules. In the mobile handset market, new features such as GPS and multimedia are being added to mobile handsets due to intense competition between mobile handset makers and increasing functional and data transmission capabilities enabled by advanced networks such as 2.5G and 3G. We believe that this increasing demand for mobile handset functionality will continue to drive demand for more customized applications of standard components, which will require more design solutions and customization from providers such as ourselves.

The digital media electronics industry will similarly witness demand for more customized solutions due to evolving trends and increasingly sophisticated customer tastes. For example, with events like the Beijing Olympics occurring in the near term, demand for IPTV customization will increase as the telecom industry focuses on expanding basic IPTV services like live TV and TV on demand, to more value-added services like online games, web-page browsing and interactive advertisements.

Globalization of Chinese electronics manufacturers. The increase in the number of Chinese domestic OEMs has created an environment where these OEMs must continually innovate and develop new products, adopt aggressive pricing policies and venture into new markets to remain competitive. The ability to leverage on a highly-skilled, low-cost manufacturing base has enabled China’s domestic OEMs to become increasingly competitive in the global marketplace. For example, Huawei, a major domestic telecom equipment OEM in China, has become a major supplier of telecom equipment to international customers. According to information released by Huawei, in 2006, international markets represented 65% of Huawei’s total contract sales, up from 58% in 2005, serving 31 of the world’s top 50 operators. Other domestic telecom equipment and mobile handset device manufacturers, like ZTE, the second largest manufacturer of telecom equipment in China, have also begun successfully expanding abroad.

Growth of China’s role as a design and manufacturing base for global technology providers. China has emerged as a primary location for technology companies seeking access to a low-cost, highly-skilled workforce to engage in product design, development and manufacturing. As a result, global technology companies are increasingly regarding China as a global hub for design and production, leveraging the comparative cost advantages in both product design and manufacturing.

Growing outsourcing trends. We believe that OEMs are increasingly outsourcing the development, design, prototyping, engineering, manufacturing, assembly and testing of components and systems to subsystem and module solution providers in order to:

•	reduce investments in R&D, inventory and operating assets in the face of cyclical demands for their products;

•	minimize design-to-delivery and time-to-market cycle times;

•	control costs given industry-wide pricing pressures;

•	take advantage of subsystem and module solution providers’ customized product designs;

•	effectively utilize subsystem suppliers’ inventory management capabilities and purchasing power; and

•	focus on their core marketing and branding competencies.

Competitive Strengths

We believe that our customized module design solutions allow our customers to more effectively utilize our suppliers’ enabling technology components, which in turn allows them to better compete in their targeted end-markets. We believe our competitive strengths include:

Broad and diversified customer base and deep customer relationships. Our broad and diversified customer base includes many major domestic mobile handset, telecom equipment and digital consumer electronics manufacturers in China and many of their supporting subsystem suppliers. Being a customized module design solution provider to our customers requires a time-consuming and difficult procurement qualification process, which we believe serves as a significant barrier to entry for other participants. We believe that these close customer relationships, together with our continued qualified solution provider status, facilitate better understanding of our customers’ time-to-market, technology and cost requirements. These deep relationships also present new business opportunities by enabling us to identify and capture additional revenue streams from our customers’ new growth areas.

Differentiated business model. We facilitate our customers’ use of technology components in their end-products, thus reducing both their time-to-market and overall costs. As we focus on providing solutions to meet our customers’ specific requirements, we believe that we are less vulnerable to risks associated with the development and adoption of new and unproven technology. We do not directly charge a design fee for our customized module solutions. Instead, we are compensated by a markup on the components recommended in our design solution, which is determined principally by the extent of the design work we provide.

Accumulated design solutions expertise. Over the years, we have developed an extensive portfolio of design solutions we can leverage to accommodate the needs of new clients or existing clients with changed needs. As such, we are able to achieve significant design cost efficiencies by reducing the need to invest the time or resources associated with designing a new solution. In addition, our engineers have also accumulated a significant amount of design and engineering expertise from working with our extensive customer base.

Strong relationships with technology components suppliers. We work closely with more than 30 technology components suppliers, including many large multinational companies such as Broadcom, JDS Uniphase and Matsushita. In addition to facilitating the customization of their technology components, our suppliers often rely on us as a means of penetrating China-based electronics manufacturers via our existing domestic relationships.

Strategy

We intend to strengthen our position as a technology solution provider for customers in China’s mobile handset, telecom equipment and digital media end-markets.

Leverage our strong customer relationships into new opportunities. We intend to drive future revenue growth and profitability by continuing to leverage our strong customer relationships and expanding the solutions we offer to them. For example, our relationship with Huawei began in 1995 when we provided design solutions for Huawei’s telecom equipment business. When Huawei expanded into the 3G mobile handset business, we began providing solutions for this business in 2006. Similarly, as Huawei’s demand for engineering services within its telecom equipment business increased, we began offering these services to facilitate the deployment of Huawei’s products in China as well as abroad. Growing with our clients will enable us to enter new end-markets and expand geographic presence.

Strengthen our design and development capabilities. To meet the changing demands facing our customers, which include increasingly shorter product life cycles, we intend to continue to improve and strengthen our in-depth and diversified solution development and design capabilities. We plan to continue investing resources to expand our experienced and skilled design team and improve our competitiveness within a frequently changing and challenging industry landscape.

Enhance our competitiveness in new product areas through strategic alliances. We intend to broaden our product offerings by leveraging our existing design and engineering expertise as well as selectively entering into strategic alliances with third parties to complement our existing capabilities. For example, we entered into a collaborative arrangement with Microsoft whereby we will have the ability to license next generation software technology from Microsoft’s IP Ventures program and use Microsoft’s source codes to develop design solutions across a variety of digital media applications. We believe this collaborative arrangement will enhance our competitiveness in design solutions for digital media initiatives, targeting various end-markets including the digital set-top box, GPS, game console, smartphone and portable media player markets. We intend to continue collaborating with third parties in ways that will enhance our competitiveness.

Make strategic investments and acquisitions. We intend to grow and expand our business by making strategic investments in and acquiring businesses complementary to ours that will enable us to expand the solutions we offer to our existing target customer base, and that will provide opportunities to expand into new markets. In particular, we plan to pursue opportunities where we expect to generate additional near-term revenue or expand our long-term growth opportunities by expanding our customer base or target end-markets. For example, on December 15, 2006, we acquired all the outstanding shares of Viewtran Technology (Shenzhen) Co., Limited, or Viewtran, a Shenzhen-based digital media technology and solutions provider focusing on digital TV and GPS applications. We believe the acquisition of Viewtran will complement our long-term strategy for China’s digital media industry by strengthening our research and development, or R&D, capabilities and broadening our product portfolio.

Products and Technology

We provide customization of our suppliers’ technology components with module designs to suit each of our customers’ specific needs. Our customized module design solutions include:

Mobile Handset Modules	Telecom Equipment Modules	Digital Media Modules
LCD	Fixed-line telecom network	Digital set-top box

Camera	Data communications	GPS

Persistent storage	Optical transmission	Multimedia module in portable media player

Input/output	Wireless base-station	Multimedia module in home entertainment systems

Sound system

Power supplies

Bluetooth

Multimedia

The following table sets forth the revenue contribution from our mobile handset, telecommunications equipment and digital media/other end-markets and, technology and engineering services during 2005 and 2006.

Market	2006	2005
Mobile handset	39.7%	51.5%
Telecommunication equipment	34.4	37.7
Digital media and others	21.8	10.8
Technology and engineering services	4.1	—

Total	100.0%	100.0%

Our R&D unit has always been central to our business and remains crucial in providing the best design solutions for our customers. We have a team of approximately 350 engineers and 200 other technical employees engaged in R&D related activities to develop new customized module solutions targeted at the mobile handset, telecom equipment and digital media industries. During 2006, we invested RMB28.0 million ($3.6 million) for R&D purposes and will continue to devote significant resources to supporting and enhancing the depth and capabilities of our R&D unit.

Customers

Our broad and diversified customer base includes many of the major domestic mobile handset, telecom equipment and digital consumer electronics manufacturers in China. In addition, our customers include industry participants supporting these OEMs, such as subsystem designers and contract manufacturers in China, as well as international manufacturers who have begun to manufacture end-products in China for the domestic and international market. Our largest customer in terms of 2006 net sales was T&W Electronics, a major telecom equipment and digital consumer electronics contract manufacturer in China. Our largest customer in the mobile handset market in terms of 2006 net sales was ZTE, both a large domestic mobile handset manufacturer and one of the largest telecom equipment manufacturers in China. Our two largest customers from the telecom equipment industry in terms of 2006 net sales were Huawei and ZTE, major telecom equipment manufacturers in China. Our two largest customers in the digital media end-market in terms of 2006 net sales were T&W Electronics and Sichuan Jiuzhou Electronics. During 2006, T&W Electronics, ZTE and Huawei, accounted for 15.9%, 8.6% and 6.9% of our net sales, respectively.

As of December 31, 2006, we believe that our major customers by end-market were as follows:

•	Mobile Handset Manufacturers — Lenovo and ZTE.

•	Telecommunication Equipment Manufacturers — Huawei and ZTE.

•	Digital Media — T&W Electronics and Sichuan Jiuzhou Electronics.

In 2006, our top 10 customers to whom we sold directly, including several contract manufacturers used by some of our major end-market customers, were as follows:

	2006
Customer Name	Net Sales		Percentage of Net Sales (%)
	(in millions)
T&W Electronics	RMB	210.7	15.9%
ZTE		113.9	8.6
Huawei		90.9	6.9
Wuxi Zhongxing Optoelectronics		81.8	6.2
Wuhan Research Institute of Post & Telecommunications		74.3	5.6
ATI		53.9	4.1
Young Poong Electronics		45.4	3.4
Sichuan Jiuzhou Electronics		44.2	3.3
Starnet Digital Technology		42.4	3.2
Accelink Technologies		41.3	3.1

Total	RMB	798.8	60.3%

The value of our technology solutions can be illustrated by specific examples of how we have worked closely with our customers and suppliers in leveraging our competitive position and unique business model to solidify and extend our existing business, as well as identify and capture new opportunities:

Growing with our customers. We have been a provider of customized module design solutions to many of our major customers for a significant portion of our operating history, often developing multi-level relationships with the various customers with whom we work. For example, we first became a solutions provider to Huawei in 1995 when Huawei had several hundred employees, compared to over 61,000 employees at the end of 2006. As China’s telecom market has grown, so has Huawei’s telecom equipment business and the demand for our module design solutions customized specifically for application within Huawei’s products. In 2006, we also began providing customized 3G mobile handset modules to Huawei, as well as engineering services to Huawei. Our total net sales from Huawei grew to RMB90.9 million ($11.6 million) in 2006.

Applying our customized module design capabilities to new end-markets. We have leveraged our customized module design capabilities and our deep, multi-level customer relationships to follow our customers into new end-markets. Since 1995, we have been a provider of customized module design solutions for telecom equipment to ZTE, one of the largest telecom equipment manufacturers in China. ZTE first sought to enter the mobile handset market in China in 2000. Based on our working history with ZTE on telecom equipment solutions and on our proven design capabilities, ZTE selected us as a provider of customized module design solutions for their mobile handsets in 2000. Our total net sales from ZTE has grown to RMB113.9 million ($14.6 million) in 2006.

Suppliers

We develop our customized module design solutions based on technology components provided by key technology and other suppliers in our target end-markets. We work with a select list of more than 30 key suppliers, including:

Supplier Name	Products
Broadcom	Various chipsets including DTV and Bluetooth

JDS Uniphase	Optoelectronic components

Matsushita	Switches, connectors, relay

M-Systems Flash Disk Pioneers Ltd.	Flash memory

ON Semiconductor Corporation	Various chipsets

During 2006, based on cost, we purchased approximately 34.9%, 16.5% and 15.7% of the components sold to our customers from Broadcom, JDS Uniphase and Matsushita, respectively. We have established long-standing relationships with our key suppliers. For example, we have worked with Matsushita since our inception in 1995. While we depend on our key suppliers, we believe that we can find alternate suppliers within a reasonable amount of time without significantly altering our proposed solutions. For further information concerning our reliance on Broadcom, Matsushita and other key suppliers, see “Risk factors—Reliance on our suppliers, with whom we often do not have long-term supply agreements, makes us vulnerable to the loss of one or more key suppliers or the delivery capabilities of our suppliers.”

Development of collaborative relationships with key component suppliers. We have expanded our business by collaborating with our key component suppliers and incorporating our suppliers’ technology components into our module reference designs to provide customized solutions for different OEM customers. For example, demand for flash memory integrated circuits has increased as the need for high volume storage has grown rapidly due to the more advanced data services offered over wireless networks onto mobile handsets. We developed a storage module by incorporating our supplier’s flash memory products, customizable for each customer according to their varying design criteria. Through this approach, we were able to customize each module to provide optimal functionality to a variety of OEM customers. Our ability to bring this solution to each of these OEM customers:

•	allows our customers to optimize their mobile handsets by incorporating flash memory technology in a fast and cost-efficient fashion;

•	allows this supplier to penetrate the China market and reach specific OEM customers without having to design and manufacture separate flash memory products; and

•	reinforce and broaden our relationship with this key component supplier.

Sales and Marketing

We generate sales of our customized module design solutions through our direct sales force, consisting of approximately 105 sales directors, account managers and sales support staff as at December 31, 2006. Our sales directors are responsible for establishing sales strategy and setting objectives for specific customer accounts. Each account manager is dedicated to a specific customer account and is responsible for the day-to-day management of that customer relationship. Account managers work closely with customers and, in many cases, provide on-site support. Account managers often attend our customers’ internal meetings related to production, engineering design and quality assurance to ensure that our customers’ expectations are appropriately interpreted and communicated to our operations group, and ultimately met or exceeded throughout the design process. Account managers also work with our customers to identify and meet their cost and design-to-delivery cycle time objectives.

Currently Huawei is our principal customer for engineering services, though we intend to market these services more broadly to other customers in the future through an expanded engineering services sales force.

Our new business development account managers initiate and maintain long-term, multi-level relationships with customer accounts and work closely with customers on new business opportunities throughout the design-to-delivery cycle.

Competition

We believe that the principal competitive factors affecting the markets for our customized module design solutions and engineering services include:

•	understanding our customers’ time-to-market, technology and cost requirements;

•	access to technology providers;

•	pricing and efficiency;

•	design capabilities;

•	customer relationships; and

•	technical support.

We believe that we compare favorably with respect to each of these criteria. In addition, while we do not believe that there are any direct competitors of any meaningful size that operate using the same business model as ours, we face indirect competition from the following:

Other technology component suppliers. For each project, we work with suppliers to compete against other technology component suppliers. Consequently, we indirectly compete against our suppliers’ competitors. For example, by working with JDS Uniphase, we compete indirectly against companies such as Avanex and Bookham in supplying optical transmission module designs.

Component manufacturers and distributors. We compete indirectly with component manufacturers such as Epcos, and component distributors such as Arrow Electronics, Avnet and Memec, which may seek to expand their product/service offerings to include customized module design solutions. We believe that these large component manufacturers and distributors have not historically engaged in customized module design, and therefore we believe that it is not one of their core competencies.

We may also face indirect competition from customers and suppliers. Currently many of our customers and suppliers do not focus on customized module design. If our customers or suppliers decide to devote more time and resources to in-house module design, the demand for our solutions may decline. In addition, our customers may change their procurement strategy or decide to rely on us primarily for component delivery and not for integration or design work. Similarly, component suppliers may also seek to offer their component products or modules incorporating key components from our solutions directly to our customers.

Intellectual Property

We currently have an invention patent of ceramic-to-steel application and a design patent related to our lightning surge protection for network products. Historically, we have derived a small percentage of our net sales from our patented products.

Employees

As of December 31, 2006, we had approximately 700 employees, with 350 in engineering, 200 in research and development, 105 in sales and marketing and 45 in administrative positions.

We make contributions for many of our employees in the PRC to retirement benefits based on their salaries and length of service upon retirement in accordance with a PRC government-managed retirement plan. The mandatory insurance schemes in Shenzhen, PRC include pension scheme, medical insurance, work-related insurance and unemployment insurance. The PRC government is directly responsible for the payments of benefits to these retired employees. We are required to make contributions to the government-managed retirement plan at specified rates of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical, marketing and management personnel, for whom competition is intense. Our employees are not covered by any collective bargaining agreement and we have never experienced a work stoppage. We believe we enjoy good relations with our employees.

Properties

We lease properties with a total area of approximately 95,000 square feet in 20 locations in China including Shenzhen, Shanghai, Beijing, Hangzhou, Wuhan and Hong Kong. Approximately 20,000 square feet is for our corporate headquarters located in Shenzhen, approximately 38,000 square feet is for our research and development centers in Shenzhen and Shanghai, approximately 17,000 square feet is for our representative offices located in the other cities, and approximately 20,000 square feet is used for manufacturing of our proprietary lightning protection product for wireless base stations. These leases have remaining terms ranging from one to 40 months.

We believe that our existing facilities and equipment are well maintained and in good operating condition, and are sufficient to meet our needs for the foreseeable future.

Legal Proceedings

In 2004, we received a complaint threatening an action for damages arising from alleged breaches of fiduciary duties in connection with transactions involving Centerpoint Corporation and Bion Environmental Technologies, Inc. The transactions took place before the consummation of our share exchange agreement with Trident, at a time when Trident and our subsidiary, OAM, owned a majority of the shares of Centerpoint. We were named as a potential defendant in the draft complaint, together with OAM, and Mark Hauser and Mark Segall, who were former members of our board of directors, and other individuals and entities associated with Trident. The complaint was said to be on behalf of Centerpoint and a class of Bion stockholders, and alleged that the potential defendants controlled the affairs of Centerpoint, and used their positions, among other things, to divert Centerpoint assets to themselves. The complaint has never been formally served, and there has not been any active litigation, as the parties have been attempting to negotiate a settlement.

We claimed several refunds from the Italian government on corporate taxes paid by OAM, our 98.6% owned Italian subsidiary, during the 1970s and early 1980s. In one instance, the Italian tax authorities have counterclaimed, assessing additional unpaid taxes due by OAM. We have been successful in two lower courts in our defense of these counterclaims and were informed that the case had been determined in our favor in April 2005. In May 2006, we received notification from the Italian counsel that the Italian tax authorities have counterclaimed again against the earlier judgment in April 2005. The Italian counsel also informed us that there were grounds under Italian law to appeal this latest determination. In early 2007, we sold OAM to Asia Pacific Technology Development Limited, a Hong Kong company.

Although there can be no assurances, we believe that the outcome of the two matters above will have no material effect on our financial condition or results of operations.

Except as described above, we are not currently involved in any material litigation. From time to time, we may be also involved in litigation arising in the normal course of our business.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our directors and executive officers as of December 31, 2006.

Name	Age	Position
Jeffrey Kang	37	Chief Executive Officer, President and Chairman of the Board
Hope Ni	34	Chief Financial Officer, Secretary and Director
Amy Kong (1)(2)(3)	52	Director
Q.Y. Ma (1)(2)(3)	50	Director
Frank Zheng (1)(2)(3)	40	Director

(1)	Member of Audit Committee
(2)	Member of Nominating and Governance Committee
(3)	Member of Compensation Committee

Jeffrey Kang, Chairman of the Board, Chief Executive Officer and President. Mr. Kang is the co-founder of Comtech and has served as our chief executive officer and chairman of the board since September 1999. Mr. Kang founded Shenzhen Matsunichi Electronics Co., Ltd. and Matsunichi Electronic (Hong Kong) Limited, predecessor of the Company, in 1995, when Matsunichi commenced operations as a distributor for Matsushita. In 1999, Mr. Kang transferred all operations and assets of Matsunichi into the Company’s immediate predecessor. Prior to forming Matsunichi, Mr. Kang worked for Matsushita Electronics from June 1992 to July 1995 where he was responsible for selling components to the telecom industry within China. From 1998 to 1999, Mr. Kang was vice president of Shenzhen SME (Small and Medium Enterprises) Association, a non-profit association in Shenzhen. Mr. Kang earned B.S. degree in Electrical Engineering from South China Technology University in Guangzhou, China.

Hope Ni, Chief Financial Officer, Secretary and Director. Ms. Ni has served as our chief financial officer and secretary to our board since August 2004, and as our director since January 2005. Prior to joining us, Ms. Ni spent six years as a practicing attorney at Skadden, Arps, Slate, Meagher & Flom LLP in New York and Hong Kong, specializing in corporate finance. Prior to that, Ms. Ni worked at Merrill Lynch, investment banking division in New York. Ms. Ni also serves on the board of Qianjia Consulting Company, which she founded in 2002 and serves on the board of KongZhong Corporation, a Cayman Islands corporation traded on the Nasdaq Global Market. Ms. Ni received her J.D. degree from University of Pennsylvania Law School and her B.S. degree in Applied Economics and Business Management from Cornell University.

Amy Kong, Director. Ms. Kong has been a director since July 2004. Ms. Kong founded Primustech Ventures (HK) Limited, a private equity investment firm focused on Greater China, and has been its chief executive officer since 2000. Ms. Kong invested in a number of private equity projects in the areas of document management, professional training and education, medical waste management, medical devices, consumer electronics and information technology consulting. From 1999 to 2000, Ms. Kong served as interim chief executive officer of Cyber City International, a Shenzhen, China based company. In 1996, Ms. Kong founded GTF Asset Management for the Gajah Tunggal Group, an $800 million global asset management company. Ms. Kong received a B.A. degree from Princeton University and an M.B.A. degree from New York University.

Q.Y. Ma, Director. Dr. Ma has been a director since December 2004. Dr. Ma has been the managing director of Time Innovation Ventures, a venture capital firm, since 2000, and served as a professor at the University of Hong Kong from 1998 to 2000. Dr. Ma was an associate professor at Columbia University from 1994 to 2000. He has also served as a technology consultant to IBM, General Electric, TRW, Inc. and DuPont.

Dr. Ma is a co-founder and advisor of Semiconductor Manufacturing International Corp., and has served as an adviser to the Ministry of Information Industry, Beijing Government, and a senior advisor to Zhangjiang Hi-Tech Park in Shanghai. Dr. Ma received his Ph.D. from Columbia University, and attended the Executive Program of Stanford University’s School of Business.

Frank Zheng, Director. Mr. Zheng has been a director since January 2005. He has been the vice president of travel service for eLong, Inc., a leading online travel service company in China, since July 2000. Mr. Zheng is responsible for the overall operation of eLong’s travel services. Before he joined eLong, Mr. Zheng was a senior director of travel services with Asia.com. From 1994 through 2000, Mr. Zheng held various financial and operations positions with The Bank of New York, The Reserve Management Corp, and Dean Witter Intercapital Company. Mr. Zheng received a B.B.A degree in Accounting from City University of New York.

Board Practices

Our business and affairs are managed under the direction of our board of directors. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. It is our expectation that the board of directors will meet regularly on a quarterly basis and additionally as required.

Board Committees

Our board of directors has an audit committee, a nominating and corporate governance committee, and a compensation committee, each established in 2005. Our board of directors has determined that Amy Kong, Frank Zheng and Q.Y. Ma, the members of these committees, are “independent” under the current independence standards of Nasdaq Marketplace Rule 4200(a)(15) and meet the criteria for independence set forth in Rule 10A-3(b)(1) under the U.S. Securities Exchange Act of 1934, as amended (the Exchange Act). Our board of directors has also determined that these persons have no material relationships with us—either directly or as a partner, stockholder or officer of any entity—which could be inconsistent with a finding of their independence as members of our board of directors.

Audit Committee

The audit committee, consisting of Ms. Kong and Messrs. Ma and Zheng, oversees our financial reporting process on behalf of the board of directors. The committee’s responsibilities include the following functions:

•	approve and retain the independent auditors to conduct the annual audit of our books and records;

•	review the proposed scope and results of the audit;

•	review and pre-approve the independent auditors’ audit and non-audited services rendered;

•	approve the audit fees to be paid;

•	review accounting and financial controls with the independent auditors and our financial and accounting staff;

•	review and approve transactions between us and our directors, officers and affiliates; and

•	recognize and prevent prohibited non-audit services.

Our board of directors has determined that Ms. Kong, the Chair of the Audit Committee, is an “audit committee financial expert” as defined by the SEC’s rules.

Nominating And Corporate Governance Committee

The nominating and governance committee, consisting of Ms. Kong and Messrs. Ma and Zheng, is responsible for identifying potential candidates to serve on our board and its committees. The committee’s responsibilities include the following functions:

•	making recommendations to the board regarding the size and composition of the board;

•	identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

•	establishing procedures for the nomination process;

•	advising the board periodically with respect to corporate governance matters and practices, including periodically reviewing corporate governance guidelines to be adapted by the board; and

•	establishing and administering a periodic assessment procedure relating to the performance of the board as a whole and its individual members.

Compensation Committee

The compensation committee, consisting of Ms. Kong and Messrs. Ma and Zheng, is responsible for making recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock option plans. Its responsibilities include the following functions:

•

reviewing and recommending policy relating to the compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations;

•

administering our benefit plans and the issuance of stock options and other awards under our stock plans; and reviewing and establishing appropriate insurance coverage for our directors and executive officers;

•

recommending the type and amount of compensation to be paid or awarded to members of our board of directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards;

•	reviewing and discussing with management the disclosures contained in the Compensation Discussion and Analysis section of our reports filed on Form 10-K and providing a report on the same; and

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth as of April 5, 2007 information about the beneficial ownership of our common stock by:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each of our directors;

•	each named executive officer;

•	all directors and executive officers as a group; and

•	our selling stockholders.

Unless otherwise indicated, the address for each person or entity is Suite 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, PRC.

Name of beneficial owner	Number of shares beneficially owned(1)		Options exercisable within 60 days of April 5, 2007		Shares being sold in the offering	Percentage beneficially owned before the offering	Percentage beneficially owned after this offering(2)
Jeffrey Kang	10,903,734	(3)	366,710			32.9%	27.0%
Hope Ni	205,000	(4)	155,000	(4)		*	*
Amy Kong	2,602	(5)	2,602	(5)		*	*
Q.Y. Ma	11,301	(6)	11,301	(6)		*	*
Frank Zhang	8,801	(7)	8,801	(7)		*	*
All directors and executive officers as a group (5 persons)	11,131,438					33.6%	27.6%

Principal and selling stockholders
Nan Ji	10,537,024	(8)(9)				31.8%	26.0%
Comtech Global Investment Ltd.	10,537,024	(8)			770,000	31.8%	26.0%
Yi Kang	2,669,528	(10)				8.0%	6.2%
Ren Investment International Ltd.	2,669,528	(11)			330,000	8.0%	6.2%

*	Represents beneficial ownership of less than one percent of our outstanding shares.
(1)

Beneficial ownership is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 5, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 33,172,478 shares of common stock outstanding as of April 5, 2007.

(2)	The percentage of beneficial ownership after this offering is based on 37,572,478 shares of common stock that will be outstanding upon the completion of this offering.
(3)

Includes (a) 366,710 shares issuable upon exercise of currently exercisable stock options and (b) 10,537,024 shares beneficially owned by Comtech Global Investment Ltd., over which Mr. Jeffrey Kang has sole voting and investment power.

(4)

Includes (a) 100,000 shares issuable upon exercise of currently exercisable stock options, (b) 50,000 shares owned by Ms. Ni and (c) 55,000 restricted shares granted to Ms. Ni but not yet reflected in our stock register.

(5)	Represents 2,602 restricted shares granted to Ms. Kong but not yet reflected in our stock register.
(6)	Includes (a) 10,000 shares issuable upon exercise of currently exercisable stock options and (b) 1,301 restricted shares granted to Mr. Ma but not yet reflected in our stock register.
(7)	Includes (a) 7,500 shares issuable upon exercise of currently exercisable stock options and (b) 1,301 restricted shares granted to Mr. Zheng but not yet reflected in our stock register.

(8)	Mr. Jeffrey Kang owns a 29% interest and Ms. Nan Ji a 71% interest in Comtech Global Investment Ltd. Mr. Jeffrey Kang is the sole director of Comtech Global Investment Ltd.
(9)	Represents 10,537,024 shares beneficially owned by Comtech Global Investment Ltd., over which Mr. Jeffrey Kang, Ms. Ji’s husband, has sole voting and investment power.
(10)

Includes 2,669,528 shares beneficially owned by Ren Investment International Ltd., over which Mr. Yi Kang, as sole director, has sole voting and investment power. Mr. Yi Kang, the brother of Jeffrey Kang, does not have an economic interest in any shares of Ren Investment International Ltd.

(11)

Shares of Ren Investment International Ltd. are beneficially owned by Mr. Yi Kang, who as sole director, has sole voting and investment power over the shares. Mr. Yi Kang does not have any economic interest in any shares of Ren Investment International Ltd.

DESCRIPTION OF SHARE CAPITAL

Our charter authorizes us to issue up to 200,000,000 shares of common stock, par value $0.01 per share, 33,172,478 shares of which were issued and outstanding as at April 5, 2007.

Description of Common Stock

Voting rights. All shares of our common stock have equal voting rights and, when validly issued and outstanding, the holders of shares of our common stock are entitled to one vote for each share held on record on all matters to be voted on by stockholders.

Dividends. The holders of outstanding shares of common stock are entitled to receive dividends, if any, out of assets legally available at such times and in such amounts as our board of directors may from time to time determine.

Preemptive, subscription, redemption and conversion rights. Holders of shares of our common stock have no preemptive, subscription or redemption rights, and there are no conversion provisions applicable to our common stock.

Liquidation. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive pro rata the assets of the company which are legally available for distribution to stockholders, unless there are outstanding shares of preferred stock with priority rights. Currently, we have no class of preferred stock authorized to be issued.

Warrants

Prior to the share exchange, Trident granted warrants to purchase up to 925,417 shares of our common stock which were assumed as a part of the share exchange transaction. Each warrant represents the right to receive one share of our common stock, at an exercise price of $3.00 per share for 484,452 common stock warrants and $2.50 per share for 440,965 common stock warrants. The warrants expire on July 1, 2009. The holders of these warrants, which include former directors and officers of Trident, were granted piggyback registration rights with respect to the underlying shares of common stock. All of these underlying shares were registered for resale under our registration statement on Form S-1, declared effective in February 2005. As of April 5, 2007, 899,492 of these warrants to purchase shares of our common stock had been exercised.

On January 1, 2004, we entered into a financial advisory agreement with Broadband Capital Management LLC, or Broadband, in connection with the anticipated share exchange. As part of the financial advisory fee payable to Broadband upon consummation of the share exchange, we agreed to issue warrants to purchase up to 325,000 shares of our common stock to Broadband and certain of its affiliates. The holders of the Broadband warrants were granted piggyback registration rights with respect to the underlying shares of common stock. All of these underlying shares were registered for resale under our registration statement on Form S-1, declared effective in February 2005. As of April 5, 2007, all of these warrants to purchase shares of our common stock had been exercised.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify our directors and officers to the maximum extent required or permitted by Maryland law. Our bylaws permit us to indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether, civil, criminal, administrative or investigative, by reason of the fact that such person, at our request, is or was a director or officer of another corporation, against the liabilities, costs and expenses of every kind actually and reasonably incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, to the full extent required or permitted under applicable common or statutory law, state or federal. This indemnity is exclusive of other rights to which such person may be entitled.

Maryland Takeover Statute

Section 3-602 of the Maryland General Corporation Laws prevents an “interested shareholder”—defined, generally, as a person owning 10% or more of a corporation’s outstanding voting stock—from engaging in a “business combination” with a publicly held Maryland corporation for five years following the date such person became an interested shareholder, unless: (a) before such person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination. Thereafter, subject to various exceptions, such transactions must be recommended by the board of directors and approved by the affirmative vote of at least (a) 80% of the voting stock of the corporation outstanding, and (b) two thirds of the outstanding voting stock of the corporation not owned by the interested shareholder, unless, among other conditions, the corporation’s shareholders receive a minimum price for their shares as described in the statute and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested shareholder. As a result, our principal shareholder and chief executive officer, Jeffrey Kang, who alone has the ability to control the outcome of all matters requiring shareholder approval, may engage in such business combinations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our shares of common stock are listed on the Nasdaq Global Market under the symbol “COGO.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain United States federal income tax consequences of an investment in our common stock by a holder that, for United States federal income tax purposes, is not a “United States person” as defined below (a “Non-U.S. Holder”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, foreign tax-exempt organizations (including private foundations) and foreign partnerships) or to persons that will hold the common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any (1) United States federal income tax consequences to a Non- U.S. Holder that (A) is engaged in the conduct of a United States trade or business or (B) is a nonresident alien individual and is present in the United States for 183 or more days during the taxable year and (2) state, local, or foreign tax considerations. This discussion is written on the basis that an investor will hold his common stock as a “capital asset” (generally, property held for investment) under the Internal Revenue Code of 1986. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local and foreign income and other tax considerations of an investment in our common stock.

For purposes of this discussion, a “United States person” is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation, partnership, or limited liability company created in, or organized under the law of, the United States or any State or political subdivision thereof, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, and (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person.

General

Dividends paid in cash to a Non-U.S. Holder will generally be subject to withholding of United States federal income tax at the rate of 30%. A Non-U.S. Holder is urged to consult any applicable income tax treaties that may provide for a reduction in, or exemption from, withholding taxes. A Non-U.S. Holder may be required to provide a completed Internal Revenue Service (“IRS”) Form W-8BEN or other certification in order to claim a treaty benefit. Upon a sale or other disposition of our common stock, a Non-U.S. Holder will generally not be subject to United States federal income tax.

Backup Withholding and Information Reporting

In general, backup withholding will not apply to dividends on our common stock paid by us or our paying agent to a Non-U.S. Holder if the holder has provided a completed IRS Form W-8BEN or other certification that it is a Non-U.S. Holder and neither we nor our paying agents have actual knowledge or reason to know otherwise. Generally, we must provide to the IRS information regarding the amount of dividends paid, the name and the address of the recipient, and the amount, if any, of tax withheld. This information reporting requirement will apply even if no tax was required to be withheld.

In general, backup withholding and information reporting will not apply to proceeds derived from the disposition of common stock paid to a Non-U.S. Holder if the holder has provided a completed IRS Form W-8BEN or other certification that such holder is a Non-U.S. Holder and neither we nor our paying agent have actual knowledge or reason to know otherwise. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded, or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is provided to the IRS.

UNDERWRITING

Lehman Brothers Inc. and Jefferies & Company, Inc. are acting as joint book-running managers of the offering and Lehman Brothers Inc. is acting as the sole representative of the underwriters. Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference herein, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of shares
Lehman Brothers Inc	2,475,000
Jefferies & Company, Inc.	962,500
Bear, Stearns & Co. Inc.	962,500
Needham & Company, LLC	550,000
C.E. Unterberg, Towbin LLC	550,000

Total	5,500,000

The underwriting agreement provides that the underwriters’ obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling stockholders for the shares.

	Paid by us		Paid by selling stockholders
	No exercise	Full exercise	No exercise	Full exercise
Per share	$0.8312	$0.8312	$0.8312	$0.8312
Total	$3,657,280	$4,205,872	$914,320	$1,051,468

The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.49 per share. After the offering, the representative may change the offering price and other selling terms.

The expenses of the offering that are payable by us and the selling stockholders are estimated to be approximately $1 million (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commission.

Option to Purchase Additional Shares

We and the selling stockholders have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an additional 660,000 shares of common stock from us and an additional 165,000 shares of common stock from the selling stockholders at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 5,500,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, our selling stockholders, and all of our directors and executive officers, have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not, subject to some exceptions, directly or indirectly, offer for sale, sell, pledge or otherwise dispose of any common stock or any securities that may be converted into or exchanged for any common stock, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities or publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement, other than permitted transfers.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus supplement and the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement outside of the United States, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Affiliations

Certain of the underwriters and their affiliates have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive separate fees.

Other Jurisdictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any prospectus or other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area. In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a relevant member state, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, or the relevant implementation date, the underwriters have not made and will not make an offer of our common stock to the public in that relevant member state prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant Implementation Date, make an offer of our common stock to the public in that relevant member state at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

•

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than 443,000,000 and (iii) an annual net turnover of more than 450,000,000, as shown in its last annual or consolidated accounts, or

•	in any other circumstances which do not require the publication by the issuer of a prospectus as required by Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to any common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom. The underwriters have not made and will not make an offer of our common stock to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus as required by the Prospectus Rules of the Financial Services Authority. The underwriters have only communicated and will only communicate an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company, and the underwriters have complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom.

France. Neither this prospectus nor any offering material relating to our common stock has been or will be submitted to the “Commission des Op´erations de Bourse” for approval (“Visa”), in France. The underwriters have not offered or sold and will not offer or sell any share of common stock or distribute or cause to be distributed any copies of this prospectus or any offering material relating to our common stock, directly or indirectly, in France, except (a) with the prior authorization of the French Ministry for Economy and Finance in accordance with Articles 9 and 10 of the ‘D´ecret’ of December 29, 1989 regulating financial relations between France and foreign countries, or (b) to qualified investors (“investisseurs qualifi´es”), and/or a restricted group of investors (“cercle restraint d’investisseurs”), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-l and L. 411-2 of the Monetary and Financial Code and “D´ecret” no. 98-880 dated October 1, 1998.

Germany. This prospectus is not a Securities Selling Prospectus within the meaning of the German Securities Sales Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt fu¨ r Finanzdienstleistungsaufsicht) or any other competent German governmental authority under the relevant laws. The underwriters have not offered or sold and will not offer or sell any share of common stock or distribute copies of this prospectus or any document relating to our common stock, directly or indirectly, in Germany except to persons falling within the scope of section 2 numbers 1 (persons who as part of their profession, occupation or business, purchase or sell securities for their own account or for the account of third patties), 2 (a restricted circle of persons) and 3 (employees by their employer or related group companies) of the German Securities Sales Prospectus Act of September 8, 1998 and by doing so has not taken, and will not take, any steps which would constitute a public offering of our common stock in Germany.

Italy. This prospectus has not been registered with the Commissione Nazionale per le Societ` a e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly: (i) our common stock cannot be offered, sold or delivered in the Republic of Italy (“Italy”) in a solicitation to the public at large (sollecitazione all’investimento) within the meaning of Article 1, paragraph 1, letter (t) of Legislative Decree no. 58 of February 24, 1998 (the “Financial Services Act”), nor may any copy of this prospectus or any other document relating to our common stock be distributed in Italy, (ii) our common stock cannot be offered, sold and/or delivered, nor may any copy of this prospectus or any other document relating to our common stock be distributed, either in the primary or in the secondary market, to individuals in Italy, and (iii) sales of our common stock in Italy shall only be: (a) negotiated with “Professional Investors” (operatori qualificati), as defined under Article 31, paragraph 2, of CONSOB Regulation no. 11522 of July 1, 1998, as amended (“CONSOB Regulation No. 11522”), (b) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Italian Banking Act, the Financial Services Act, CONSOB Regulation no. 11522 and all the other relevant provisions of Italian law, and (c) effected in accordance with any other Italian securities, tax and exchange control and other applicable laws and regulations and any other applicable requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

The Netherlands. The underwriters have not offered, distributed, sold, transferred or delivered, and will not offer, distribute, sell, transfer or deliver, any share of common stock, directly or indirectly, in the Netherlands, as part of their initial distribution or at any time thereafter, to any person other than individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezicht Effectenverkeer 1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises, who or which regularly trade or invest in securities in a professional capacity.

Spain. This prospectus has not been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisio´ n Nacional del Mercado de Valores). Accordingly, our common stock may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of article 30bis of the Spanish Securities Market Law of 28 July 1988 (Ley 24/1988, de 28 de Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

Switzerland. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht), and none of this offering and our common stock has been or will be approved by any Swiss regulatory authority.

Hong Kong. The underwriters (i) have not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any share of common stock other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chapter 32) of Hong Kong, and (ii) except as permitted under the securities laws of Hong Kong, have not issued, and will not issue, in Hong Kong any document, invitation or advertisement relating to our common stock other than with respect to our common stock which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

Japan. Our common stock have not been and will not be registered under the Securities and Exchange Law of Japan and may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to, or for the account or benefit of, any person for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with any other relevant laws and regulations of Japan.

People’s Republic of China. The underwriters have not circulated and will not circulate or distribute this prospectus in the PRC and the underwriters have not offered or sold, and will not offer or sell to any person for re-offering or resale, directly or indirectly, any ordinary shares to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Hong Kong, Macau and Taiwan.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired our common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters as to United States federal and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain other legal matters will be passed upon for us by Loeb & Loeb LLP, New York, New York. The validity of the shares we are offering will be passed upon for us by Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C., Rockville, Maryland. Certain legal matters in connection with the offering will be passed upon for the underwriters by O’Melveny & Myers LLP. Certain legal matters as to PRC law will be passed upon for us by Horizon Law Firm and for the underwriters by Fangda Partners. Certain legal matters as to British Virgin Islands law will be passed upon for the selling stockholders by Conyers Dill & Perman, British Virgin Islands.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and for the year ended December 31, 2006, have been included in this prospectus supplement and the accompanying prospectus in reliance upon the report of KPMG, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering our consolidated financial statements as of and for the year ended December 31, 2006, refers to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, using the modified prospective method, representing a change in our method of accounting for stock-based compensation.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph which states that we acquired Viewtran Cayman (the “Acquired Company”) on December 15, 2006, and management excluded from its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2006 the Acquired Company’s internal control over financial reporting associated with total assets representing approximately 7% of total consolidated assets and less than 1% of our consolidated net sales as of and for the year ended December 31, 2006. Their audit of internal control over financial reporting excluded an evaluation of the internal control over financial reporting of the Acquired Company.

Our consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2004 and 2005 were audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports included herein, and have been incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information, including proxy statements, with the SEC. You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, DC 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available via the SEC’s website (www.sec.gov) or may be inspected at the offices of the Nasdaq Global Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is modified or superseded by information contained in this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and any accompanying prospectus. We incorporate by reference into this prospectus supplement

•	our Annual Report on Form 10-K for the year ended December 31, 2006; and

•	our Current Report on Form 8-K filed with the SEC on April 23, 2007.

All documents filed (but not those that are furnished) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities are also incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement, any accompanying prospectus and any previously filed document.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this prospectus supplement but not delivered with this prospectus. Requests for such documents should be directed to:

Comtech Group, Inc.

Room 1001, Tower C, Skyworth Building

High-Tech Industrial Park

Nanshan, Shenzhen 518057 PRC

011-86-755-2674-3210

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Comtech Group, Inc.

We have audited the accompanying consolidated balance sheet of Comtech Group, Inc. and its subsidiaries (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comtech Group, Inc and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the year ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements as of and for the year ended December 31, 2006 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, such consolidated financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 2(c) to the consolidated financial statements.

As discussed in note 2(n) to the consolidated financial statements, on January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No.123 (Revised 2004), “Share-Based Payment”, using the modified prospective method, representing a change in the Company’s method of accounting for stock-based compensation.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Comtech Group, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG

Hong Kong, China

March 16, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF COMTECH GROUP, INC.

We have audited the accompanying consolidated balance sheets of Comtech Group, Inc. and its subsidiaries (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, shareholders’ equity and other comprehensive income, and cash flows for each of the two years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

March 23, 2006

COMTECH GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share amounts)

		At December 31,
	Note	2006	2006	2005
		USD	RMB	RMB
ASSETS

Current assets:
Cash		48,071	375,147	177,098
Pledged bank deposits	9	7,101	55,416	40,692
Accounts receivable, net of allowance for doubtful accounts	3	35,698	278,589	267,543
Bills receivable	4	4,074	31,797	54,905
Prepaid expenses and other receivables		1,826	14,254	9,657
Amount due from a minority stockholder		—	—	468
Inventories	5	9,221	71,959	110,763

Total current assets		105,991	827,162	661,126

Property and equipment, net	6	1,588	12,395	6,904
Intangible assets, net	8	2,502	19,528	—
Investment in an affiliated company	7	53	416	—
Goodwill	8	5,983	46,692	—
Other assets		116	905	905

TOTAL ASSETS		116,233	907,098	668,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable		14,636	114,217	104,308
Bank borrowings	9	3,879	30,272	35,779
Amounts due to related parties		195	1,522	1,816
Income taxes payable	10	1,188	9,270	2,524
Accrued expenses and other liabilities	11	11,052	86,253	9,350

Total current liabilities		30,950	241,534	153,777

Minority interests		210	1,646	8,599

Stockholders’ equity:
Common stock (USD0.01 par value
—authorized 200,000,000 shares; issued and outstanding 32,971,901 shares in 2006 and 31,445,058 shares in 2005)		349	2,725	2,602
Additional paid-in capital		51,604	402,721	358,775
Retained earnings		35,352	275,890	152,615
Accumulated other comprehensive loss		(2,232)	(17,418)	(7,433)

Total stockholders’ equity		85,073	663,918	506,559

Commitments and contingencies	17
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		116,233	907,098	668,935

See accompanying notes to consolidated financial statements.

COMTECH GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per share amounts)

	Note	2006	2006	2005	2004
		USD	RMB	RMB	RMB
Net sales
Product revenue	15	162,629	1,269,176	866,332	625,656
Services revenue	15	6,969	54,387	—	—

		169,598	1,323,563	866,332	625,656

Cost of sales
Cost of goods sold		(133,642)	(1,042,951)	(714,881)	(530,800)
Cost of services		(4,347)	(33,928)	—	—

		(137,989)	(1,076,879)	(714,881)	(530,800)

Gross profit		31,609	246,684	151,451	94,856
Selling, general and administrative expenses		(11,544)	(90,097)	(38,970)	(21,092)
Research and development expenses		(3,585)	(27,977)	(15,837)	(6,121)
Other operating income		24	185	180	1,110

Income from operations		16,504	128,795	96,824	68,753
Gain on disposal of a subsidiary	12	855	6,673	—	—
Interest expense		(371)	(2,896)	(1,762)	(2,156)
Interest income		942	7,352	2,493	38

Income before income taxes and minority interests		17,930	139,924	97,555	66,635
Income taxes	10	(1,423)	(11,104)	(6,736)	(2,300)

Income before minority interests		16,507	128,820	90,819	64,335
Minority interests in income of consolidated subsidiaries		(711)	(5,545)	(3,977)	(2,133)

Net income		15,796	123,275	86,842	62,202

Earnings per share
Basic	14	0.49	3.83	3.08	2.87

Diluted	14	0.47	3.64	2.94	2.84

Weighted average number of common shares outstanding
Basic	14	32,200,044	32,200,044	28,168,274	21,690,560

Diluted	14	33,829,519	33,829,519	29,507,939	21,885,053

See accompanying notes to consolidated financial statements.

COMTECH GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

AND COMPREHENSIVE INCOME

(in thousands, except shares and per share amounts)

	Common stock		Additional paid-in capital RMB	Deferred stock-based compensation RMB	Retained earnings RMB	Accumulated other comprehensive loss RMB	Total stockholders’ equity RMB
	Number of shares	RMB
Balance at January 1, 2004	20,251,075	1,676	12,407	—	3,571	—	17,654
Net income	—	—	—	—	62,202	—	62,202
Common stock held by Trident’s stockholders	1,959,950	162	162	—	—	—	324
Recapitalization in connection with the share exchange transaction	—	—	23,181	—	—	—	23,181
Deferred stock-based compensation	—	—	348	(348)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	101	—	—	101
Issuance of common stock in connection with private placement	3,150,000	261	82,285	—	—	—	82,546

Balance at December 31, 2004	25,361,025	2,099	118,383	(247)	65,773	—	186,008

Net income	—	—	—	—	86,842	—	86,842
Foreign currency translation adjustments	—	—	—	—	—	(7,433)	(7,433)

Comprehensive income	—	—	—	—	—	—	79,409
Issuance of common stock on exercise of warrants	171,873	14	—	—	—	—	14
Amortization of deferred stock-based compensation	—	—	—	247	—	—	247
Issuance of common stock in connection with public offering	5,912,160	489	240,392	—	—	—	240,881

Balance at December 31, 2005	31,445,058	2,602	358,775	—	152,615	(7,433)	506,559

Net income	—	—	—	—	123,275	—	123,275
Foreign currency translation adjustments	—	—	—	—	—	(9,985)	(9,985)

Comprehensive income	—	—	—	—	—	—	113,290

Issuance of common stock on exercise of warrants and options	1,635,482	132	37,851	—	—	—	37,983

Repurchase of shares issued under stock option exercises	(108,639)	(9)	(13,934)	—	—	—	(13,943)

Stock-based compensation	—	—	20,029	—	—	—	20,029

Balance at December 31, 2006	32,971,901	2,725	402,721	—	275,890	(17,418)	663,918

Balance at December 31, 2006 (in USD)		USD 349	USD 51,604	USD —	USD 35,352	USD(2,232)	USD 85,073

See accompanying notes to consolidated financial statements.

COMTECH GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2006	2006	2005	2004
	USD	RMB	RMB	RMB
Cash flows from operating activities:
Net income	15,796	123,275	86,842	62,202
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	302	2,359	974	913
Amortization of intangible assets	89	695	—	—
Loss on disposal of property and equipment	12	94	—	—
Gain on disposal of subsidiary	(855)	(6,673)	—	—
Minority interests	711	5,545	3,977	2,133
Stock-based compensation	2,566	20,029	247	101
Changes in current assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(692)	(5,398)	(100,086)	(71,588)
Prepaid expenses and other receivables	(1,073)	(8,377)	(7,509)	5,380
Bill receivables	2,897	22,608	22,433	(64,032)
Inventories	3,443	26,870	(94,860)	4,136
Trade accounts payable	767	5,984	51,403	1,386
Amounts due to related parties	(38)	(294)	(376)	600
Income taxes payable	666	5,198	1,037	585
Accrued expenses and other liabilities	1,400	10,923	844	(2,155)

Net cash used in operating activities	25,991	202,838	(35,074)	(60,339)

Cash flows from investing activities:
Decrease in pledged bank deposits	(2,057)	(16,055)	(40,692)	—
Purchases of property and equipment	(963)	(7,514)	(4,561)	(1,033)
Proceeds from disposal of property and equipment	1	5	—	—
Payment for acquisitions of subsidiaries, net of cash acquired	(1,629)	(12,709)	—	(906)
Investment in an affiliated company	(54)	(421)	—	—
Net proceeds from disposal of subsidiaries	3,555	27,742	—	—
(Increase)/decrease in other assets	—	—	(905)	344

Net cash used in investing activities	(1,147)	(8,952)	(46,158)	(1,595)

Cash flow from financing activities:
Proceeds from issuance of common stock (net of transaction cost)	—	—	234,695	84,036
Net cash from share exchange transaction (net of transaction cost)	—	—	—	26,695
Proceeds from exercises of stock warrants and options	4,867	37,983	—	—
Payments for repurchase of shares issued under stock options exercises	(1,786)	(13,943)	—	—
Proceeds from new bank borrowings	—	—	—	53,707
Repayment of bank borrowings	(808)	(6,305)	(17,377)	—
Repayment of amount due to holding company	—	—	—	(50,356)
Dividend paid	—	—	—	(41,387)
Contribution from minority interest	424	3,309	—	—
Dividend paid to minority interest	(1,169)	(9,124)	—	—

Net cash provided by financing activities	1,528	11,920	217,318	72,695

Effect of exchange rate changes on cash	(994)	(7,757)	(432)	—

Net increase in cash	25,378	198,049	135,654	10,761
Cash at beginning of the year	22,693	177,098	41,444	30,683

Cash at end of the year	48,071	375,147	177,098	41,444

Supplementary disclosures:
Interest paid	371	2,896	1,762	2,156

Income taxes paid	558	4,358	5,661	1,608

See accompanying notes to consolidated financial statements.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except shares and per share amounts)

1. ORGANIZATION AND NATURE OF OPERATIONS

Comtech Group, Inc. (the “Company”), formerly Trident Rowan Group Inc. (the “Parent”), and its subsidiaries (together, the “Group”) are principally engaged in the sale of component parts for electronic devices and equipment such as liquid crystal display, cameras, persistent storage, and peripheral devices for wireless handsets and fixed-line telecommunication to manufacturers in the People’s Republic of China (“PRC”) and other overseas countries. The Group also provides technology and engineering, business process outsourcing and other services in the PRC.

On May 25, 2004, the Parent entered into a share exchange agreement (the “Share Exchange Agreement”) with Comtech Group, a Cayman Islands corporation, pursuant to which the Parent acquired all of the issued and outstanding shares of Comtech Group in exchange for the issuance in the aggregate of 20,251,075 shares of the Parent’s common stock on July 22, 2004. As a result of the transaction, Comtech Group became a wholly-owned subsidiary of the Parent and because the former stockholders of Comtech Group acquired approximately 91.2% of the Parent's outstanding stock, this acquisition was accounted for as a reverse acquisition in which Comtech Group was deemed to be the accounting acquirer and the Parent the legal acquirer. The Parent changed its name to Comtech Group, Inc. on August 2, 2004.

Accordingly, the historical consolidated financial statements of the Company for periods prior to the date of the transaction are those of Comtech Group, as the accounting acquirer, and all references to the consolidated financial statements of the Company apply to the historical financial statements of Comtech Group prior to the transaction and the consolidated financial statements of the Company subsequent to the transaction. The Company's shares have been restated retroactively to reflect the share exchange ratio as at the date of the transaction in a manner similar to a stock split.

As a part of the Share Exchange Agreement, the Company assumed fully vested options previously issued by the Parent to purchase 115,000 shares of common stock with an exercise price of USD 3.00 per share. Additionally, the Company assumed 925,417 fully exercisable common stock warrants previously issued by the Parent. Each warrant represents the right to receive 1 share of the Company's common stock, at an exercise price of USD3.00 per share for 484,452 common stock warrants and USD2.50 per share for 440,965 common stock warrants. The options and warrants assumed from the Parent will expire on July 1, 2009.

On January 14, 2005, the Company’s board of directors approved a one-for-two reverse stock split of common stock of the Company. All per share amounts and outstanding shares, including all common stock equivalents (stock options and warrants), have been retroactively restated for all periods presented to reflect the reverse stock split.

On July 20, 2005, the Company publicly sold 5,912,160 shares of the Company's common stock at USD5.1425 per share, after underwriting discounts and commissions, for gross proceeds of approximately RMB245,000 (USD30,000).

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

As of December 31, 2006, the subsidiaries of the Company include the following:

Name of company	Place and date of incorporation/ establishment	Attributable equity interest held	Principal activity
Alphalink Global Limited	BVI November 23, 2004	100%	Investment holding

COGO Engineering Services Limited (previously known as “Huameng Engineering Services Limited”) (“Huameng BVI”)	British Virgin Islands (“BVI”) December 8, 2005	51.12%	Investment holding (note b)

Comloca Technology (Shenzhen) Company Limited (“Comloca”)	People’s Republic of China (“PRC”) November 3, 2005	60%	Location-based search business

Comtech Broadband Corporation Limited (“Comtech Broadband”)	Hong Kong March 23, 2005	55%	Sales of electronics components and related products

Comtech (China) Holding Limited (“Comtech China”)	BVI May 27, 2002	100%	Investment holding

Comtech Communication Technology (Shenzhen) Company Limited (“Comtech Communication”)	PRC July 23, 2002	100%	Sales of electronics components and related products

Comtech Group	Cayman Islands April 26, 2002	100%	Investment holding

Comtech (Hong Kong) Holding Limited (“Comtech Holding”)	BVI May 27, 2002	100%	Investment holding

Comtech International (Hong Kong) Limited (“Comtech Hong Kong”)	Hong Kong July 14, 2000	100%	Sales of electronics components and related products

Comtech Software Technology (Shenzhen) Company Limited (“Comtech Software”)	PRC March 18, 2004	100%	Sales of electronics components and related products and research and development of software products

Comtech Wireless Limited (“Comtech Wireless”)	BVI July 7, 2005	60%	Investment holding

OAM S.p.A. (“OAM”)	Italy	98.6%	Non-operating subsidiary

Reliable Group Limited	BVI January 7, 2005	100%	Investment holding

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

Name of company	Place and date of incorporation/ establishment	Attributable equity interest held	Principal activity
Shenzhen Comtech International Limited (“Shenzhen Comtech”)	PRC July 4, 1996	100%	Sales of electronics components and related products (note a)

Shanghai E&T System Company Limited (“Shanghai E & T”)	PRC June 5, 2003	100%	Sales of electronics components and related products (notes a and b)

Shenzhen Huameng Software Company Limited (“Huameng PRC”) business process	PRC November 26, 2003	51.12%	Provision of technology and engineering services, outsourcing, network system integration and related training and maintenance services (note b)

Viewtran Technology Limited (“Viewtran Cayman”)	Cayman Islands December 2, 2002	100%	Investment holding (note b)

Viewtran Technology (Shenzhen) Co., Limited (“Viewtran PRC”)	PRC July 12, 2000	100%	Provision of media communication and collaboration platforms and solutions (note b)

Note a	The Company exercises its control over Shenzhen Comtech, which in turn, has a controlling interest in Shanghai E&T, through a declaration of trust dated December 30, 2003 (“Declaration of Trust”) entered into between the Comtech China, a wholly-owned subsidiary of the Company, and Shenzhen Comtech’s legal shareholders (“Legal Shareholders”), Jeffrey Kang, who is the principal shareholder and chief executive officer, and his wife, Nan Ji. Pursuant to the Declaration of Trust, the Legal Shareholders transferred their 100% equity interest in Shenzhen Comtech to Comtech China that was accounted as a business combination under common control and agreed to hold the equity interest in Shenzhen Comtech on behalf of Comtech China and waive their full rights and risks of ownership of the equity interests in favor of Comtech China. In 2005, Nan Ji, executed an agreement to transfer her 70% equity interest in Shenzhen Comtech to Jeffrey Kang and her 1 % equity interest in Shenzhen Comtech to Huimo Chen, the mother of Jeffrey Kang, who is a PRC citizen. In 2006, Jeffrey Kang executed an agreement to transfer his 99% equity interest in Shenzhen Comtech to Honghui Li, Vice President of the Group, who is a PRC citizen. Huimo Chen and Honghui Li have also entered into and bound by similar legal arrangements with Comtech China relating to holding of the equity interest in Shenzhen Comtech on behalf of Comtech China and waiving their full rights and risks of ownership of the equity interests in favor of Comtech China. In addition, Shenzhen Comtech and Honghui Li entered into and bound by similar legal arrangements with Comtech China relating to holding of 35% and 5% equity interest in Shanghai E&T on behalf of Comtech China and waived their full rights and risks of ownership of the equity interests in favor of Comtech China, respectively.
Note b	Details of the acquisition of Huameng BVI, Huameng PRC, Shanghai E&T, Viewtran Cayman and Viewtran PRC are set out in note 8.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

(a) Principle of Consolidation

The consolidated financial statements include the accounts of Comtech Group, Inc. and its majority owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. In addition, the Group also consolidated any variable interest entities (“VIE’s”) of which it is the primary beneficiary, as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (R) Consolidation of Variable Interest Entities an interpretation of ARB No. 51(“FIN 46R”).

(b) Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management of the Group to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment, goodwill and intangible assets; valuation allowances for doubtful receivables and deferred tax assets; valuation of share-based compensation; depreciation and amortizable lives; recoverability of inventories; and amounts recorded for contingencies. These estimates are often based on complex judgments and assumptions that management believe to be reasonable but are inherently uncertain and unpredictable. Actual results may differ from those estimates.

(c) Foreign Currency Transactions and Translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statement of operations.

The Group’s reporting currency is the Renminbi (“RMB”). The functional currency of the Company’s subsidiaries in the PRC is the RMB as the PRC is primary economic environment in which these entities operate.

The functional currency of the Company is the US dollar (“USD”). In addition, the functional currency of the Company’s subsidiaries in Hong Kong is the Hong Kong dollar (“HKD”). Assets and liabilities of the Company and its subsidiaries whose functional currency is not the RMB are translated into RMB, in accordance with Statement of Financial Accounting Standards (“SFAS”) No 52, Foreign Currency Translation, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within stockholders’ equity.

For the U.S. dollar convenience translation amounts included in the accompanying consolidated financial statements, the RMB amounts were translated into USD at the rate of USD1.00 = RMB7.8041, representing the rate quoted by the People’s Bank of China at the close of business on December 29, 2006. No representation is made that the RMB amounts could have been, or could be, converted into USD at that rate or at any particular rate or at all.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

(d) Cash and Pledged Bank Deposits

Cash consists of cash on hand, cash in bank accounts and interest-bearing savings accounts. Cash deposits that are restricted as to withdrawal or pledged as security, are disclosed separately on the face of the consolidated balance sheet, and not included in the cash total for the purpose of the consolidated statements of cash flow.

(e) Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Group’s best estimate of the amount of probable credit losses in the Group’s existing accounts receivable. The Group determines the allowance based on a review of specifically identified accounts and ageing data. The Group reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis.

Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s subsidiaries in the PRC are required to comply with local tax requirements on the write-offs of doubtful accounts, which allow for such write-offs only when sufficient evidence is available to prove the debtors’ inability to make payments. For financial reporting purposes, the Group generally records write-offs of doubtful accounts at the same time the local tax requirements for the write-offs are met. As a result, there may be time lags between the time when a provision for doubtful accounts is provided and the time the doubtful accounts and the related allowance are written off.

Apart from those disclosed in note 17(c), the Group does not have any off balance-sheet credit exposure related to its customers.

(f) Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Cost of inventories comprises direct materials.

(g) Long-lived Assets

Property and Equipment and Intangible Assets

Property and equipment are stated at cost. Depreciation is calculated on a straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Office unit	20 years
Machinery	5 years
Furniture and office equipment	5 years
Motor vehicles	5 years

Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values. The estimated useful lives are as follows:

Customer relationships	5 years
Proprietary technology	3 years
Software assets	3 years
License agreements	2 years
Non-compete agreements	1 year

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

In accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill is not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

Goodwill is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. This determination is made at the reporting unit level and consists of two steps. First the Group determines the fair value of a reporting unit and compares it to the reporting unit’s carrying amount, including goodwill. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

(h) Investment in an Affiliated Company

An investment in an affiliated company is an entity in which the Group has significant influence, but not control, over its management, including participation in the financial and operating policy decisions.

An investment in an affiliated company is accounted for in the consolidated financial statements under the equity method and is initially recorded at cost and adjusted thereafter for the Group’s share of the affiliate’s income and losses. When the Group’s share of losses exceeds its interest in the affiliate, the Group’s interest is reduced to nil and recognition of further losses is discontinued.

(i) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

(j) Revenue Recognition

Sales of Components

The Company recognizes revenue when the components are delivered and the customer takes ownership and assumes risk of loss, collections of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Sales of components represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances.

In the PRC, VAT at a general rate of 17% on invoice amount is collected on behalf of tax authorities in respect of the sales of products and is not recorded as revenue. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the consolidated balance sheets until it is paid to the authorities.

Certain PRC subsidiaries of the Company are eligible to receive a refund of a portion of the VAT paid to the local tax authority. The refund is reported as other revenue in the consolidated statements of income, as it is akin to a government operating subsidy, and is recognized as revenue upon receipt since the refund amount is discretionary and the amount varies year to year based on the availability of government funds as determined by the local tax authority.

Engineering Services

Revenue for services is generally recognized when services are performed.

(k) Research and Development and Advertising

Research and development and advertising costs are expensed as incurred. Research and development costs amounted to RMB26,924 (USD4,336), RMB15,837 and RMB6,121 for the years ended December 31, 2006, 2005 and 2004, respectively. Advertising costs amounted to RMB2,257 (USD289), RMB1,210 and RMB1,200 for the years ended December 31, 2006, 2005 and 2004 respectively.

(l) Shipping and handling fees and costs

Costs incurred by the Group for shipping and handling, including costs paid to third-party transportation companies, to transport and deliver products to customers, are included in “Selling expenses.” Shipping and handling fees and costs amounted to RMB5,184 (USD664), RMB3,351 and RMB1,581 for the years ended December 31, 2006, 2005 and 2004, respectively.

(m) Comprehensive Income

Other comprehensive income refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income but are excluded from net income as these amounts are recorded as a component of stockholders’ equity. The Company’s other comprehensive income represented foreign currency translation adjustment.

(n) Stock-based Compensation

Prior to 2006, the Group applied the intrinsic value method as allowed in SFAS No. 123, Accounting for Stock Based Compensation (“SFAS No. 123”), and related interpretations, in accounting for stock options. Under

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

the intrinsic value method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s common stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost is recognized on a straight line basis over the requisite service period, which is generally the same as the vesting period.

Effective January 1, 2006, the Group adopted SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”). SFAS No. 123R replaces SFAS No. 123. SFAS No. 123R requires that all stock-based compensation be recognized as an expense in the consolidated financial statements and that such cost be measured at the fair value of the award and requires compensation cost to reflect estimated forfeitures. SFAS No. 123R was adopted using the modified prospective method of application. Under this method, the Group recorded stock-based compensation expense for awards granted prior to, but not yet vested as of January 1, 2006 and for stock-based awards granted after January 1, 2006. Compensation cost is recognized on a straight line basis over the requisite service period, which is generally the same as the vesting period.

The Company currently uses authorized and unissued shares to satisfy share award exercises.

The adoption of SFAS No. 123R effective January 1, 2006, resulted in recognition of incremental stock-based compensation expense of RMB20,029 (USD2,566) for the year ended December 31, 2006. Since stock-based compensation is not tax deductible in the PRC and the Company does not generate any taxable income in the United States, no related tax benefit has been recognized.

The following table illustrates the effect on net income for the years ended December 31, 2005 and 2004 as if the Group had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company’s stock plans rather than APB No. 25. No pro forma disclosure has been made for periods following the adoption of SFAS No. 123R on January 1, 2006 as all stock-based compensation has been recognized in net income. For purpose of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing model and amortized to expense over the options’ service periods with forfeitures recognized as they occurred.

	2005	2004
	RMB	RMB
Net income as reported	86,842	62,202
Share-based employee compensation expense included in reported
Net income	247	101
Pro forma compensation expense, net of nil tax benefit	(14,677)	(2,103)

Pro forma net income	72,412	60,200

Earnings per share—basic
As reported	3.08	2.87

Pro forma	2.57	2.78

Earnings per share—diluted
As reported	2.94	2.84

Pro forma	2.45	2.75

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

(o) Earnings per Share

Basic earnings per share is based on the weighted average number of shares of common stock, and with respect to diluted earnings per share, also includes the effect of all dilutive potential common stock outstanding. Dilutive potential common stock results from dilutive stock options and warrants. The effect of such dilutive potential common stock on earnings per share is computed using the treasury stock method.

(p) Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonable estimated.

(q) Recently Issued Accounting Pronouncements

In September 2005, the FASB Emerging Issues Task Force (“EITF”) issued EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. EITF 04-13 provides guidance as to when purchases and sales of inventory with the same counterparty should be accounted for as a single exchange transaction. EITF 04-13 also provides guidance as to when a nonmonetary exchange of inventory should be accounted for at fair value. EITF 04-13 will be applied to new arrangements entered into, and modification or renewals of existing arrangements occurring after January 1, 2007. The Group does not expect the adoption of EITF 04-13 will have a significant effect on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for the fiscal years beginning after December 15, 2006. The Group does not expect that the adoption of FIN 48 will have a significant effect on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, provides a framework for measuring fair value, and expands the disclosures required for fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and is required to be adopted by the Group in fiscal year 2008. Although the Group will continue to evaluate the application of SFAS No. 157, management does not currently believe the adoption of SFAS No. 157 will have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS No 159). SFAS No. 159 permits an entity to elect fair value as the initial and subsequent measurement attribute for many financial assets and liabilities. Entities electing the fair value option would be required to recognize changes in fair value in earnings. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. The Group is required to adopt SFAS No 159 beginning on January 1, 2008. The adjustment to reflect the difference between the fair value and the carrying amount would be accounted for as a cumulative-effect adjustment to retained earnings as of the date of

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

initial adoption. Although the Group will continue to evaluate the provisions of SFAS No. 159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on the Company’s consolidated financial statements.

(r) Recently Adopted Accounting Pronouncements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No 108”). SAB No. 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Under SAB No. 108, the Group should quantify errors using both a balance sheet and income statement approach (“dual approach”) and evaluate whether either approach results in a misstatement that is material when all relevant quantitative and qualitative factors are considered. The adoption of SAB 108 did not have any impact on the Company’s consolidated financial statements.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	2006	2006	2005
	USD	RMB	RMB
Account receivable	37,673	294,004	275,038
Less: allowance for doubtful accounts	(1,975)	(15,415)	(7,495)

	35,698	278,589	267,543

An analysis of the allowance for doubtful accounts is follows:

	2006	2006	2005	2004
	USD	RMB	RMB	RMB
Balance at beginning of year	960	7,495	3,833	4,145
Charges to consolidated statement of income	1,015	7,920	3,662	—
Written-off against accounts receivable	—	—	—	(312)

Balance at end of year	1,975	15,415	7,495	3,833

The Group has a credit policy in place and the exposure to credit risk is monitored on a ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount.

4. BILLS RECEIVABLE

To reduce the Group’s credit risk, the Group has required certain customers to pay for the sale of the Group’s products by bills receivable. Bills receivable represents a short-term notes receivable issued by a financial institution that entitles the Group to receive the full face amount from the financial institution at maturity, which generally ranges from 3 to 6 months from the date of issuance. Historically, the Group has experienced no losses on bills receivable.

The Group, in certain circumstances, has arranged to transfer with recourse certain of its bills receivable to banks. Under this discounting arrangement, the bank pays a discounted amount to the Group and collects the amounts owed from the customers' banks. The discount typically ranges from 0.6% to 0.8% of the balance transferred, which is recorded as interest expense.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

For the years ended December 31, 2006, 2005 and 2004, the Group received proceeds from the sales of the bills receivable amounting to RMB106,935 (USD13,702), RMB60,751 and RMB157,683, respectively. In addition, the Group recorded discounts amounting to RMB781 (USD100), RMB379 and RMB1,285 in respect of the bills receivable sold for the years ended December 31, 2006, 2005 and 2004, respectively, which have been included in interest expense.

For certain bills receivable sold to banks that the Group has surrendered control, the Group derecognised these discounted bills receivable pursuant to the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). As at December 31, 2006 and 2005, the Group has derecognized discounted bills receivable amounting to RMB58,531 (USD7,500) and RMB Nil, respectively in accordance with SFAS No. 140. Discounted bills receivable under such arrangement that are not derecognized pursuant to SFAS No. 140 amounted to RMB Nil (USD Nil) and RMB14,472 as of December 31, 2006 and 2005, respectively and are accounted for as secured borrowings and included in “Bank borrowings.”

5. INVENTORIES

Inventories by major categories are summarized as follows:

	2006	2006	2005
	USD	RMB	RMB
Raw materials	473	3,694	2,979
Finished goods	8,748	68,265	107,784

	9,221	71,959	110,763

Inventories amounting to RMB 7,369 (USD 924), RMB 3,867 and RMB 628 were written off in 2006, 2005 and 2004, respectively.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following:

	2006	2006	2005
	USD	RMB	RMB
Office unit	214	1,671	1,706
Machinery	137	1,066	574
Furniture and office equipment	1,487	11,605	4,933
Motor vehicles	453	3,536	2,965

Total	2,291	17,878	10,178
Less: accumulated depreciation	(703)	(5,483)	(3,274)

Property and equipment, net	1,588	12,395	6,904

Depreciation expense for the years ended December 31, 2006, 2005, and 2004 was RMB2,359 (USD302), RMB974, and RMB913, respectively.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

7. INVESTMENT IN AN AFFILIATED COMPANY

In June 2006, Huameng BVI established a joint venture, COGO Engineering Services (Malaysia) Sdn Bhd (“COGO Malaysia”), with Silver Ridge Sdn Bhd. Huameng BVI contributed RMB416 for 56% equity interest in COGO Malaysia. The investment in COGO Malaysia has been accounted under the equity method in accordance with EITF96-16 Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights since the minority shareholder has certain approval or veto rights over the operations of COGO Malaysia. As at December 31, 2006, COGO Malaysia has not commenced operations.

8. ACQUISITIONS, GOODWILL AND INTANGIBLE ASSETS

(a) Acquisitions

Huameng BVI and Huameng PRC

As part of the Group’s expansion into the engineering services business, Comtech Group entered into an agreement on January 11, 2006 to acquire a 51.12% equity interest in Huameng BVI, an investment holding company, for a cash consideration of RMB44 (USD5) which in turn acquired a 100% equity interest in Huameng PRC for RMB6,769 (USD847) payable in cash. Huameng PRC is engaged in the provision of technology and engineering services, business process outsourcing, and related training and maintenance services.

The acquisition of Huameng PRC, through Huameng BVI, was accounted for by the Group as a purchase business combination. The following table summarizes Comtech Group’s share of fair value of the assets acquired and liabilities assumed at the date of acquisition:

RMB
Cash	206
Accounts receivable	6,741
Prepaid expenses and other receivables	242
Property, plant and equipment	409

Total assets acquired	7,598
Accrued expenses and other liabilities	(829)

Net assets acquired	6,769

Shanghai E&T

On August 6, 2006, Comtech China, a wholly-owned subsidiary of the Company, entered into a share acquisition agreement pursuant to which Comtech China acquired the remaining 40% minority interests of Shanghai E&T for cash consideration of RMB16,000 (USD2,024). The acquisition of the remaining 40% of Shanghai E&T was accounted for by the Group as a step purchase transaction. The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective estimated fair values on the acquisition date. The acquisition of the 40% of Shanghai E&T resulted in the recognition of goodwill of RMB4,264 and an intangible asset of RMB5,467. The intangible asset acquired consisted of customer relationships and is being amortized using the straight-line method over 5 years.

Viewtran Cayman and Viewtran PRC

As part of the Group’s strategy to expand into other businesses to provide a more extensive service to its existing customers, Comtech Group entered into a share purchase agreement on December 15, 2006 to purchase

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

all the outstanding shares of Viewtran Cayman, an investment holding company which owns a 100% equity interest in Viewtran PRC, for consideration of RMB58,529 (USD7,500). Viewtran PRC is engaged in the provision of media communication and collaboration platforms and solutions services.

The acquisition of Viewtran PRC, through Viewtran Cayman, was accounted for by the Group as a purchase business combination. The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition. The Group is in the process of finalizing the purchase price allocations; thus, the allocation of the purchase price is subject to refinement.

RMB
Cash	3,910
Accounts receivable	173
Prepaid expenses and other receivables	38
Inventories	1,367
Property, plant and equipment	500
Intangibles asset
—proprietary technology	11,610
—non-compete agreements	1,327
—license agreement	1,249
—software asset	570
Goodwill	42,428

Total assets acquired	63,172
Trade accounts payable	(3,922)
Accrued expenses and other liabilities	(721)

Net assets acquired	58,529

Proforma financial information

The following unaudited pro forma financial information presents the combined results of operations of the Group as if the acquisitions of Huameng PRC and Viewtran PRC had occurred as of the beginning of January 1, 2005. The unaudited pro forma financial information is not necessarily indicative of what the Company’s consolidated results of operations actually would have been had it completed these acquisitions at the beginning of each year. In addition, the unaudited pro forma financial information does not attempt to project the future results of operations of the Group.

	Year ended December 31,
	2006	2006	2005
	USD	RMB	RMB
	(unaudited)	(unaudited)	(unaudited)
Net sales
Product revenue	162,629	1,269,176	866,332
Services revenue	7,044	54,972	7,421

	169,673	1,324,148	873,753
Income from operations	14,105	110,080	77,802
Net income	13,398	104,559	67,735
Income per share
Basic	0.42	3.25	2.40
Diluted	0.40	3.09	2.30

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

(b) Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2006 are as follows:

	As at December 31, 2006
	2006	2006	2005	2004
	USD	RMB	RMB	RMB
Balance as of January 1, 2006	—	—	—	—
Acquisition of the remaining minority interest of Shanghai E&T	546	4,264	—	—
Acquisition of Viewtran PRC	5,437	42,428	—	—
Impairment loss	—	—	—	—

Balance as of December 31, 2006	5,983	46,692	—	—

The goodwill represents the intangible benefits that the acquired business is expected to bring to the Group in the future by providing the Group the access to potential strategic customers and broadening the Group’s product/service offerings to its customers.

(c) Intangible Assets

The Group’s intangible assets related to the acquisition of Shanghai E&T and Viewtran PRC in 2006, and consisted of the following:

	As of December 31, 2006
	Gross carrying amount	Amortization period	Accumulated amortization
	RMB	Years	RMB
Customer relationships	5,467	5	437
Proprietary technology	11,610	3	166
Non-compete agreements	1,327	1	57
License agreement	1,249	2	27
Software asset	570	3	8

Total	20,223		695

	USD		USD
Total (in USD)	2,591		89

Aggregate amortization expense for amortizing intangible assets was RMB695 for the year ended December 31, 2006. Estimated amortization expense for the next five years is: RMB7,048 in 2007, RMB5,751 in 2008, RMB4,979 in 2009, RMB1,094 in 2010, and RMB656 in 2011.

9. BANK BORROWINGS AND BANKING FACILITIES

On October 7, 2005, Comtech Hong Kong entered into a USD5,000 credit facility with Standard Chartered Bank (Hong Kong) Limited ("SCB"). This facility is secured by funds on deposit in an amount of RMB15,945 (USD2,043) as of December 31, 2006, and bears interest at rates 1.5% per annum over HIBOR or USD Prime. The SCB facility is repayable on demand and SCB may immediately terminate the facility without the Group's consent or that of any third party. There was no outstanding balance under the SCB facility as of December 31, 2006 or 2005.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

On October 7, 2005, Comtech Hong Kong entered into a USD9,000 credit facility with Bank of China (Hong Kong) Limited (“BOC”). As of December 31, 2005, the outstanding loan balance under the BOC facility was RMB21,307, at an interest rate of approximately 6% per annum, leaving RMB51,325 in availability and was secured by funds on deposit in an amount of RMB24,455 and accounts receivable in an amount of RMB17,027, and bore interest at rates LIBOR plus 2% per annum (6.34% at December 31, 2005). On December 20, 2006, the BOC facility was increased to USD15,000. As of December 31, 2006, the outstanding loan balance under the BOC facility was RMB30,272 (USD3,879), at an interest rate of 6% per annum, leaving RMB86,790 (USD11,121) in availability. This facility is secured by funds on deposit in an amount of RMB39,471 (USD5,058) as of December 31, 2006, and bears interest at rates LIBOR plus 2% per annum (7.34% as of December 31, 2006). The BOC facility is repayable on demand and BOC may increase, reduce and/or cancel the facility by written notice to the Group.

10. INCOME TAXES

The Company is incorporated in the United States, and is subject to United States federal income tax. The Company did not generate income subject to income tax in the United States in 2004, 2005 and 2006. The Company’s subsidiaries that are incorporated in the Cayman Islands and the British Virgin Islands are not subject to income taxes under those jurisdictions. The Company’s subsidiaries in the PRC and Hong Kong are subject to income or profits tax.

PRC

The PRC statutory tax rate is 33%. Shenzhen Comtech, Comtech Communication and Comtech Software (collectively the “Shenzhen Subsidiaries”), being located in the Shenzhen Special Economic Zone in the PRC, are subject to a reduced tax rate of 15%. Since the Shenzhen Subsidiaries have agreed to operate for a minimum of 10 years in the PRC, a two-year tax holiday from the first profit making year is available and thereafter from the third to the fifth years, a 50% reduction to a tax rate of 7.5% as follows:

•	Shenzhen Comtech is subject to a tax rate at 7.5% in 2004, and a tax rate of 15% in 2005 and 2006.

•	Comtech Communication is under a tax holiday in 2004, and a tax rate of 7.5% until 2007.

•	Comtech Software is under a tax holiday in 2005 and 2006, and will be subject to a three year tax rate of 7.5% until 2009.

Shanghai E & T is located in Shanghai Qingpu Zone and is taxed on a deemed basis at 0.5% (2005: 0.5%) of its turnover in accordance with the tax guidelines issued by the local tax authority in Qingpu Zone in 2005 and 2006.

Comloca, Viewtran PRC and Huameng PRC have no assessable profits in 2006 or 2005.

Hong Kong

Comtech Hong Kong and Comtech Broadband, subsidiaries incorporated in Hong Kong, are subject to profits taxes in Hong Kong at a rate of 17.5% in 2004, 2005 and 2006.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

The provision for income taxes consists of the following:

	2006	2006	2005	2004
	USD	RMB	RMB	RMB
Current tax
United States	—	—	—	—
PRC, excluding Hong Kong	654	5,104	4,852	2,046
Hong Kong	769	6,000	1,884	254
Deferred tax	—	—	—	—

	1,423	11,104	6,736	2,300

A reconciliation between income tax expense and amounts calculated using the PRC statutory tax rate is as follows:

	2006	2006	2005	2004
	USD	RMB	RMB	RMB
Income before income tax	17,930	139,924	97,555	66,635

PRC statutory tax rate	33%	33%	33%	33%
Computed “expected” tax expenses	5,917	46,175	32,193	21,990
Effect of preferential income tax rate	(708)	(5,528)	(12,891)	(12,656)
Effect of tax holiday granted to Shenzhen Subsidiaries	(3,697)	(28,850)	(16,744)	(7,199)
Foreign tax differential	(1,119)	(8,729)	(1,672)	(225)
Change in valuation allowance	760	5,928	—	—
Non-deductible items:
Stock based compensation	192	1,502	—	—
Others non-deductible item	78	606	5,754	448
Others	—	—	96	(58)

Income taxes	1,423	11,104	6,736	2,300

The PRC tax rate has been used because the majority of the Company’s pre-tax and taxable income arises in the PRC. The effect on tax payable without tax holiday and preferential tax amounted to approximately RMB34,378 (USD4,405), RMB29,635 and RMB19,855 in the years ended December 31, 2006, 2005, and 2004, respectively (equivalent to basic earnings per share amount of RMB1.07 (USD0.14), RMB1.05, and RMB0.92 and a diluted earnings per share amount of RMB1.02 (USD0.13), RMB1.00, and RMB0.91 in the years ended December 31, 2006, 2005 and 2004, respectively).

Certain of the Company’s PRC subsidiaries have generated net operating losses within the jurisdiction in which they operate amounting to approximately RMB36,168 (USD4,634). These losses will expire on various dates through 2011 and are expected to be utilized during the tax exemption period.

On March 16, 2007, the PRC government has enacted the new Enterprise Income Tax Law which imposes a single income tax rate of 25% for most domestic enterprises and foreign investment enterprises. The Enterprise Income Tax Law is effective as of January 1, 2008 and may result in higher income taxes to the Group in the future.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

United States

For United States federal income tax purposes, the Company has net operating loss carry-forwards of approximately USD15,453 (2005: USD13,200) and expire at various dates through 2026. Included in these US losses are net operating loss carry-forwards of approximately USD12,743 that are subject to significant limitations due to prior ownership change, as defined under Section 382 of the Internal Revenue Code. Based on management’s best estimate, it is not probable that these US loss carry-forwards are expected to be utilizable due to this prior ownership change and thus, no deferred tax assets were recognized for these US loss carry-forwards as of December 31, 2006 and 2005. For the net operating loss carry-forwards that are not currently subject to such limitations, gross deferred tax assets of RMB6,979 (USD894) and RMB1,051 were recognized as of December 31, 2006 and 2005, respectively. However, management believes it is more likely than not that such net operating loss carry-forwards will not be realized, therefore, a full valuation allowance has been provided as of December 31, 2006 and 2005. There was no other significant deferred tax asset or liability, except for the net operating loss carry-forwards, as of December 31, 2006 and 2005. The increase in the valuation allowance during the years ended December 31, 2006 and 2005 was RMB5,928 (USD760) and RMB392, respectively.

In addition, United States income taxes have not been provided on undistributed earnings of subsidiaries located outside the United States of approximately RMB280,904 (USD35,994) as such earnings are considered to be permanently reinvested. If circumstances change and it becomes apparent that some or all of the undistributed earnings of subsidiaries will be remitted in the foreseeable future but income taxes have not been recognized by the Company, income tax expenses for such undistributed earnings of foreign subsidiaries would be accrued as an expense.

11. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consists of the following:

	2006	2006	2005
	USD	RMB	RMB
Legal and professional fees	518	4,043	3,503
Accrued staff related costs	1,338	10,443	2,774
Payable for acquisitions (Note a)	8,297	64,750	—
Other accruals and liabilities	899	7,017	3,073

	11,052	86,253	9,350

Note a	The balance represents amounts payable in relation to the Group’s acquisition of Viewtran Cayman and Shanghai E&T amounting to RMB58,529 (USD7,500) and RMB6,221 (USD797), respectively.

Amount payable in relation to the Viewtran Cayman acquisition is non-interest bearing of which RMB31,214 (USD4,000) is due and payable as of December 31, 2006, RMB19,511 (USD2,500) is due on March 31, 2007 and the remaining balance of RMB7,804 (USD1,000) is due on December 31, 2007. The balance of RMB31,214 (USD4,000) was settled in February 2007.

Amount payable in relation to the Shanghai E&T acquisition is non-interest bearing and was settled in February 2007.

12. GAIN ON DISPOSAL OF A SUBSIDIARY

In August 2006, the Group disposed of its wholly-owned subsidiary, United Information Technology Company Limited and its wholly-owned subsidiary, United Information Technology (Shenzhen) Company

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

Limited (“UIT”), to an independent third party for consideration of RMB29,884 (USD3,829). The principal activity of UIT was the sales of electronics components and related products. The Company continues to operate in this market through its other subsidiaries. The disposal resulted in a gain of RMB6,673 (USD855) which was recognized in the consolidated statements of operations.

13. STOCK-BASED COMPENSATION

(a) Options and stock warrants assumed under the Share Exchange Agreement

Prior to the share exchange transaction, the Board of Directors of the Parent adopted, and the then stockholders of the Parent approved, the 1995 Stock Option Plan for Outside Directors (the “Directors’ Plan”) under which 5,000 options would be granted annually to each non-employee director of the Parent for each full year of service on the Board of the Parent. As a part of the Share Exchange Agreement, the Company assumed fully vested options under the Directors’ Plan to purchase 115,000 shares of the Company’s common stock. The options granted under the Directors’ Plan have a weighted average exercise price per option of USD3.00 each and expire on July 1, 2009. Since the share exchange transaction, the Company has not granted additional options under the Directors’ Plan. None of the options exercisable under the Directors’ Plan was exercised in the years ended December 31, 2006, 2005 or 2004. As of December 31, 2006, the aggregate intrinsic value of the outstanding exercisable options was USD1,747.

Prior to the share exchange transaction, the Parent granted fully exercisable stock warrants to purchase up to 925,417 shares of the Company’s common stock which were assumed as a part of the Share Exchange Agreement. The stock warrants assumed by the Company have a weighted average exercisable price per stock warrant of USD2.76 each and expire on July 1, 2009. During the year ended December 31, 2006, 754,389 stock warrants with weighted average exercisable price per stock warrant of USD2.72 each were exercised. No stock warrants were exercised during the years ended December 31, 2005 and 2004. As of December 31, 2006, 171,028 exercisable stock warrants remained outstanding with a weighted average exercisable price per stock warrant and aggregate intrinsic value of USD2.67 each and USD2,654 respectively.

(b) Stock warrants issued to financial advisor as part of the financial advisory fee payable in connection with the share exchange transaction

In 2005, the Company granted 325,000 stock warrants to the financial advisor as part of the financial advisory fee payable in connection of the share exchange transaction in 2004. The stock warrants have an exercise price per stock warrant of USD3.00 each. During the years ended December 31, 2006 and 2005, 16,250 and 308,750 stock warrants were exercised. As of December 31, 2006, no stock warrants remained outstanding.

(c) 2004 Incentive Plan

On August 3, 2004, the Board of Directors adopted the Comtech Group, Inc. 2004 Stock Incentive Plan (the “2004 Incentive Plan”) pursuant to which 2,500,000 shares of the Company’s common stock are reserved for issuance upon exercise of stock options, and for the issuance of stock appreciation rights, non-vested shares and performance shares. The purpose of the 2004 Incentive Plan is to provide additional incentive to employees, directors, advisors and consultants. The 2004 Incentive Plan provides for a term of 10 years from the date of its adoption by the Board of Directors, after which no awards may be made, unless the 2004 Incentive Plan is early terminated by the Board.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

Stock options

A summary of stock option activity is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
		USD	Years	USD
Balance as of January 1, 2004	—	—
Granted on August 16, 2004 (note i)	210,000	3.00
Granted on November 11, 2004 (note ii)	1,690,000	3.74

Balance as of December 31, 2004	1,900,000	3.66
Granted on January 19, 2005 (note iii)	30,000	5.50
Granted on May 16, 2005 (note iii)	322,500	5.01
Granted on December 12, 2005 (note iv)	105,000	5.53

Balance as of December 31, 2005	2,357,500	3.95
Exercised	(922,313)	3.88
Forfeited	(121,668)	3.90

Balance as of December 31, 2006	1,313,519	4.01	7.99	18,632

Exercisable as of December 31, 2006	307,541	4.31	8.19	4,269

Note i	The vesting of these options is as follows: (1) 39,375 shares vest on February 1, 2005 or vest in equal monthly instalments over the six months from August 16, 2005, (2) 118,125 shares vest in equal monthly instalments over the period from February 2, 2005 to August 1, 2006, and (3) 52,500 shares vest in equal monthly instalments over the period from August 2, 2006 to August 1, 2007. In addition, the Company entered into an employment contract with its Chief Financial Officer (“Employment Contract”). The terms of the Employment Contract provide that in the event the Company engaged in an underwritten offering of shares of common stock which would yield gross proceeds to the Company in excess of RMB248,319 (USD30,000), all of the 210,000 stock options would be accelerated and become fully vested. In July 2005, the Company completed the registered offering and gross proceeds in excess of USD30,000 was raised, and accordingly, all of the 210,000 stock options were accelerated and became fully vested at such time.
Note ii	20,000 options were fully vested in 2005. 52,500 options vest in equal quarterly instalments over one year beginning the year following the date of grant, and the remaining 1,617,500 options vest in equal quarterly instalments over a period of three years starting from the date of grant.
Note iii	The stock options vest in equal quarterly instalments over a period of three years from the date of grant.
Note iv	The stock options were fully vested on the date of grant.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions in the following table:

	2006	2005	2004
Risk-free interest rate	N/A	4.78% to 5.08%	4.78% to 4.99%
Expected life	N/A	5.25 to 6.50 years	5.25 to 6.50 years
Expected volatility	N/A	36% to 50%	36% to 37%
Expected dividend yield	N/A	—	—

The Group used a blended volatility rate using a combination of historical stock price volatility and market implied volatility. The risk-free interest rate assumption is based upon the average daily closing rates during the preceding quarter for U.S. treasury notes that have a life which approximates the expected life of the option. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected life assumptions are established through the review of annual historical employee exercise behavior of option grants with similar vesting periods. The Group estimated that the forfeiture rate approximated zero percent as there were no history of significant forfeiture and the Group expects the future forfeiture to be minimal.

The weighted average fair value of options granted during the years ended December 31, 2005 and 2004 was USD1.60 and USD2.48 each, respectively. The total intrinsic value of options exercised during the year ended December 31, 2006 was USD8,766.

Non-vested equity share unit

A summary of non-vested equity share unit activity is as follows:

	Shares	Weighted average Grant-date fair value
		USD
Balance as of January 1, 2006	—	—
Granted on March 8, 2006 (note i)	50,000	9.14
Granted on March 8, 2006 (note ii)	7,500	9.14
Granted on July 21, 2006 (note iii)	6,000	10.12
Granted on July 21, 2006 (note i)	96,000	10.12
Vested	(96,762)	9.69

Balance as of December 31, 2006	62,738	9.89

Note i	The stock awards vest in equal quarterly instalments over a period of one year from the date of grant.
Note ii	The stock awards vest in equal quarterly instalments over a period of three years from the date of grant.
Note iii	The stock awards were fully vested on the date of grant.

The total fair value of non-vested equity share units vested during the year ended December 31, 2006 was USD937. As of December 31, 2006, the aggregate unamortized fair value of all non-vested equity share units was USD620, which is expected to be amortized on a straight-line basis over a weighted average period of approximately 0.44 years.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

Performance shares

A summary of performance shares activity is as follows:

	Shares	Weighted average Grant-date fair value
		USD
Balance as of January 1, 2006	—	—
Granted on July 21, 2006 (note i)	104,000	10.12
Vested	(34,667)	10.12

Balance as of December 31, 2006	69,333	10.12

Note i	The performance awards vest in equal quarterly instalments over three quarters from October 1, 2006 to June 30, 2007 and were subject to a company-wide performance goal which was achieved for the year ended December 31, 2006.

The total fair value of shares vested during the year ended December 31, 2006 was USD351. As of December 31, 2006, the aggregate unamortized fair value of all non-vested performance shares awards was USD702, which is expected to be amortized on a straight-line basis over a weighted average period of approximately 0.31 years.

(d) 2006 Incentive Plan

On December 20, 2006, the Board of Directors adopted the 2006 Equity Incentive Plan (the “2006 Incentive Plan”) pursuant to which 4,800,000 shares of the Company’s common stock are reserved for issuance upon exercise of stock options, and for the issuance of stock appreciation rights, restricted stock awards and performance shares. The purpose of the 2006 Incentive Plan is to provide additional incentive to employees, directors, advisors and consultants. The 2006 Incentive Plan provides for a term of 10 years from the date of its adoption by the Board of Directors, after which no awards may be made, unless the 2006 Incentive Plan is early terminated by the Board. No awards have been granted under the 2006 Incentive Plan.

14. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share as of December 31:

	2006	2006	2005	2004
	USD	RMB	RMB	RMB
Numerator for basic and diluted earnings per share:
Net income	15,796	123,275	86,842	62,202

Denominator:
Basic weighted average shares		32,200,044	28,168,274	21,690,560
Effect of dilutive options		1,629,475	1,339,665	194,493

Diluted weighted average shares		33,829,519	29,507,939	21,885,053

Basic earnings per share:	0.49	3.83	3.08	2.87

Diluted earnings per share:	0.47	3.64	2.94	2.84

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

15. OPERATING SEGMENT INFORMATION

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

For the year ended December 31, 2006, the Company determined it has two operating segments based on the above: Component Sales and Engineering Services. Prior to the acquisition of Huameng PRC in January 2006, the Group’s only operating segment was Component Sales.

The Component Sales segment primarily consists of the sale of components for the mobile handset, telecommunication system equipment, digital media and other (such as network protection devices and data storage) markets. The Engineering Services segment primarily consists of the provision of technology and engineering services, business process outsourcing, network system integration and related training and maintenance services. There was no inter-segment revenue during the periods reported. Unallocated includes items such as corporate staff and overhead.

Substantially all of the Group’s operations are in the PRC. Consequentially, no geographic information is presented.

Following is the segment information for the year ended December 31, 2006:

	Component Sales	Engineering Services	Unallocated	Total
	RMB	RMB	RMB	RMB
Segment revenue from external customers	1,269,176	54,387	—	1,323,563

Income/(loss) from operations	156,544	9,354	(37,103)	128,795
Gain on disposal of a subsidiary	6,673	—	—	6,673
Interest expense	(2,834)	(62)	—	(2,896)
Interest income	7,187	154	11	7,352

Income before income taxes and Minority interests	167,570	9,446	(37,092)	139,924

Significant non-cash items:
—Minority interest	8,795	(3,250)	—	5,545
—Stock-based compensation cost	—	—	20,029	20,029
—Bad debt expense	7,920	—	—	7,920
—Provision for inventory write-down	7,369	—	—	7,369
—Depreciation and amortization	2,252	802	—	3,054

Segment assets	747,577	150,519	9,002	907,098

Total expenditures for additions to long-lived assets
—Property and equipment	3,370	5,053	—	8,423
—Intangible assets	5,467	14,756	—	20,223
—Investment in an affiliated company	—	416	—	416
—Goodwill	4,264	42,428	—	46,692

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

Revenues from external customers by product category are summarized as follows:

	2006	2006	2005	2004
	USD	RMB	RMB	RMB
Net revenue
Component Sales
Mobile handset	67,327	525,427	446,370	368,116
Telecommunications equipment	58,331	455,223	326,714	249,254
Digital media and others	36,971	288,526	93,248	8,286

	162,629	1,269,176	866,332	625,656
Engineering Services	6,969	54,387	—	—

Total net revenue	169,598	1,323,563	866,332	625,656

16. Statutory reserves

According to laws applicable to the PRC’s Foreign Investment Enterprises and the Articles of Association of certain subsidiaries of the Company in the PRC (the “PRC subsidiaries”), the PRC subsidiaries are required to appropriate part of their net profits as determined in accordance with the accounting principles and the relevant financial regulations applicable to enterprises limited by shares as established by the Ministry of Finance of the PRC (“PRC GAAP”) to various reserves. These include general reserves, statutory surplus reserve and statutory public welfare fund.

For general reserve, appropriation to general reserve is at the discretion of the board of directors of the relevant PRC subsidiaries. The reserve can only be used for specific purposes and is not distributable as cash dividends.

For statutory surplus reserve, 10% of the net profit, as determined in accordance with PRC GAAP, of the relevant PRC subsidiaries is transferred to the statutory surplus reserve until the reserve balance reaches 50% of the registered capital of the relevant PRC companies. The transfer to this reserve must be made before distribution of dividends to shareholders can be made. The statutory surplus reserve can be used to made good previous years’ losses, if any, and may be converted into share capital by the issue of new shares to shareholders in proportion to their existing shareholders in proportion to their existing shareholdings or by increasing the par value of the shares currently held by the shareholders, provided that the balance after such issue is not less than 25% of the registered capital.

For statutory public welfare fund, 5% to 10% of the net profit, as determined in accordance with PRC GAAP, of the relevant PRC subsidiaries is transferred to the statutory public welfare fund. This fund can only be utilized on capital items for the collective benefit of the employees such as the construction of dormitories, canteen and other staff welfare facilities. The fund is non-distributable other than on liquidation. The transfer to this fund must be made before distribution of dividends to shareholders can be made.

The accumulated balance of these statutory reserves maintained at the Company’s PRC subsidiaries as of December 31, 2006 and 2005 were RMB19,946 (USD2,556) and RMB14,711, respectively.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

17. COMMITMENTS AND CONTINGENCIES

(a) The Group has operating lease agreements principally for its office facilities. The leases have remaining terms up to forty months. Rental expense was RMB 6,783 (USD 869), RMB 3,537 and RMB 1,590 for the years ended December 31, 2006, 2005 and 2004, respectively.

Future minimum lease payments under non-cancellable operating lease agreements as of December 31, 2006 were as follows:

	USD	RMB
Year ending December 31,
2007	772	6,024
2008	363	2,838
2009	232	1,810
2010	77	599

Total	1,444	11,271

(b) As at December 31, 2006, the Group has outstanding purchase orders for components from suppliers in the amount of approximately RMB202,918 (USD26,001). The Group does not have any minimum purchase obligations with these suppliers. Other than as disclosed above, the Group had no other contractual obligations, off-balance sheet guarantees or arrangements as at December 31, 2006.

(c) As of December 31, 2006, outstanding bills discounted with banks for which the Group has retained a recourse obligation amounting to RMB58,531 (USD7,500).

18. RELATED PARTY BALANCES AND TRANSACTIONS

Related Party Balances

Amounts due to related parties

	2006	2006	2005
	USD	RMB	RMB
Matsunichi Electronics (Hong Kong) Limited (“Matsunichi”)	195	1,522	1,561

The balance represented consideration payable to Matsunichi for the purchase of a small office suite by the Group in 2001. Mr. Jeffrey Kang, Chairman of the Company, has a controlling interest in Matsunichi. The balance is interest free and has no fixed date of repayment. Apart from the foregoing, there was no other related party balances or transactions.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

19. CONCENTRATION OF CREDIT

A substantial percentage of the Group's sales are made to the following customers. Details of the customers accounting for 10% or more of total net revenue in any of the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Company A	16%	*	*
Company B	*	*	13%
Company C	*	*	12%
Company D	*	*	11%

*	Less than 10%

There were no customers that accounted for 10% or more of the total net revenue of the Group for the year ended December 31, 2005.

Details of the accounts receivable from the four customers with the largest receivable balances at December 31, 2006 and 2005 are as follows:

	Percentage of accounts receivable
	2006	2005
Company A	3%	6%
Company B	16%	10%
Company C	4%	2%
Company D	7%	10%

	30%	28%

20. EMPLOYEE BENEFIT PLANS

Certain employees of the Group in the PRC are entitled to retirement benefits based on their salaries and length of service upon retirement in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Group is required to make contributions to the government-managed retirement plan at 6.5% to 9% of the monthly basic salaries of certain employees. The expense of such arrangements to the Group for the years ended December 31, 2006, 2005 and 2004 was RMB1,961 (USD251), RMB722 and RMB270, respectively.

The Group operates a Mandatory Provident Fund Scheme (“the MPF scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance for employees employed under the jurisdiction of the Hong Kong Employment Ordinance. The assets of the MPF scheme are held by independent trustees and are separated from those of the Group’s assets. Under the MPF scheme, the employer and its employees are each required to make contributions to the plan at 5% of the employees’ relevant income, subject to a cap of monthly relevant income of HKD20. Contributions to the plan by the employee vest immediately. The contributions paid by the Group for the years ended December 31, 2006, 2005, and 2004 were RMB125 (USD16), RMB45 and RMB32, respectively.

COMTECH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except shares and per share amounts)

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of pledged bank deposits, trade accounts receivable, bills receivable, amounts due from related parties, short-term loans, trade accounts payable, amounts due to related parties, and other payables and accrued liabilities approximated the respective carrying amounts because of the short maturity of these instruments.

22. FOREIGN CURRENCY RISK

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

The PRC subsidiaries conduct their business substantially in the PRC, and their financial performance and position are measured in terms of RMB. Any devaluation of the RMB against the USD would consequently have an adverse effect on the financial performance and asset values of the Group when measured in terms of USD. The PRC subsidiaries' products are primarily procured, sold and delivered in the PRC for RMB. Thus, their revenues and profits are predominantly denominated in RMB. Should the RMB devalue against USD, such devaluation could have a material adverse effect on the Group's profits and the foreign currency equivalent of such profits repatriated by the PRC entities to the Company.

23. INTEREST RATE RISK

The Group is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Group’s future interest expense will fluctuate in line with any change in borrowing rates. The Group does not have any derivative financial instruments as of December 31, 2006 and 2005 and believes its exposure to interest rate risk is not material.

PROSPECTUS

$125,000,000

COMTECH GROUP, INC.

Common Stock

Debt Securities

Warrants

Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, debt securities, warrants or units having an aggregate initial offering price not exceeding $100,000,000 (or its equivalent in foreign or composite currencies) on terms to be determined at the time of offering. The selling stockholders named in this prospectus may also offer and sell, from time to time, up to 1,408,450 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. Before you invest, we urge you to read carefully this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus.

We and the selling stockholders may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. See “Plan of Distribution” in this prospectus. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names and the nature of our arrangements with them, including any applicable commissions or discounts.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the Nasdaq Global Market under the symbol “COGO.” On April 11, 2007, the closing price per share of our common stock was $18.61. Each prospectus supplement will indicate if the securities offered thereby will be listed on the Nasdaq Global Market or any other securities exchange.

The mailing address of our principal executive offices is Suite 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057 PRC, and our telephone number is 011-86-755-2674-3210.

Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 1 of this prospectus, as well as those included in the periodic and other reports we file with the Securities and Exchange Commission before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time, in one or more offerings, securities having an aggregate initial offering price of up to $100,000,000 (or its equivalent in foreign or composite currencies). In addition, certain of our stockholders may offer from time to time, in one or more offerings, up to 1,408,450 shares of our common stock. This prospectus provides you with a general description of the securities that may be offered. Each time we or any selling stockholders offer securities under this shelf registration statement, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities being offered. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information,” before making an investment decision. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the selling stockholders may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject, in whole or in part, any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we or any selling stockholders offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities and any applicable fee, commission or discount arrangements with them. See the information described below under the heading “Plan of Distribution.”

The terms “Comtech,” “our,” “we” and “us,” as used in this prospectus, refer to Comtech Group, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

i

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Many statements made in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus and each prospectus supplement relating to a particular offering of securities are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or Exchange Act, that reflect our current expectations and views of future events. We generally identify forward-looking statements by terminology such as “anticipate”, “believe”, “expect”, “can”, “continue”, “could”, “estimate”, “intend”, “may”, “plan”, “potential”, “predict”, “should” or “will” or the negative of these terms or other comparable terminology but the absence of these words does not necessarily mean that a statement is not forward-looking. These statements are only predictions. Uncertainties and other factors, including the risks outlined in the section entitled “Risk Factors” in this prospectus, may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

•	the availability and cost of products from our suppliers incorporated into our customized module design solutions;

•	changes in end-user demand for the products manufactured and sold by our customers;

•	general and cyclical economic and business conditions, domestic or foreign, and, in particular, those in China’s mobile handset, telecom equipment and digital media industries;

•	the rate of introduction of new products by our customers;

•	the rate of introduction of enabling technologies by our suppliers;

•	changes in our pricing policies or the pricing policies of our competitors or suppliers;

•	the success of our new engineering services business;

•	our ability to compete effectively with our current and future competitors;

•	our ability to manage our growth effectively, including possible growth through strategic alliances and acquisitions;

•	our ability to enter into and renew key corporate and strategic relationships with our customers and suppliers;

•	our implementation of stock-based compensation plans;

•

changes in the favorable tax incentives enjoyed by our PRC operating companies as well as how recent changes in PRC enterprise income tax laws generally will be interpreted and enforced by the PRC tax authorities;

•	foreign currency exchange rates fluctuations;

•	adverse changes in the securities markets; and

•	legislative or regulatory changes in China.

Developments in any of these areas, which are more fully described elsewhere in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and each applicable prospectus supplement, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our expectations are as of the date this prospectus, and we do not intend to update any of the forward-looking statements to conform these statements to actual results, unless required by law. You should, however, review the factors and risks we describe in this prospectus and in the reports we file from time to time with the SEC after the date of this prospectus. For additional details, please see “Where you can find more information.”

OUR COMPANY

We provide customized module design solutions for a diverse set of applications and end markets, serving as a gateway for our technology component suppliers to access leading electronics manufacturers in China. Our customized module design solutions allow our customers to take advantage of technology components from reputable suppliers in an efficient and cost-effective manner, thus reducing their time-to-market and lowering their overall costs. Our close collaboration with our customers’ product development teams provides us with a unique understanding of their needs, enabling us to customize our suppliers’ technology components with module designs that meet our customers’ needs. In addition, in 2006, we began offering technology and engineering services, network system integration and related training and maintenance services to telecom equipment vendors in China and in Southeast Asia.

Our principal executive offices are located at Suite 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057 PRC, and our telephone number is 011-86-755-2674-3210. We maintain an Internet website at www.comtech.com.cn. Information contained on our website does not constitute a part of this prospectus.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, we expect to use the net proceeds from the sale of securities offered pursuant to this prospectus for general corporate purposes, including possible acquisitions of complementary assets or businesses. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in interest-bearing, investment grade securities, certificates of deposits, direct or guaranteed obligations of the U.S. government or other short-term money market instruments. We will not receive any proceeds from the sale of any shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

In addition to covering the offering of securities by us, this prospectus covers the possible offering for resale from time to time of up to 1,408,450 shares of our common stock by the selling stockholders listed below.

Unless otherwise noted, the following table sets forth information as of March 12, 2007 regarding the beneficial ownership of the common stock held by the selling stockholders. Since each selling stockholder may sell none, all, or a portion of the 1,408,450 shares of our common stock included in this prospectus, no meaningful estimate can be given as to the amount or percentage of shares that will be held by each selling stockholder after completion of any offering by any selling stockholder.

The address for each of the selling stockholders listed below is Suite 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 518057, PRC.

Name	Shares beneficially owned prior to offering (1)		Percentage beneficially owned prior to offering
Comtech Global Investment Ltd.	10,537,024	(2)	31.8%
Ren Investment International Ltd.	2,669,528	(3)	8.1%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 12, 2007 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 33,105,911 shares of common stock outstanding as of March 12, 2007.

(2)	Mr. Jeffrey Kang owns a 29% interest and Ms. Nan Ji, Mr Kang’s wife, a 71% interest in Comtech Global Investment Ltd. The directors of Comtech Global Investment Ltd. are Mr. Jeffrey Kang and his brother, Mr. Yi Kang.

(3)	Shares of Ren Investment International Ltd. are beneficially owned by Mr. Yi Kang, who as sole director, has sole voting and investment power over the shares. Mr. Yi Kang does not have any economic interest in any shares of Ren Investment International Ltd.

GENERAL DESCRIPTION OF THE SECURITIES WE MAY OFFER

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $100,000,000 aggregate initial offering price of:

•	shares of our common stock;

•	debt securities, in one or more series;

•	warrants to purchase our debt or equity securities; or

•	any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

We may issue debt securities that are exchangeable for or convertible into shares of our common stock. When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities, as well as complete descriptions of the security or securities to be offered pursuant to the prospectus supplement. The summary descriptions of securities included in this prospectus are not meant to be complete descriptions of each security.

DESCRIPTION OF SHARE CAPITAL

Our charter authorizes us to issue up to 200,000,000 shares of common stock, par value $0.01 per share, 33,105,911 shares of which were issued and outstanding as at March 12, 2007.

Description of Common Stock

Voting rights. All shares of our common stock have equal voting rights and, when validly issued and outstanding, the holders of shares of our common stock are entitled to one vote for each share held on record on all matters to be voted on by stockholders.

Dividends. The holders of outstanding shares of our common stock are entitled to receive dividends, if any, out of assets legally available at such times and in such amounts as our board of directors may from time to time determine.

Preemptive, subscription, redemption and conversion rights. The holders of shares of our common stock have no preemptive, subscription or redemption rights, and there are no conversion provisions applicable to our common stock.

Liquidation. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive pro rata the assets of the company which are legally available for distribution to stockholders, unless there are outstanding shares of preferred stock with priority rights. Currently, we have no class of preferred stock authorized to be issued.

Warrants

Prior to the share exchange, Trident granted warrants to purchase up to 925,417 shares of our common stock which were assumed as a part of the share exchange transaction. Each warrant represents the right to receive one share of our common stock, at an exercise price of $3.00 per share for 484,452 common stock warrants and $2.50 per share for 440,965 common stock warrants. The warrants expire on July 1, 2009. The holders of these warrants, which include former directors and officers of Trident, were granted piggyback registration rights with respect to the underlying shares of common stock. All of these underlying shares were registered for resale under our registration statement on Form S-1, declared effective in February, 2005. As of December 31, 2006, 754,389 of the warrants issued as part of the share exchange transaction had been exercised.

On January 1, 2004, we entered into a financial advisory agreement with Broadband Capital Management LLC, or Broadband, in connection with the anticipated share exchange. As part of the financial advisory fee payable to Broadband upon consummation of the share exchange, we agreed to issue warrants to purchase up to 325,000 shares of our common stock to Broadband and certain of its affiliates. The holders of the Broadband warrants were granted piggyback registration rights with respect to the underlying shares of common stock. All of these underlying shares were registered for resale under our registration statement on Form S-1, declared effective in February 2005. As of December 31, 2006, all of the warrants issued to Broadband and certain of its affiliates had been exercised and all underlying shares sold.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify our directors and officers to the maximum extent required or permitted by Maryland law. Our bylaws permit us to indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether, civil, criminal, administrative or investigative, by reason of the fact that such person, at our request, is or was a director or officer of another corporation, against the liabilities, costs and expenses of every kind actually and reasonably incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, to the full extent required or permitted under applicable common or statutory law, state or federal. This indemnity is exclusive of other rights to which such person may be entitled.

Maryland Takeover Statute

Under Section 3-602 of the Maryland General Corporation Laws, which prevents an “interested shareholder”—defined, generally, as a person owning 15% or more of a corporation’s outstanding voting stock—from engaging in a “business combination” with a publicly held Maryland corporation for five years following the date such person became an interested shareholder, unless: (a) before such person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination; (b) upon consummation of the transaction that resulted in the interested shareholder’s becoming an interested shareholder, the interested shareholder owns at least 80% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to various exceptions; or (c) following the transaction in which such person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested shareholder. A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested shareholder. As a result, our principal shareholder and chief executive officer, Jeffrey Kang, who alone has the ability to control the outcome of all matters requiring shareholder approval, may engage in such business combinations without the protections of the Maryland takeover statute.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a new senior indenture. Subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are sometimes referred to in this prospectus as the indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

The forms of our senior and subordinated indentures are filed as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Comtech. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

Unless otherwise specified in a prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time at par or at a discount, and in the case of the new indentures, if any, in one or more series, with the same or various maturities. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities on which principal will be payable;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•

the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

•	the depository for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented;

•

to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•

if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•

the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable indenture if other than the entire principal amount; and

•

if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior indebtedness.

Unless otherwise specified in the applicable prospectus supplement, under the subordinated indenture, “senior indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

•

the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

•	all of our capital lease obligations or attributable debt (as defined in the indentures) in respect of sale and leaseback transactions;

•

all obligations representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors;

•

all of our obligations in respect of interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; other agreements or arrangements designed to manage interest rates or interest rate risk; and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, senior indebtedness does not include:

•

any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our obligations to our subsidiaries or of a subsidiary guarantor to us or any other of our other subsidiaries;

•	any liability for federal, state, local or other taxes owed or owing by us or any subsidiary guarantor,

•	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

•	any obligations with respect to any capital stock;

•

any indebtedness incurred in violation of the indenture, provided that indebtedness under our credit facilities will not cease to be senior indebtedness under this bullet point if the lenders of such indebtedness obtained an officer’s certificate as of the date of incurrence of such indebtedness to the effect that such indebtedness was permitted to be incurred by the indenture; and

•	any of our indebtedness in respect of the subordinated debt securities.

Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Comtech, whether voluntary or involuntary or in bankruptcy,

•	insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “events of default” under the indentures with respect to each series of debt securities:

•	we default for 30 consecutive days in the payment when due of interest on the debt securities;

•	we default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the debt securities;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of Comtech; or

•	any other event of default provided with respect to securities of that series.

Unless an accompanying prospectus supplement states otherwise, if an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for certain events of default relating to the payment of dividends) in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) certain events of default relating to the payment of dividends.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (1) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture, (2) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (3) the trustee shall not have instituted such action within 60 days of such request and (4) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series. We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we or, if applicable, any guarantor, have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except in all cases as otherwise provided in the relevant indenture) (“legal defeasance”) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee (1) if applicable, an officer’s certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (2) an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, unless an accompanying prospectus supplement states otherwise, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•

reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•

waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

•	make any debt security payable in money other than that stated in the debt securities;

•

make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

•	waive a redemption payment with respect to any debt security (except as otherwise provided in the applicable prospectus supplement);

•

except in connection with an offer by us to purchase all debt securities, (1) waive certain events of default relating to the payment of dividends or (2) amend certain covenants relating to the payment of dividends and the purchase or redemption of certain equity interests;

•	make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the rights of any holder; or

•	make any change in the preceding amendment and waiver provisions.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

•

we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

•	there has occurred and is continuing a default or event of default with respect to the debt securities.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws, except to the extent the Trust Indenture Act is applicable.

Trustee

The trustee or trustees under the indentures will be named in any applicable prospectus supplement.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased, if not United States dollars;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency, if not United States dollars, in which, this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock.

Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or occurrence.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depository arrangements relating to such units.

PLAN OF DISTRIBUTION

We and any selling stockholders may sell the securities described in this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any, and if required, any dealers or agents, and the amount of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities from us or the selling stockholders and the net proceeds to us or the selling stockholders from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

We or any selling stockholder may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	varying prices determined at the time of sale related to such prevailing market prices; or

•	negotiated prices.

The selling stockholders may also sell shares of our common stock under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If we or the selling stockholders use underwriters in the sale, the underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We or any selling stockholder may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we or any selling stockholder use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, the securities will be sold directly to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We or any selling stockholder may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we or any selling stockholder may pay the agent in the applicable prospectus supplement.

We or any selling stockholder may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We or the selling stockholder will describe the conditions to these contracts and the commissions we or the selling stockholder must pay for solicitation of these contracts in the applicable prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or the selling stockholders or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We or any selling stockholder may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In addition, we or any selling stockholder may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We or any selling stockholder may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for each of the five years in the period ended December 31, 2006.

	Year Ended December 31,
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges	—	39.11	32.89	55.95	45.47

LEGAL MATTERS

Certain legal matters as to United States federal and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the shares we are offering will be passed upon for us by Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C., Rockville, Maryland.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and for the year ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering our consolidated financial statements as of and for the year ended December 31, 2006, refers to the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, using the modified prospective method, representing a change in our method of accounting for stock-based compensation.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph which states that we acquired Viewtran Cayman (the “Acquired Company”) on December 15, 2006, and management excluded from its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2006 the Acquired Company’s internal control over financial reporting associated with total assets representing approximately 7% of total consolidated assets and less than 1% of our consolidated net sales as of and for the year ended December 31, 2006. Their audit of internal control over financial reporting excluded an evaluation of the internal control over financial reporting of the Acquired Company.

Our consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2004 and 2005 were audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company, the selling stockholders and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at Station Place, 100 F Street, N.E., Washington, DC 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available via the SEC’s website (www.sec.gov) or may be inspected at the offices of the Nasdaq Global Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

Comtech Group, Inc.

Room 1001, Tower C, Skyworth Building

High-Tech Industrial Park

Nanshan, Shenzhen 5180 PRC

011-86-755-2674-3210

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2006.

We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) until all the securities that may be offered under this prospectus are sold. The information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of the securities under this prospectus will update and supercede the information contained in this prospectus and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

You may obtain copies of these documents from us, free of charge, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

5,500,000 Shares

Comtech Group, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

April 23, 2007

LEHMAN BROTHERS

JEFFERIES & COMPANY

BEAR, STEARNS & CO. INC.

NEEDHAM & COMPANY, LLC

C.E. UNTERBERG, TOWBIN